Exhibit 10.1

Dated as of July 17, 2017

BRISTOW EQUIPMENT LEASING LTD.

as Borrower

PK AIRFINANCE S.À R.L.

as Agent

PK AIRFINANCE S.À R.L.

as Security Trustee

and

THE FINANCIAL INSTITUTIONS NAMED HEREIN

as Lenders

CREDIT AGREEMENT

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Schedules

Schedule I	-	Commitment
Schedule II	-	Conditions Precedent and Conditions Subsequent
Schedule III	-	Finance Parties
Schedule IV	-	Insurance Requirements
Exhibits
Exhibit A	-	Form of Notice of Borrowing
Exhibit B	-	Form of Loan Supplement
Exhibit C	-	Form of Assignment and Assumption Agreement
Exhibit D	-	Form of Administrative Questionnaire
Exhibit E	-	Form of Annual Report

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THIS CREDIT AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) is made and entered into as of July 17, 2017, by and among BRISTOW EQUIPMENT LEASING LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Borrower”), the several banks, other financial institutions and other lenders from time to time party hereto (the “Lenders” and each a “Lender”), PK AIRFINANCE S.À R.L., in its capacity as agent for the Lenders (the “Agent”), and PK AIRFINANCE S.À R.L., in its capacity as security trustee for the Lenders (the “Security Trustee”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested, and, subject to the terms and conditions hereof, the Agent, the Security Trustee and the Lenders have agreed, to extend a credit facility to the Borrower on the terms of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Agent and the Security Trustee, agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1. Definitions. In this Agreement, in addition to the terms defined herein, capitalised words and expressions shall have the respective meanings given to them in Part A of Appendix A hereto.

Section 1.2. Interpretation. The rules of interpretation set out in Part B of Appendix A hereto shall apply to this Agreement. The Schedules, Exhibits and Appendices to this Agreement form part of this Agreement.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENT

Section 2.1. The Facilities.

(a) Subject to and upon the terms and conditions herein set forth, the Lenders shall make available to the Borrower up to twenty four (24) Dollar denominated term loan facilities, each of which shall not exceed the relevant Loan Maximum and, in aggregate, shall not exceed the Total Commitments.

(b) The Borrower shall apply all amounts borrowed by it hereunder in and towards the financing and/or refinancing (as applicable) of the Borrower’s acquisition of the Aircraft and the payment of fees, costs and expenses payable by the Borrower hereunder and under the other Loan Documents in connection with the Borrowings hereunder.

(c) No Finance Party shall be bound to monitor or verify the application of any amount borrowed pursuant to this Agreement. Any failure by the Borrower to comply with clause (b) above shall not prejudice the rights of any of the Finance Parties under this Agreement or any other Loan Document.

Section 2.2. Finance Parties’ Rights and Obligations

(a) The obligations of each Finance Party under the Loan Documents are several. Failure by a Finance Party to perform its obligations under the Loan Documents does not affect the obligations of any other Party or any other Person under the Loan Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Loan Documents.

(b) The rights of each Finance Party under or in connection with the Loan Documents are separate and independent rights and any debt arising under the Loan Documents to a Finance Party from the Borrower shall be a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with clause (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Loan Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by the Borrower which relates to a Finance Party’s participation in a Facility or its role under a Loan Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by the Borrower.

(c) A Finance Party may, except as otherwise stated in the Loan Documents, separately protect and enforce its rights under or in connection with the Loan Documents.

Section 2.3. Requests for Borrowings.

(a) The Borrower may request a Borrowing by delivery to the Agent of a duly completed Notice of Borrowing not later than 11:00 a.m. (New York, New York time) at least three (3) Business Days (or such shorter period as is acceptable to the Agent) prior to the requested date of such Borrowing. The Borrower may request Borrowings in respect of multiple Facilities in a single Notice of Borrowing, but the Borrower may only request one (1) Borrowing under each Facility. No more than seven (7) Notices of Borrowing may be issued pursuant to this Agreement and there shall not be more than seven (7) Borrowing Dates under this Agreement.

(b) Each Notice of Borrowing shall be irrevocable and shall specify:

(i) each Facility to be utilised on the proposed Borrowing Date set forth therein (which, in the case of a Notice of Borrowing issued in respect of multiple Facilities, must be the same for each such Facility) and the principal amount of the Borrowing requested under each such Facility (which must not exceed the relevant Loan Maximum and must be in Dollars);

(ii) whether the Loan(s) requested therein shall accrue interest at a fixed or floating rate of interest;

(iii) the proposed Borrowing Date, which must be a Business Day which is or precedes the Commitment Termination Date and at least three (3) Business Days (or such shorter period as is acceptable to the Agent) after the date of such Notice of Borrowing;

(iv) the account(s) to which the proceeds of such Borrowing requested therein should be credited, which account(s) must be approved by the Agent in advance of the date of such Notice of Borrowing.

(c) The first Notice of Borrowing delivered pursuant to this Agreement must (i) be in respect of at least twelve (12) Facilities and (ii) request Borrowings, in aggregate, of no less than one hundred and thirty million Dollars ($130,000,000) on the proposed Borrowing Date specified therein. Notwithstanding Section 2.8 (Delayed Borrowings) below, no Lender shall have any obligation to fund any Borrowing requested in the first Notice of Borrowing issued hereunder unless it is satisfied that, assuming that no Lender fails to fund its Pro Rata Share thereof, Borrowings in respect of at least one hundred and thirty million Dollars ($130,000,000) and in respect of at least twelve (12) Facilities shall close simultaneously on the proposed Borrowing Date specified in such Notice of Borrowing.

Section 2.4. Funding of Borrowings.

(a) Upon receipt of a Notice of Borrowing in accordance with Section 2.3 (Requests for Borrowings), the Agent shall promptly notify each Lender of (i) the amount of each Loan requested in such Notice of Borrowing, (ii) the proposed Borrowing Date and (iii) the amount of such Lender’s Pro Rata Share of each Loan requested in such Notice of Borrowing.

(b) Subject to Section 2.3(c), if the conditions set out in this Agreement have been met in relation to the Borrowing of a Loan (i) each Lender shall make its Pro Rata Share of such Loan available on the proposed Borrowing Date therefor by wire transfer in immediately available funds by 10:00 a.m. (New York, New York time) to the Agent at the Agent’s Account and (ii) the Agent will make such Loan available to the Borrower by promptly crediting the amounts received by the Agent, by the close of business on the proposed Borrowing Date therefor, to the account(s) specified in the relevant Notice of Borrowing.

Section 2.5. Commitment Termination Date. For each Loan, on the earliest of (i) the Commitment Termination Date in respect of such Loan and (ii) the Business Day immediately following the seventh (7th) Borrowing Date, to the extent not drawn down, the respective remaining outstanding Commitments of the Lenders in respect of such Loan shall be reduced to zero, and no Lender shall have any obligation to fund an amount in respect of its Commitment in respect of such Loan hereunder after such date.

Section 2.6. Tranching of Loans. The Agent (acting on the instructions of all of the Lenders) may, at any time, divide a Loan (or any portion thereof) into two or more separate tranches and/or change the terms under this Agreement and/or the Intercreditor Agreement relating to the priority of payments amongst the Lenders and/or the split of the Applicable Margin in respect of any Loan or Loans (or any reallocation of the Applicable Margin to fee), provided that the relevant aggregate Loan amounts, the Applicable Margin and/or any applicable fees are not thereby increased or changed and the amount of, or timing of, the relevant payments due from the Borrower under this Agreement and the other Loan Documents are not thereby increased or changed and the position of the Borrower under the Loan Documents (including with respect to the Borrower’s ability to obtain Required Lender consents) is not otherwise adversely affected. The Agent shall notify the Borrower of any alterations made pursuant to this

Section 2.6 (Tranching of Loans). In the event that any amendments are required to the Loan Documents as a result of the exercise of rights under this Section 2.6 (Tranching of Loans), such amendments shall be subject to the Borrower’s consent.

Section 2.7. Loan Supplement.

(a) Upon receipt of a Notice of Borrowing in accordance with the provisions of this Agreement and, if applicable, the finalization of the interest rate for the Loan(s) requested therein in accordance with Section 5.2 (Establishment of Fixed Rate), the Agent shall (in consultation with the Borrower) prepare a Loan Supplement for each such Loan and shall procure that an execution version of each such Loan Supplement is circulated to the Borrower, the Guarantor and each of the Finance Parties no later than one (1) Business Day prior to the Borrowing Date for such Loans.

(b) The Agent, the Guarantor and the Borrower shall execute each Loan Supplement in respect of a Loan on or prior to the Borrowing Date in respect of such Loan, and each Lender and the Security Trustee hereby authorises the Agent to execute each such Loan Supplement on its behalf.

(c) Each Loan Supplement shall be prepared on the basis that each Loan will amortise from the date falling six (6) months after the Borrowing Date in respect of such Loan on an annuity style amortisation profile (with the interest component calculated by reference to, in the case of a Fixed Rate Loan, the interest rate agreed for such Loan in accordance with Section 5.2 (Establishment of Fixed Rate) (which agreed interest rate shall be specified in such Loan Supplement) and, in the case of a Floating Rate Loan, a deemed interest rate of 6.25% per annum) to the relevant Balloon Amount, which Balloon Amount shall be due and payable on the Final Repayment Date for such Loan.

(d) If any partial prepayment of any Loan is made pursuant to Section 4.5 (Voluntary Prepayments), the Agent shall in consultation with the Borrower and the Guarantor prepare a revised repayment schedule in respect of the relevant Loan calculated on the same basis as the most recently prepared schedule for such Loan but taking into account the relevant partial prepayment and its required manner of application pursuant hereto.

(e) In relation to any revised repayment schedule in respect of a Loan prepared by the Agent pursuant to clause (d) above the Agent shall promptly send a copy of such revised repayment schedule to the Borrower, the Guarantor and each of the Finance Parties. Upon receipt of the same the existing repayment schedule for such Loan shall be treated as being null and void and the substitute repayment schedule shall take effect as the repayment schedule for such Loan from the next relevant Repayment Date and all payments hereunder in respect of such Loan shall thereafter be made in accordance therewith (and not, for the avoidance of doubt, in accordance with any previously applicable repayment schedule).

(a) Each Loan Supplement shall be supplemental to, and form part of, this Agreement.

Section 2.8. Delayed Borrowings.

(a) If, following the giving of a Notice of Borrowing, any Borrowing requested therein does not occur on the proposed Borrowing Date specified in such Notice of Borrowing (the “Expected Borrowing Date”) for any reason and the Agent is of the opinion that the conditions to such Borrowing or Borrowings, as the case may be, set forth in this Agreement will be satisfied and such Borrowing or Borrowings, as the case may be, will take place on or before the earlier to occur of (i) the date falling five (5) Business Days after the Expected Borrowing Date and (ii) the Commitment Termination Date, subject to clauses (b) and (c) below, any funds received by the Agent from the Lenders pursuant to Section 2.4 (Funding of Borrowings) shall not be returned to the Lenders on the relevant Expected Borrowing Date but shall be held by the Agent, and any Notional Swap or other funding arrangement entered into by the Agent or any Lender in connection with such Borrowing or Borrowings, as the case may be, shall be maintained. Each of the Agent and the Borrower acknowledges and agrees that such funds shall be held in escrow by the Agent in accordance with this clause (a) and the Borrower shall have no interest in or entitlement to such funds.

(b) If clause (a) above applies and the conditions set forth in this Agreement to the relevant Borrowing or Borrowings, as the case may be, are satisfied by the earlier of (i) the date falling five (5) Business Days after the Expected Borrowing Date and (ii) the Commitment Termination Date:

(i) on the date on which such conditions are satisfied, the Agent shall advance the amount of the relevant Loan or Loans, as the case may be, to the Borrower in accordance with this Agreement; and

(ii) for the purposes of determining each Interest Period for the relevant Loan or Loans, as the case may be, the Borrowing of such Loan or Loans will be deemed to have occurred on the Expected Borrowing Date for such Loan or Loans, as the case may be, and the Borrower shall repay such Loan or Loans, as the case may be, and pay interest in respect thereof accordingly.

(c) If clause (a) above applies but the relevant Borrowing or Borrowings, as the case may be, do not occur by the earlier of (i) the date falling five (5) Business Days after the Expected Borrowing Date and (ii) the Commitment Termination Date (or, if earlier, the date on which the Borrower notifies the Agent that such Borrowing or Borrowings, as the case may be, will not occur on or prior to the Commitment Termination Date or such earlier date):

(i) the relevant Loan or Loans, as the case may be, shall not be advanced to the Borrower; and

(ii) on the earlier to occur of (x) the date falling five (5) Business Days after the Expected Borrowing Date and (y) the Commitment Termination Date (or, if earlier, the date on which the Borrower notifies the Agent that such Borrowing or Borrowings, as the case may be, will not occur on or prior to the Commitment Termination Date or such earlier date) (the “Return Date”):

(A) the Agent shall return any amounts received from each Lender pursuant to Section 2.4 (Funding of Borrowings) to such Lender, together with (x) such Lender’s pro rata share of the interest paid by or on behalf of the Borrower pursuant to subsection (ii)(B)(1) below and (y) such Lender’s break funding costs paid by or on behalf of the Borrower pursuant to clause (ii)(B)(2) below; and

(B) the Borrower shall pay to the Agent (on behalf of the Lenders) an amount equal to:

(1) interest on the amounts deposited by the Lenders with the Agent pursuant to Section 2.4 (Funding of Borrowings) for the period from (and including) the Expected Borrowing Date to the Return Date, at the rate per annum determined by the Agent to be the rate which would have applied if those amounts had constituted a Loan made on the Expected Borrowing Date;

(2) any amounts due and payable pursuant to Section 6.6 (Funding Indemnity and Other Losses); and

(3) without duplication of the foregoing, any other Losses incurred by the Lenders as a result of such Lenders (A) funding, or making arrangements to fund, its participation in the relevant Borrowing or Borrowings, as the case may be, and/or (B) entering into, or making arrangements to enter into, a Notional Swap in respect of the relevant Borrowing or Borrowings, as the case may be.

Section 2.9. Defaulting Lender

(a) The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving ten (10) Business Days’ prior written notice to the Agent and such Lender replace such Lender by requiring such Lender to (and, to the extent permitted by applicable law such Lender shall) transfer pursuant to Section 11.4(b) all (and not part only) of its rights and obligations under this Agreement and the other Loan Documents to another Lender or a bank, financial institution or other entity (a “Replacement Lender”) selected by the Borrower which is acceptable to the Agent and which has confirmed its willingness to assume and does assume all of the obligations, or all of the relevant obligations, of the transferring Lender in accordance with Section 11.4(b) for a purchase price in cash payable at the time of transfer which is either:

(i) in an amount equal to the outstanding principal amount of such Lender’s participation in all of the outstanding Loans, all accrued interest thereon and all Break Costs, Swap Breakage Costs and other amounts payable in relation thereto under this Agreement and the other Loan Documents; or

(ii) in an amount agreed between such Lender, the Replacement Lender and the Borrower.

(b) Any transfer of rights and obligations of a Defaulting Lender pursuant to this Section 2.9 (Defaulting Lender) shall be subject to the following conditions:

(i) the Borrower shall not have any right to replace the Agent;

(ii) neither the Agent nor the relevant Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii) the transfer must take place no later than ten (10) Business Days after the notice referred to in clause (a) above;

(iv) in no event shall the relevant Defaulting Lender be required to pay or surrender to the relevant Replacement Lender any of the fees received by such Defaulting Lender pursuant to the Loan Documents; and

(v) the relevant Defaulting Lender shall only be obliged to transfer its rights and obligations under this Agreement and the other Loan Documents pursuant to clause (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to the relevant Replacement Lender.

(c) At any time a Lender has become and continues to be a Defaulting Lender, commitment fees described in any applicable Fee Letter shall cease to accrue on the unfunded portion of such Lender’s Commitment.

ARTICLE III

CONDITIONS PRECEDENT TO EFFECTIVENESS AND FUNDING

OF THE LOANS

Section 3.1. Conditions to delivery of a Notice of Borrowing. A Notice of Borrowing may not be issued under this Agreement, and this Agreement shall not become effective, until the date on which the Agent (or its counsel) shall have received the conditions precedent set forth in Part A (Conditions Precedent to Effectiveness) of Schedule II (Conditions Precedent and Conditions Subsequent) hereto in form and substance reasonably satisfactory to the Agent (unless deferred or waived in accordance with Section 3.5 (Waiver)).

Section 3.2. Conditions to each Borrowing. The obligations of each Lender to fund its Commitment in respect of a Borrowing on the Borrowing Date in respect of such Borrowing shall be conditioned on the following (unless deferred or waived in accordance with Section 3.3 (PBH Agreements) and/or Section 3.5 (Waiver)):

(a) on or prior to the relevant Borrowing Date, the Agent shall have received (i) the conditions precedent set forth in Part C (Conditions Precedent to each Borrowing) of Schedule II (Conditions Precedent and Conditions Subsequent) hereto in relation to the relevant Aircraft and (ii) in the case of each Borrowing on the initial Borrowing Date, the conditions precedent set forth in Part B (Conditions Precedent to the Initial Borrowing) of Schedule II (Conditions Precedent and Conditions Subsequent) hereto, in each case, in form and substance reasonably satisfactory to the Agent;

(b) on the relevant Borrowing Date, no event or circumstance shall have occurred and be continuing which the Lenders (acting reasonably) determine constitutes a material adverse change in the (i) financial or operational condition of the Guarantor and its Subsidiaries (taken as a whole) or (ii) in the value of the relevant Aircraft and the other relevant Collateral (taken as a whole), in each case, by comparison to the situation (including the value of the relevant Aircraft and the other relevant Collateral) on February 2, 2017, provided that if any such event or circumstance occurs, the Agent shall notify the Borrower promptly, giving particulars of the relevant event or circumstance, and shall consult with the Borrower for a period of up to fourteen (14) days in good faith with a view to agreeing if there is a mutually acceptable basis on which the relevant Loans(s) may be advanced hereunder on or as near as possible to the proposed Borrowing Date, (but the relevant Loans(s) shall not be made available hereunder unless and until such mutually acceptable basis is agreed);

(c) on the relevant Borrowing Date, no event or circumstance shall have occurred and be continuing which constitutes a material disruption or a material adverse event in relation to the international or any relevant domestic syndicated loan, debt, bank, capital or equity markets that would prevent or materially constrain the Lenders from raising funds for the relevant Loan(s) on terms which preserve the same economic terms for the Lenders as they had anticipated receiving as at the date of this Agreement, provided that, if any such event or circumstance occurs, the Agent shall notify the Borrower promptly, giving particulars of the relevant event or circumstance, and shall consult with the Borrower for a period of up to fourteen (14) days in good faith with a view to agreeing if there is a mutually acceptable basis on which the relevant Loan(s) may be advanced hereunder on or as near as possible to the proposed Borrowing Date (but the Loans shall not be made hereunder unless and until such mutually acceptable basis is agreed (which may, subject to agreement of all of the Lenders, include an agreement to extend the scheduled Commitment Termination Date) or the affected Lenders give notice to the Borrower and the Agent on or prior to the Commitment Termination Date that the relevant material disruption or material adverse event has ceased); and

(d) on the relevant Borrowing Date, the Agent shall be satisfied that no Obligor, nor any Affiliate of any Obligor (including any trust in respect of which any Obligor or any Affiliate of any Obligor is the beneficiary thereunder), has any amount outstanding under any Other PK Agreement, any MAG Lease or any Other MAG Lease, provided that this clause (d) shall only apply in respect of outstanding amounts that the Agent has notified the Borrower in writing are outstanding not later than five (5) Business Days prior to the relevant Borrowing Date.

Section 3.3. PBH Agreements.

(a) To the extent that any PBH Agreement or PBH Tripartite Agreement in respect of any Airframe, MAG Airframe, Other MAG Airframe, Engine, MAG Engine or Other MAG Engine (excluding any EC225 Airframe and the MAG Engines and/or Other MAG Engines related thereto) has not been entered by the parties thereto in form and substance satisfactory to the applicable Secured Parties by the date on which the condition precedent in respect of such PBH Agreement or PBH Tripartite Agreement is required to be satisfied pursuant to Section 3.2 (Conditions to each Borrowing) (a “PBH Agreement Failure”), the Agent agrees that, provided that the Borrower procures that the following amounts are paid into the Borrower

Account (which shall be pledged in favour of the Security Trustee pursuant to the Borrower Account Pledge) on or prior to the initial Borrowing Date and the other conditions precedent to the advance of the Loans requested in the relevant Notice of Borrowing are satisfied, it shall waive such PBH Agreement Failure:

(i) in the case of each Airframe which is a S92 Airframe in respect of which a PBH Agreement Failure has occurred, two million five hundred and fifty thousand Dollars ($2,550,000) for each such S92 Airframe;

(ii) in the case of each Engine in relation to an Airframe which is a S92 Airframe in respect of which a PBH Agreement Failure has occurred, six hundred thousand Dollars ($600,000) for each such Engine;

(iii) in the case of each Airframe which is an AW139 Airframe in respect of which a PBH Agreement Failure has occurred, one million Dollars ($1,000,000) for each such AW139 Airframe;

(iv) in the case of each Airframe which is a S76 Airframe in respect of which a PBH Agreement Failure has occurred, one million Dollars ($1,000,000) for each such S76 Airframe; and

(v) in the case of each Engine in relation to an Airframe which is (x) an AW139 Airframe or (y) a S76 Airframe, in each case, in respect of which a PBH Agreement Failure has occurred, five hundred thousand Dollars ($500,000) for each such Engine, provided that, if, as of the initial Borrowing Date, executed copies of PBH Agreements and PBH Tripartite Agreements have been provided to the Agent in form and substance satisfactory to the Agent in relation to each of the S92 Airframes and each of the GE Engines associated with each of the S92 Airframes (which, in the case of the PBH Agreements, may be redacted if required by the relevant Manufacturer and/or Engine Manufacturer and may have any commercially sensitive economic terms or conditions therein redacted at the election of the Borrower):

(A) the obligation to provide PBH Agreements and PBH Tripartite Agreements in respect of the AW139 Airframes, the S76 Airframes and the PWC Engines associated with the AW139 Airframes and the S76 Airframes (to the extent not already provided) shall be deferred to the PBH Extension Date; and

(B) there shall be no obligation to pay any amount into the Borrower Account in accordance with this Section 3.3 (PBH Agreements) in respect of any such AW139 Airframe, S76 Airframe or PWC Engine in respect of which a PBH Agreement Failure has occurred, unless, by the PBH Extension Date, PBH Agreements and PBH Tripartite Agreements have not been provided to the Agent in form and substance reasonably satisfactory to the Agent (i) in respect of the AW139 Airframes, in which case the Borrower shall procure that an amount based on each Airframe which is an AW139 Airframe and calculated in accordance with Section 3.3(a)(iii) is paid into the Borrower Account on the PBH Extension Date, (ii) in respect of the S76 Airframes, in which case the Borrower shall procure that an amount based on each Airframe which is a S76 Airframe and calculated in accordance with Section 3.3(a)(iii) is paid into the Borrower Account on the PBH Extension Date and (iii) in

respect of the PWC Engines, in which case the Borrower shall procure that an amount based on each Engine in relation to an Airframe which is an AW139 Airframe and each Engine in relation to an Airframe which is a S76 Airframe and calculated in accordance with Section 3.3(a)(v) is paid into the Borrower Account on the PBH Extension Date.

(b) Upon the date on which both a PBH Agreement and a PBH Tripartite Agreement have been entered into in respect of an airframe or engine type in relation to which any amount has been deposited into the Borrower Account in accordance with this Section 3.3 (PBH Agreements), provided that:

(i) such PBH Agreement and PBH Tripartite Agreement is in form and substance reasonably satisfactory to the Agent (provided that such PBH Agreement may be redacted if required by the relevant Manufacturer and/or Engine Manufacturer and may have any commercially sensitive economic terms or conditions therein redacted at the election of the Borrower);

(ii) such PBH Agreement and PBH Tripartite Agreement covers each airframe or engine, as the case may be, of the same type which is subject to the Loan Documents, the MAG Leases and/or the Other MAG Leases; and

(iii) no Relevant Default has occurred which is continuing;

the Security Trustee shall direct the relevant account bank to release to the Borrower (or as the Borrower may direct) an amount equal to the amount then held in the Borrower Account in respect of the relevant airframe or engine type in accordance with this Section 3.3 (PBH Agreements) and the Borrower Account Pledge.

Section 3.4. Conditions Subsequent. In respect of each Borrowing, the Borrower shall provide the conditions subsequent set forth in Part D (Conditions Subsequent to each Borrowing) of Schedule II (Conditions Precedent and Conditions Subsequent) hereto in relation to the relevant Aircraft to the Agent in form and substance reasonably satisfactory to the Agent within the time period specified therein (unless waived or deferred in accordance with Section 3.5 (Waiver)) in relation to such conditions subsequent.

Section 3.5. Waiver. The conditions precedent set forth in Section 3.1 (Conditions to delivery of a Notice of Borrowing), Section 3.2 (Conditions to each Borrowing) and Section 3.3 (PBH Agreements) and the conditions subsequent set forth in Section 3.4 (Conditions Subsequent) are for the benefit of the Finance Parties and may be waived or deferred by the Agent (acting on the instructions of all of the Lenders) in whole or in part and with or without conditions.

Section 3.6. Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents referred to in this Article III (Conditions Precedent to the Effectiveness and Funding of the Loans), unless otherwise specified, shall be delivered to the Agent (or its counsel) for the account of each of the Lenders in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory in all respects to the Agent.

Section 3.7. Satisfaction of Conditions. In the event that, on or before the last day of the Availability Period no Borrowing has taken place hereunder, this Agreement shall terminate without further force and effect, but without prejudice to any obligations of the Borrower in respect of payments for fees and expenses under this Agreement and each Fee Letter, and, in the event a Notice of Borrowing has been issued in accordance with Section 2.3 (Requests for Borrowings) hereof, any amounts due and payable pursuant to Section 2.8 (Delayed Borrowings) and/or Section 6.6 (Funding Indemnity and Other Losses) hereof, in each case, to the extent applicable and incurred prior to the date of such termination.

ARTICLE IV

REPAYMENT AND PREPAYMENT

Section 4.1. Repayment of the Loans.

(a) The Borrower shall repay each Loan in consecutive installments on each Repayment Date for such Loan in the amounts set out opposite such Repayment Date in the repayment schedule set out in the Loan Supplement for such Loan or in any revised repayment schedule for such Loan prepared in accordance with Section 2.7 (Loan Supplement).

(b) The outstanding principal amount of each Loan shall be due and payable (together with accrued and unpaid interest thereon) on the Final Repayment Date for such Loan.

(c) Each Lender shall be entitled to receive its Pro Rata Share of each amount payable by the Borrower pursuant to clauses (a) and (b) above.

(d) The Borrower may not re-borrow any part of a Loan which is repaid.

Section 4.2. Evidence of Financial Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Financial Indebtedness of the Borrower to such Lender resulting from such Lender’s Pro Rata Share of the Loans made to the Borrower pursuant to this Agreement, including the amounts of principal and interest payable thereon and paid to such Lender by the Borrower from time to time under this Agreement.

(b) The Agent shall maintain in accordance with its usual practice appropriate records in which shall be recorded (i) each Lender’s Pro Rata Share of each Loan, (ii) the date and amount of each payment of principal or interest due and payable or expected to become due and payable by the Borrower to the Lenders hereunder in respect of such Loan and (iii) the date and amount of any sum received by the Agent hereunder from or on behalf of the Borrower (including the net proceeds from any sale of the Collateral or any part thereof) in respect of each Loan and each Lender’s Pro Rata Share thereof.

(c) The entries made in the records of the Lenders and the Agent maintained in accordance with clauses (a) and (b) above shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded, provided that the failure or delay of any Lender or the Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) in accordance with the terms of this Agreement.

(d) At the request of any Lender at any time, the Borrower agrees that it will execute and deliver to such Lender a promissory note in respect of each Loan, payable to such Lender.

Section 4.3. Illegality. If it becomes unlawful, or it is reasonably expected that it will become unlawful, in any applicable jurisdiction for any Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain all or any part of its Commitment or all or any part of its interest in any Loan:

(i) that Lender shall promptly notify the Agent upon becoming aware of that circumstance, and upon such notification, the Agent will promptly notify the Borrower;

(ii) upon the Agent notifying the Borrower of the same, that Lender will have no obligation to participate in any Borrowings pending compliance with Section 10.1 (General Mitigation) of the Intercreditor Agreement and, if no agreement is reached pursuant to that Section, the Commitment of that Lender will be immediately cancelled; and

(iii) subject to compliance with the requirements of Section 10.1 (General Mitigation) of the Intercreditor Agreement, and to the implementation of any mitigation strategy agreed pursuant to that Section, (A) that Lender’s Pro Rata Share of the Loans will be immediately cancelled, (B) the Borrower shall repay that Lender’s Pro Rata Share of the outstanding Loans (without regard to the provisions of Section 4.5 (Voluntary Prepayments) and without any requirement to pay any Prepayment Fee in connection with such prepayment but subject to payment of unpaid, accrued interest thereon, any amounts due and payable pursuant to Section 6.7 (Swap Breakage Costs) and Section 6.8 (Break Costs) and any other amounts then due and payable by the Borrower to the Secured Parties pursuant to this Agreement, the other Loan Documents and the Borrower Guarantee and Indemnity) on the earliest of (x) for each Loan, the last day of the Interest Period for such Loan occurring after the Agent notified the Borrower in accordance with subsection (ii) above, (y) the date specified by that Lender in the notice delivered to the Borrower (which may not be more than five (5) Business Days before the last day on which that Lender can lawfully perform its obligations under this Agreement and/or maintain its participation in the Loans) and (z) the last day on which that Lender can lawfully perform its obligations under this Agreement and/or maintain its participation in the Loans.

Section 4.4. Voluntary Cancellation of Commitments.

(a) The Borrower may, if it gives the Agent not less than five (5) Business Days’ (or such shorter period as the Agent may agree) prior notice, cancel the whole or any part of the outstanding and available Total Commitments or the outstanding and available Commitments for any Aircraft.

(b) If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst such Lender continues to be a Defaulting Lender, if it gives the Agent not less than five (5) Business Days’ (or such shorter period as the Agent may agree) prior notice, cancel the whole or any part of the outstanding Available Commitments of that Lender.

Section 4.5. Voluntary Prepayments.

(a) The Borrower shall have the right to prepay each Loan, in whole or in part, by giving written notice to the Agent no later than 12:00 p.m. noon (New York, New York time) not less than five (5) Business Days (or such shorter period as the Agent may agree) prior to any such prepayment, provided that, subject to Section 4.6 (Right of repayment in relation to a single Lender), Section 4.8 (Restructuring Event), Section 4.9 (Final Disposition) and Section 4.13(b), no voluntary prepayment of a Loan shall be permitted prior to June 30, 2019. Any voluntary partial prepayment of a Loan pursuant to this Section 4.5 (Voluntary Prepayments) must be in a minimum amount of one million Dollars ($1,000,000) and integral multiples of five hundred thousand Dollars ($500,000).

(b) Any voluntary partial prepayment of a Loan pursuant to this Section 4.5 (Voluntary Prepayments) shall be applied in reducing the remaining repayment installments for such Loan to be made pursuant to Section 4.1 (Repayment of the Loans) in inverse chronological order.

Section 4.6. Right of prepayment and replacement in relation to a single Lender.

(a) If:

(i) any sum payable to any Lender is required to be increased under Section 6.4(a) by more than ten per cent (10%);

(ii) any Lender claims indemnification from the Borrower under Section 6.4(c) or Section 6.3 (Increased costs); or

(iii) a Market Disruption Event occurs and the Agent and the Borrower are unable to agree on a substitute basis for determining the rate of interest in respect of any affected Floating Rate Loan in accordance with Section 5.9 (Alternative basis of interest or funding), subject to Section 10.1 (General Mitigation) of the Intercreditor Agreement, the Borrower may, whilst the circumstance giving rise to the requirement or indemnification or Market Disruption Event continues, (x) give the Agent at least five (5) Business Days’ notice, or such shorter period as the affected Lender or Lenders, as the case may be, may agree (which notice shall be irrevocable once given) of its intention to procure (A) in the case of (i) and (ii) above, the repayment of the affected Lender’s or Lenders’, as the case may be, participation in the Loans or (B) in the case of (iii) above, the repayment of the affected Lender’s or Lenders’, as the case may be, participation in the affected Floating Rate Loans or (y) by giving ten (10) Business Days’ prior written notice to the Agent and the affected Lender or Lenders, as the case may be, replace such affected Lender or Lenders, as the case may be, in the manner provided in Section 2.9(a), and subject to the limitations and conditions contained in Section 2.9(b), as if such affected Lender or Lenders, as the case may be, were each a Defaulting Lender.

(b) If there are three (3) or more Lenders and any single Lender (a “Declining Lender”) declines to consent to a modification or waiver of the terms of this Agreement or any other Loan Document requested by the Borrower to which each of the other Lenders has consented and, as result, such request for consent is refused, subject to Section 10.1 (General Mitigation) of the Intercreditor Agreement, the Borrower may (i) by giving ten (10) Business Day’s prior written notice to the Agent and the relevant Declining Lender, replace such Declining Lender in the manner provided in Section 2.9(a), and subject to the limitations and conditions contained in Section 2.9(b), as if such Declining Lender were a Defaulting Lender and (ii) if the Borrower is unable after using reasonable efforts to replace such Declining Lender in accordance with the foregoing clause (i) within thirty (30) days and the relevant Declining Lender is still refusing its consent to the relevant request, give the Agent at least five (5) Business Days’ notice, or such shorter period as the relevant Declining Lender may agree (which notice shall be irrevocable once given) of its intention to repay the relevant Declining Lender’s participation in the Loans.

(c) The Borrower shall:

(i) in the case of subsections (a)(i) and (ii) and (b) above, for each Loan, on the last day of the Interest Period for such Loan during which any notice issued by the Borrower under such clauses becomes effective, repay, without penalty or payment of any Prepayment Fee, the affected Lender’s or Lenders’, as the case may be, participation in such Loan; and

(ii) in the case of subsection (a)(iii) above, for each affected Floating Rate Loan, on the last day of the Interest Period for such Floating Rate Loan during which any notice issued by the Borrower’s under such clause becomes effective, repay, without penalty or payment of any Prepayment Fee, the affected Lender’s or Lenders’, as the case may be, participation in such affected Floating Rate Loan.

Section 4.7. Mandatory Prepayments.

(a) A Mandatory Prepayment Event shall occur if (each, a “Mandatory Prepayment Event”):

(i) any Lease Agreement, or the leasing of any Aircraft under any Lease Agreement, terminates for any reason (other than in connection with the replacement of (x) an Aircraft with a Replacement Aircraft in accordance with Section 4.12 (Aircraft Substitution) or (y) a Lease Agreement with another Lease Agreement as permitted by Section 8.26 (Leasing of Aircraft);

(ii) a Total Loss of an Aircraft occurs;

(iii) subject to Section 10.1 (General Mitigation) of the Intercreditor Agreement (unless the circumstances specified in this subsection (iii) give rise, in the reasonable opinion of the Agent, to the material risk that the affected Aircraft will be detained, seized or forfeited, in which case Section 10.1 (General Mitigation) of the Intercreditor Agreement shall not apply), as a result of a Change in Law it becomes or it will become unlawful for any Obligor to perform or observe any of its material obligations under any of the provisions of the Loan Documents or the Borrower Guarantee and Indemnity, or any material obligation of any Obligor thereunder ceases to be legally valid and binding;

(iv) subject to Section 10.1 (General Mitigation) of the Intercreditor Agreement (unless the relevant circumstances give rise, in the reasonable opinion of the Agent, to the material risk that the affected Aircraft will be detained, seized or forfeited, in which case Section 10.1 (General Mitigation) of the Intercreditor Agreement shall not apply), as a result of a Change in Law, any of the Security Documents cease, or will cease, to constitute an enforceable first priority Lien (subject to any Permitted Liens) over the moneys and assets expressed to be assigned, mortgaged, charged, pledged or over which security is otherwise created or intended to be created thereby, in each case, free and clear of any other Lien (other than any Permitted Liens);

(v) subject to Section 10.1 (General Mitigation) of the Intercreditor Agreement, the Borrower becomes subject to an obligation to guarantee or provide security to any Person in respect of any Financial Indebtedness of any member of the Bristow Group (other than, under the terms of this Agreement and the other Transaction Documents, pursuant to the Borrower Guarantee and Indemnity);

(vi) subject to Section 10.1 (General Mitigation) of the Intercreditor Agreement, any member of the Bristow Group amends any of (x) the Bristow 2010 Senior Secured Loan Facility, (y) the Bristow 2012 Notes or (z) the Bristow 2015 Term Loan Facility and such amendment (1) materially adversely affects the rights of the Secured Parties in any Collateral under this Agreement, any other Loan Document, the Borrower Guarantee and Indemnity or any other MAG Lease Restructuring Document, (2) materially adversely affects the Borrower Guarantee and Indemnity or (3) would result in any provision of this Agreement, any other Loan Document, the Borrower Guarantee and Indemnity or any other MAG Lease Restructuring Document not being permitted under the terms of the Bristow 2010 Senior Secured Loan Facility, the Bristow 2012 Notes or the Bristow 2015 Term Loan Facility;

(vii) subject to Section 10.1 (General Mitigation) of the Intercreditor Agreement, any member of the Bristow Group enters into any credit agreement, note facility or other contract for Financial Indebtedness which include restrictive covenants which (1) materially adversely affect the rights of the Secured Parties in any Collateral under this Agreement, any other Loan Document, the Borrower Guarantee and Indemnity or any other MAG Lease Restructuring Document, (2) materially adversely affect the Borrower Guarantee and Indemnity or (3) would not permit any provision of this Agreement, any other Loan Document, the Borrower Guarantee and Indemnity or any other MAG Lease Restructuring Document;

(viii) subject to Section 10.1 (General Mitigation) of the Intercreditor Agreement, the Borrower enters into (x) a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of substantially all of its assets or (y) any amalgamation, demerger, merger, consolidation or corporate reconstruction, in each case, other than (1) with the prior written consent of the Agent or (2) a Redomestication of the Borrower in connection with the restructuring of the transactions contemplated by this Agreement and the other Loan Documents to remedy a Restructuring Event in accordance with the mitigation process pursuant to Section 10.2 (Restructuring Event) of the Intercreditor Agreement.

(b) At any time following the occurrence of a Mandatory Prepayment Event that is continuing, following completion of any applicable mitigation process pursuant to Section 10.1 (General Mitigation) of the Intercreditor Agreement, and except to the extent that the circumstances giving rise to such Mandatory Prepayment Event are remedied or waived as a result of such mitigation process:

(i) the Agent (acting on the instructions of the Required Lenders) may by written notice to the Borrower cancel the Facility relating to the Aircraft that is affected by the Mandatory Prepayment Event;

(ii) in the case of the Mandatory Prepayment Event described in subsection (a)(i) above, on the date such event occurs, the Loan relating to the relevant Aircraft shall become immediately due and payable by the Borrower, together with accrued unpaid interest thereon, any amounts due and payable pursuant to Section 6.7 (Swap Breakage Costs) and Section 6.8 (Break Costs), any relevant Prepayment Fee and any other amounts then due and payable by the Borrower to the Secured Parties pursuant to this Agreement, the other Loan Documents and the Borrower Guarantee and Indemnity;

(iii) in the case of the Mandatory Prepayment Event described in clause (a)(ii) above, subject to the right of the Borrower to substitute the Aircraft in respect of which the relevant Total Loss has occurred with a Replacement Aircraft pursuant to Section 4.12 (Aircraft Substitution), on:

(A) the earliest of:

(1) three (3) Business Days after the date on which the insurance proceeds in respect of the relevant Total Loss have been paid by the Insurers;

(2) three (3) Business Days after the date on which full payment is made to and received by the Borrower of all sums (if any) due from the Lessee to the Borrower under the relevant Lease Agreement and the other relevant Lease Documents in respect of the Aircraft in respect of which the relevant Total Loss has occurred and the Lessee has fully complied with all of its other obligations under the relevant Lease Agreement and the other relevant Lease Documents in respect of such Aircraft (other than such obligations the performance of which are rendered impossible as a result of the occurrence of such Total Loss); and

(3) the first Repayment Date falling more than ninety (90) days after the date on which the relevant Total Loss occurred; or

(B) if, in connection with the relevant Total Loss, the Borrower has elected in an Aircraft Substitution Notice to effect an Aircraft Delayed Substitution and such Aircraft Delayed Substitution does not take place prior to the relevant Aircraft Delayed Substitution Deadline, such Aircraft Delayed Substitution Deadline (or such earlier date as the Borrower notifies the Security Trustee and the Agent in accordance with Section 4.12 (Aircraft Substitution) that it does not intend to proceed with the relevant Aircraft Delayed Substitution), the Loan relating to the relevant Aircraft shall become immediately due and payable by the Borrower, whereupon the Borrower shall pay to the Agent the outstanding principal amount of such Loan (or, to the extent that insurance proceeds in respect of the relevant Total Loss have been paid directly to the Security Trustee, the balance of such Loan remaining after application of the relevant insurance proceeds by the Security Trustee), together with accrued unpaid interest thereon, any amounts due and payable pursuant to Section 6.7 (Swap Breakage Costs) and Section 6.8 (Break Costs) and any other amounts then due and payable by the Borrower to the Secured Parties pursuant to this Agreement, the other Loan Documents and the Borrower Guarantee and Indemnity (but without any Prepayment Fee) (it being understood, for the avoidance of doubt, that the Agent shall not be entitled to duplicative recoveries);

(iv) in the case of the Mandatory Prepayment Event described in subsection (a)(iii) or (iv) above, the Agent (acting on the instructions of the Required Lenders) may by at least ten (10) Business Days prior written notice (or such shorter period as the Agent may require if the relevant illegality or Change in Law has or will take effect in a shorter timeframe) to the Borrower declare that the Loans or, if the relevant circumstance relate to particular Aircraft, the Loan or Loans relating to the affected Aircraft shall become due and payable by the Borrower on such day as the Agent shall specify by notice in writing to the Borrower, together with accrued unpaid interest thereon, any amounts due and payable pursuant to Section 6.7 (Swap Breakage Costs) and Section 6.8 (Break Costs), any relevant Prepayment Fee and any other amounts then due and payable by the Borrower to the Secured Parties pursuant to this Agreement, the other Loan Documents and the Borrower Guarantee and Indemnity; and

(v) in the case of the Mandatory Prepayment Event described in subsection (a)(v), (vi), (vii) or (viii) above, on the date such event occurs, the Loans shall become immediately due and payable by the Borrower in full in cash, together with accrued unpaid interest thereon, any amounts due and payable pursuant to Section 6.7 (Swap Breakage Costs) and Section 6.8 (Break Costs), any relevant Prepayment Fee and any other amounts then due and payable by the Borrower to the Secured Parties pursuant to this Agreement, the other Loan Documents and the Borrower Guarantee and Indemnity.

Section 4.8. Restructuring Event. If, following the occurrence of a Restructuring Event that is continuing and the completion of the mitigation process pursuant to Section 10.2 (Restructuring Event) of the Intercreditor Agreement, the relevant parties (each acting reasonably) are unable to agree on a restructuring of the transactions contemplated by this Agreement, the other Loan Documents and the MAG Lease Restructuring Documents to remedy the Restructuring Event (including, without limitation, by consummating a Redomestication of the Borrower and/or the Lessee), the Borrower may, if it gives the Agent not less than five (5) Business Days’ (or such shorter period as the Required Lenders may agree) prior written notice, prepay the Loans (or if the Restructuring Event relates to a particular Loan or Loans, the affected Loan or Loans) on the date specified in such notice (together with accrued unpaid interest thereon, any amounts due and payable pursuant to Section 6.7 (Swap Breakage Costs) and Section 6.8 (Break Costs) and any other amounts then due and payable by the Borrower to the Secured Parties pursuant to this Agreement, the other Loan Documents and the Borrower Guarantee and Indemnity (but without any Prepayment Fee).

Section 4.9. Final Disposition. The Borrower may, if it gives the Agent not less than five (5) Business Days’ (or such shorter period as the Required Lenders may agree) prior written notice, effect a Final Disposition of an Aircraft to any other member of the Bristow Group or any other Person (provided that any Final Disposition pursuant to this Section 4.9 (Final Disposition) must be made on arm’s length terms for fair market value), and (unless such Final Disposition is made in connection with an Aircraft Substitution) upon the date of such Final Disposition, the Loan in respect of the Aircraft which is the subject of the relevant Final Disposition shall be prepaid in full in cash, together with accrued unpaid interest thereon, any amounts due and payable pursuant to Section 6.7 (Swap Breakage Costs) and Section 6.8 (Break Costs), any relevant Prepayment Fee and any other amounts then due and payable by the Borrower to the Secured Parties pursuant to this Agreement, the other Loan Documents and the Borrower Guarantee and Indemnity. Upon receipt of such amounts, the Security Trustee shall release the Lien of the Security Documents over the relevant Aircraft and the Aircraft Specific Collateral in relation thereto in accordance with Section 6.1 (Release of Aircraft Specific Collateral) of the Intercreditor Agreement, provided that the conditions applicable to such release set out therein have been satisfied.

Section 4.10. Prepayment Fee.

(a) Upon any prepayment or repayment of any Loan (in whole or in part) pursuant to Section 4.5 (Voluntary Prepayment), Section 4.9 (Final Disposition) or Section 4.13(b) or as a result of a Mandatory Prepayment Event (excluding a Total Loss of an Aircraft) or a Loan Event of Default, on the date of such prepayment or repayment the Borrower shall pay to the Agent (for the account of the Lenders, to be divided between them on the basis of their Pro Rata Share) a prepayment fee (a “Prepayment Fee”) in an amount equal to:

(i) prior to June 30, 2019, four point five per cent (4.5%) of the principal amount prepaid;

(ii) on or after June 30, 2019 but prior to June 30, 2020, three point five per cent (3.5%) of the principal amount prepaid;

(iii) on or after June 30, 2020 but prior to June 30, 2021, two point five per cent (2.5%) of the principal amount prepaid;

(iv) on or after June 30, 2021 but prior to June 30, 2022, one point five per cent (1.5%) of the principal amount prepaid; and

(v) on or after June 30, 2022, zero.

(b) For the avoidance of doubt, no Prepayment Fee shall be payable in connection with any prepayment pursuant to Section 4.3 (Illegality), Section 4.6 (Right of prepayment in relation to a single Lender), Section 4.7(a)(ii) or Section 4.8 (Restructuring Event).

Section 4.11. General Conditions of Prepayment and Cancellation.

(a) Unless a contrary indication appears in this Agreement, any notice of cancellation or prepayment given by any Party under this Article IV (Repayment and Prepayment) shall specify (i) the Loan or Loans to be prepaid or cancelled, (ii) the principal amount of such Loan or Loans (or portion thereof) to be prepaid or cancelled and (iii) the proposed date of such prepayment or cancellation. Upon receipt of any such notice, the Agent shall promptly notify each affected Lender and the Security Trustee of the contents thereof and of each such Lender’s Pro Rata Share of any such prepayment or cancellation. If such notice is given, unless such notice is rescinded in accordance with clause (b) below, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with the amounts set forth in clause (c) below.

(b) Any notice of cancellation or prepayment given by the Borrower under this Article IV (Repayment and Prepayment) may be rescinded by written notice from the Borrower to the Agent prior to the date falling three (3) Business Days prior to the date of cancellation or prepayment specified in such notice of cancellation or prepayment. With effect from the date falling three (3) Business Days prior to the date of cancellation or prepayment specified in any notice of cancellation or prepayment, such notice shall be irrevocable.

(c) Any prepayment of any Loan (whether in whole or in part) under this Agreement shall be made together with:

(i) accrued and unpaid interest on the amount prepaid;

(ii) any Break Costs payable in connection with such prepayment in accordance with Section 6.8 (Break Costs);

(iii) any Swap Breakage Loss payable in connection with such prepayment in accordance with Section 6.7 (Swap Breakage Costs);

(iv) any applicable Prepayment Fee; and

(v) all other amounts then due and payable by the Borrower to the Secured Parties and the other Indemnitees under this Agreement, the other Loan Documents and the Borrower Guarantee and Indemnity (it being acknowledged that, on or prior to such prepayment (x) the other Obligors shall pay to the Secured Parties and the other Indemnitees any other amounts then due and payable by such Obligors to the Secured Parties and the other Indemnitees under the Loan Documents in accordance with the terms of conditions of such Loan Documents and (y) the Guarantor and the MAG Lessees shall pay to the MAG Parties any amounts then due and payable under the MAG Lease Restructuring Agreement in accordance with the terms and conditions of the MAG Lease Restructuring Agreement).

(d) The Borrower may not re-borrow any part of any Loan which is prepaid.

(e) No amount of the Commitments cancelled under this Agreement may be subsequently reinstated.

(f) The Borrower shall not repay or prepay all or any part of a Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(g) Upon prepayment in full in cash of a Loan (together with any other amounts then expressed to be due and payable hereunder) the Security Trustee shall release the Aircraft Specific Collateral in relation to such Loan in accordance with Section 6.1 (Release of Aircraft Specific Collateral) of the Intercreditor Agreement, provided that the conditions set out therein have been satisfied.

Section 4.12. Aircraft Substitution.

(a) In connection with any Total Loss, Final Disposition or Customer Contract Event in respect of one or more Aircraft, the Borrower may, if it gives the Agent not less than ten (10) Business Days’ (or such shorter period as the Required Lenders may agree) prior written notice (such notice, an “Aircraft Substitution Notice”), replace such Aircraft with one or more Eligible Aircraft or any other aircraft approved by the Agent in its absolute discretion (an “Aircraft Substitution”) on:

(i) in connection with an Aircraft Substitution following a Total Loss of the Aircraft being replaced:

(A) the earlier of (A) the date specified in the relevant Aircraft Substitution Notice and (B) the date on which, but for the Borrower electing to effect an Aircraft Substitution, the Loan in respect of such Aircraft would have been required to be prepaid in accordance with Section 4.7 (Mandatory Prepayment); or

(B) if requested in the relevant Aircraft Substitution Notice, within 180 days (or such lesser period that the Borrower may specify in the relevant Aircraft Substitution Notice) of the date on which, but for the Borrower electing to effect an Aircraft Substitution, the Loan in respect of such Aircraft would have been required to be prepaid in accordance with Section 4.7 (Mandatory Prepayment) (an “Aircraft Delayed Substitution”, the date by which such Aircraft Delayed Substitution is required to be completed, the “Aircraft Delayed Substitution Deadline”), provided that, at the time of such Aircraft Substitution Notice, no Relevant Default has occurred and is continuing, and subject to the satisfaction of the conditions for such Aircraft Delayed Substitution set forth in clauses (b) and (c) below;

(ii) in connection with any Customer Contract Event, the date specified in the relevant Aircraft Substitution Notice (which shall be no later than thirty (30) days after the date of such Aircraft Substitution Notice); and

(iii) in connection with any Final Disposition, the date of such Final Disposition,

subject, in each case, to compliance with the conditions set forth in clause (b) below and, in respect of any Aircraft Delayed Substitution, clause (c) below.

(b) Each Aircraft Substitution (including, for the avoidance of doubt, each Aircraft Delayed Substitution) shall be subject to the following conditions:

(i) no Loan Default or Loan Event of Default shall have occurred and be continuing at the time of the relevant Aircraft Substitution, and the relevant Aircraft Substitution shall not result in the occurrence of any Loan Default or Loan Event of Default;

(ii) at the time of the relevant Aircraft Substitution, the Eligible Aircraft or other aircraft being substituted for the relevant Aircraft (the “Replacement Aircraft”) shall be:

(A) owned by the Borrower, and the Borrower shall have provided the Agent and the Security Trustee with an executed copy of the bill of sale with respect to the relevant Replacement Aircraft, evidencing that title to such Replacement Aircraft is held by the Borrower, together with all other relevant title transfer documents; and

(B) subject to a Lease Agreement and a Sublease Agreement;

(iii) at the time of the relevant Aircraft Substitution, the relevant Replacement Aircraft shall be insured in accordance with the relevant provisions of this Agreement;

(iv) the Borrower shall provide the Agent with (A) a desktop appraisal report (which desktop appraisal report shall (1) if the airframe and engines for the relevant Replacement Aircraft are not both subject to a PBH Agreement, be prepared taking into account the maintenance adjusted condition of such Replacement Aircraft and (2) if the airframe and engines for the relevant replaced Aircraft are not both subject to a PBH Agreement, be prepared taking into account the maintenance adjusted condition of such replaced Aircraft) from HeliValue$, Inc., Ascend Appraisals, LLC or another qualified independent appraiser of internationally recognized standing reasonably acceptable to the Agent demonstrating that the relevant Replacement Aircraft (in aggregate) have an equivalent or greater value than the aggregate Aircraft being replaced, provided that if any Aircraft being replaced has been the subject of a Total Loss the relevant comparison shall be to (x) if the airframe and engines for such replaced Aircraft were both subject to a PBH Agreement, the value of such replaced Aircraft immediately prior to such Total Loss or (y) if the airframe and engines for such replaced Aircraft were not both subject to a PBH Agreement, the value and condition of such replaced Aircraft immediately prior to such Total Loss) and (B) evidence reasonably acceptable to the Agent demonstrating that such Replacement Aircraft are in a serviceable, operational and airworthy condition;

(v) prior to the relevant Aircraft Substitution, the Agent shall have received (or shall be satisfied that upon the relevant Aircraft Substitution it shall receive) all of the documents and other evidence listed in Part C (Conditions Precedent to each Borrowing) of Schedule II (Conditions Precedent and Conditions Subsequent) (excluding paragraphs 2, 3(b), 9, 10, 20 and 21 thereof) in relation to the relevant Replacement Aircraft in form and substance reasonably satisfactory to the Agent;

(vi) prior to the relevant Aircraft Substitution, the Agent shall have received (or shall be satisfied that upon the relevant Aircraft Substitution it shall receive) such other documents, opinions and/or evidence as the Agent, acting reasonably and following advice from its legal counsel, may require on reasonable notice to the Borrower, in each case, in form and substance reasonably satisfactory to the Agent; and

(vii) if (A) the number of Replacement Aircraft is different than the number of Aircraft being replaced, the Agent shall adjust (by either splitting or combining) the Loans with respect to such replaced Aircraft into a number of Loans equal to the number of Replacement Aircraft or (B) the relative values of the multiple replaced Aircraft are different to the relative values of the multiple Replacement Aircraft, the Agent shall adjust the Loans with respect to such replaced Aircraft so that such Loans reflect the relative values of such Replacement Aircraft, and the Borrower, the Guarantor and the Agent shall enter into a Loan Supplement in respect of each such Replacement Aircraft reflecting the same (any such adjustment of the Loans, a “Replacement Aircraft Reallocation”).

(c) In addition, in connection with any Aircraft Delayed Substitution, the Borrower shall, on or prior to the date on which, but for the Borrower electing to effect an Aircraft Delayed Substitution, the Loan in respect of the Aircraft which is the subject of the relevant Total Loss would have been required to be prepaid in accordance with Section 4.7 (Mandatory Prepayments), deposit (or procure that there is deposited) into the Borrower Account (and the Security Trustee agrees that, provided that at the relevant time, no Relevant Default has occurred and is continuing, it shall provide such assistance as the Borrower may reasonably request in order to procure that the Insurer pays the relevant insurance proceeds directly to the Borrower Account), as security for its obligation to effect an Aircraft Delayed Substitution, an amount equal to the amount which would be required to prepay the Loan in respect of the Aircraft which is the subject of the Aircraft Delayed Substitution were such Loan to be prepaid in accordance with Section 4.7 (Mandatory Prepayments) on such date (such amount, the “Aircraft Delayed Substitution Deposit”).

(d) Upon the earlier of:

(i) completion of an Aircraft Delayed Substitution in accordance with clause (b) above (or, provided that the conditions for completion of the relevant Aircraft Delayed Substitution will be satisfied upon the release of the relevant funds, simultaneously with completion of such Aircraft Delayed Substitution), the Security Trustee shall direct the relevant account bank to release an amount equal to the amount of the applicable Aircraft Delayed Substitution Deposit (together with the interest, if any, accrued thereon) then held in the Borrower Account to the Borrower (or to such Person as the Borrower shall direct, including any seller or manufacturer of the relevant Replacement Aircraft); and

(ii) the relevant Aircraft Delayed Substitution Deadline (or such earlier date as the Borrower notifies the Security Trustee and the Agent that it does not intend to proceed with the relevant Aircraft Delayed Substitution), the Security Trustee shall direct the relevant account bank to release an amount equal to the amount of the applicable Aircraft Delayed Substitution Deposit (together with the interest, if any, accrued thereon) then held in the Borrower Account to the Agent, to be applied in prepayment of the relevant Loan in accordance with this Agreement and the other Loan Documents.

(e) Upon the completion of any Aircraft Substitution (including, for the avoidance of doubt, any Aircraft Delayed Substitution):

(i) the Security Trustee shall release the Aircraft Specific Collateral in relation to the Aircraft which has been substituted in accordance with Section 6.1 (Release of Aircraft Specific Collateral) of the Intercreditor Agreement, provided that the conditions set out therein have been satisfied; and

(ii) unless the relevant substitution is made in connection with a Final Disposition (in which case the Borrower shall transfer title to the relevant Aircraft to the relevant purchaser on the date of such Final Disposition) the Borrower shall procure that title to the Aircraft which has been substituted is transferred to the Lessee or another member of the Bristow Group.

Section 4.13. Additional Collateral Aircraft.

(a) Following the:

(i) occurrence of a Customer Contract Event which is continuing, if the Borrower provides a certificate from an officer of the Borrower certifying that, within the Bristow Group, there are no unencumbered aircraft which are (A) Eligible Aircraft (or are otherwise satisfactory to the Agent) and (B) capable of satisfying the conditions set forth in Section 4.12(b) for an Aircraft Substitution, in lieu of an Aircraft Substitution, in order to induce the Agent to consent to the relevant change in State of Registration, the Borrower may, if it gives the Agent not less than ten (10) Business Days’ (or such shorter period as the Required Lenders may agree) prior written notice; and

(ii) termination of a PBH Agreement and/or a PBH Tripartite Agreement in respect of an Airframe or an Engine, if the Borrower elects that Section 8.33(a)(i) shall apply, the Borrower shall on or prior to the date of such termination, provide the Security Trustee with a Lien over one or more unencumbered aircraft (such aircraft, collectively or individually as the context may require, but only for so long as such aircraft continue to be subject to the Security Documents, “Additional Collateral Aircraft”) on substantially the same terms as the Liens over the Aircraft pursuant to the Borrower Security Agreement, subject to the following conditions:

(A) the Borrower shall provide the Agent with a desktop appraisal report (which desktop appraisal report shall, if the airframe and engines for the relevant Additional Collateral Aircraft are not both subject to a PBH Agreement, take into account the maintenance adjusted condition of the relevant Additional Collateral Aircraft and each relevant Airframe and/or Engine) from HeliValue$, Inc., Ascend Appraisals, LLC or another qualified independent appraiser of internationally recognized standing reasonably acceptable to the Agent demonstrating that the value of such Additional Collateral Aircraft (in aggregate) is:

(1) in the case of Additional Collateral Aircraft provided pursuant to paragraph (a)(i) above, at least equal to 150% of the outstanding principal amount of the Loan for the Aircraft which is the subject of the relevant Customer Contract Event; and

(2) in the case of Additional Collateral Aircraft provided pursuant to (a)(ii) above, at least equal to 150% of the difference between (A) the full life appraised value of each relevant Airframe and/or Engine (considered in aggregate) which was subject to such terminated PBH Agreement and/or PBH Tripartite Agreement and (B) the actual appraised value of each relevant Airframe and/or Engine (considered in aggregate) which was subject to such terminated PBH Agreement and/or PBH Tripartite Agreement;

(B) such Additional Collateral Aircraft shall be:

(1) owned by the Borrower, and the Borrower shall have provided the Agent and the Security Trustee with an executed copy of the bill of sale with respect to such Additional Collateral Aircraft, evidencing that title to such Additional Collateral Aircraft is held by the Borrower, together with all other relevant title transfer documents; and

(2) subject to a Lease Agreement and a Sublease Agreement;

(C) such Additional Collateral Aircraft shall be insured in accordance with the insurance provisions of this Agreement;

(D) the Agent shall have received all of the applicable documents and other evidence listed in Part C (Conditions Precedent to each Borrowing) of Schedule II (Conditions Precedent and Conditions Subsequent) (excluding paragraphs 2, 3(b), 9, 10, 20 and 21 thereof) in relation to such Additional Collateral Aircraft in form and substance reasonably satisfactory to the Agent; and

(E) the Agent shall have received such other documents, opinions and/or evidence as the Agent, acting reasonably and following advice from its legal counsel, may require on reasonable notice to the Borrower, in each case in form and substance reasonably satisfactory to the Agent, and provided that the Agent is satisfied that the conditions set forth in this subsection (a)(ii) have been satisfied, in the case of Additional Collateral Aircraft provided pursuant to clause (a)(i) above, the Agent shall provide its consent to the relevant change in State of Registration in respect of the Aircraft which is the subject of the relevant Customer Contract Event. For so long as any Additional Collateral Aircraft forms part of the Collateral in accordance with the Loan Documents, such Additional Collateral Aircraft shall be subject to the covenants set forth in Article VIII (Covenants) as if such Additional Collateral Aircraft was an Aircraft.

(b) If, following the occurrence of a Customer Contract Event which is continuing, the Borrower provides a certificate from an officer of the Borrower certifying that, within the Bristow Group, there are no unencumbered aircraft which are:

(i) Eligible Aircraft (or are otherwise satisfactory to the Agent, which the Borrower shall confirm with the Agent prior to issuing such certificate) and capable of satisfying the conditions set forth in Section 4.12(b) for an Aircraft Substitution; or

(ii) capable of satisfying the conditions set forth in (a)(ii)(C) above and being pledged as additional collateral in accordance with the conditions therein,

the Borrower may, if it gives the Agent not less than five (5) Business Days’ (or such shorter period as the Required Lenders may agree) prior written notice, prepay the Loan in respect of the Aircraft which is the subject of the relevant Customer Contract Event.

ARTICLE V

INTEREST

Section 5.1. Calculation and Payment of Interest. The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period for such Loan at the Fixed Rate (as determined in accordance with Section 5.2 (Establishment of Fixed Rate)) or the Floating Rate, as specified in the Loan Supplement for such Loan (or at such other rate determined in accordance with this Agreement).

Section 5.2. Establishment of Fixed Rate.

(a) Following receipt of a duly completed Notice of Borrowing in respect of which the Borrower has requested that the Loans requested therein accrue interest at a fixed rate of interest, the Agent shall obtain a quotation for a “fixed rate” of interest for each such Loan based on a Notional Swap from each Lender.

(b) The Agent will communicate the quoted “fixed rate” obtained thereby to the Borrower on or prior to 12:00 noon (New York, New York time) two (2) Business Days prior to the relevant proposed Borrowing Date and such “fixed rate” shall, if approved by the Borrower, be the “Fixed Rate” for such Loan for the purposes of this Agreement.

(c) If the Agent is unable to obtain quotations in accordance with the provisions of clause (a) above then the Agent shall give written notice thereof to the Borrower, and the Agent and the Borrower shall consult in good faith with a view to agreeing an alternative basis for determining the applicable Fixed Rate.

(d) If the Borrower and the Agent are unable to determine the Fixed Rate for any Loan or Loans in accordance with clauses (a) through (c) above, the interest rate applicable to such Loan or Loans shall be the Floating Rate.

(e) Nothing set forth herein shall require the Agent or any Lender to actually enter into any Notional Swap but if the Agent or any Lender does not enter into a Notional Swap, the Agent or such Lender shall be deemed to have entered into the applicable Notional Swap at the applicable Fixed Rate.

(f) The Agent shall not be obliged to establish a Fixed Rate at any time whilst a Loan Default or a Loan Event of Default has occurred and is continuing

Section 5.3. Default Interest.

(a) If the Borrower fails to pay any amount payable by it under any Loan Document or the Borrower Guarantee and Indemnity on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate (“Default Interest”) per annum which, subject to subsection (b) below, is two per cent (2%) per annum higher than the Floating Rate, to be calculated assuming that the overdue amount had, during the period of non-payment, constituted part of the relevant Loan for successive Interest Periods, each of a duration selected by (i) in the case of Default Interest accruing under the Loan Documents, the Agent (acting reasonably) and (ii) in the case of Default Interest accruing under the Borrower Guarantee and Indemnity, the MAG Agent (acting reasonably). Any Default Interest accruing under this Section shall be immediately payable by the Borrower on demand by (i) in the case of Default Interest accruing under the Loan Documents, the Agent and (ii) in the case of Default Interest accruing under the Borrower Guarantee and Indemnity, the MAG Agent.

(b) If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i) the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii) the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. (2%) per annum higher than the rate which would have applied if the overdue amount had not become due.

(c) Default interest (if unpaid) arising on any Unpaid Sum will be compounded with the amount of that Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

Section 5.4. Notification of rates of interest. The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement. Failure to provide such notice shall not relieve the Borrower from its obligation to pay interest nor shall it give rise to any claim by the Borrower against the Agent.

Section 5.5. Length of Interest Periods.

(a) Each Interest Period shall have a duration of one (1) Month, provided that (i) the first Interest Period for each Loan shall end on the date falling one (1) month after the Borrowing Date for such Loan and (ii) the last Interest Period for each Loan will end on the Final Repayment Date for such Loan.

(b) Each Interest Period for a Loan shall start on the Borrowing Date for such Loan or (if already occurred) on the last day of its preceding Interest Period.

(c) In respect of each Interest Period, interest shall be calculated from (and including) the first day of such Interest Period to (but excluding) the last day thereof.

(d) If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not), and the amount of interest payable shall (i) in the case of interest payable at the Fixed Rate, not be adjusted and (ii) in the case of interest payable at the Floating Rate, be adjusted accordingly.

Section 5.6. Unavailability of Screen Rate. If no Screen Rate is available for LIBOR for any Interest Period for any Floating Rate Loan or Unpaid Sum:

(a) if LIBOR is available for the currency of the relevant Floating Rate Loan or Unpaid Sum and it is possible to calculate the Interpolated Screen Rate for the relevant Interest Period, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the relevant Interest Period; or

(b) if:

(i) LIBOR is not available for the currency of the relevant Floating Rate Loan or Unpaid Sum; or

(ii) it is not possible to calculate the Interpolated Screen Rate for the relevant Interest Period,

the applicable LIBOR shall be the Reference Bank Rate as of 11:00 a.m., London time, on the relevant Quotation Day for a period equal in length to the relevant Interest Period, provided that if, as of 11:00 a.m., London time, on the relevant Quotation Day, none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the currency of the relevant Floating Rate Loan or Unpaid Sum for the relevant Interest Period, there shall be no LIBOR for the relevant Floating Rate Loan or Unpaid Sum and Section 5.8 (Cost of Funds) shall apply to the relevant Floating Rate Loan or Unpaid Sum for the relevant Interest Period.

Section 5.7. Market Disruption. If before close of business in London on the relevant Quotation Day for any Interest Period for any Floating Rate Loan or Unpaid Sum, the Agent receives notifications from a Lender or Lenders (whose participations in the relevant Floating Rate Loan or Unpaid Sum exceed thirty five per cent. (35%) of the relevant Floating Rate Loan or Unpaid Sum) that the cost to it of funding its participation in such Floating Rate Loan or Unpaid Sum would be in excess of LIBOR then Section 5.8 (Cost of Funds) shall apply to the relevant Floating Rate Loan or Unpaid Sum for the relevant Interest Period.

Section 5.8. Cost of Funds. If a Market Disruption Event occurs and this Section 5.8 (Cost of Funds) applies then:

(a) the Agent shall notify the Borrower as soon as practicable of the occurrence of the relevant Market Disruption Event, giving reasonable details of the relevant event or circumstances;

(b) the rate of interest on each Lender’s share of each relevant Floating Rate Loan and/or Unpaid Sum for each Interest Period until the relevant Lender determines that such Market Disruption Event has ceased shall be the rate per annum which is the sum of:

(i) the Applicable Margin; and

(ii) the rate notified to the Borrower by the Agent (in consultation with the Borrower) as soon as practicable and in any event at least five (5) Business Days before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to each Lender of funding its participation in each relevant Floating Rate Loan and/or Unpaid Sum from whatever source it may reasonably select (which may involve, amongst other things, alternative Interest Periods, currencies or alternative interest rates).

Section 5.9. Alternative basis of interest or funding.

(a) If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into good faith negotiations (for a period of not more than thirty (30) days (or such longer period as the Agent and the Borrower shall agree, acting reasonably)) with a view to agreeing a substitute basis for determining the rate of interest. In the event that the Agent and the Borrower are unable, following completion of such negotiations, to agree a substitute basis for determining the relevant rate of interest, interest on the affected Floating Rate Loan(s) and/or Unpaid Sum(s), as applicable, shall accrue at the rate determined pursuant to Section 5.8 (Cost of Funds).

(b) Any alternative basis agreed pursuant to clause (a) shall, with the prior consent of all of the Lenders and the Borrower, be binding on all Parties. If no such alternative basis is agreed at the end of the thirty (30) day consultation period referred to in clause (a) above, the rate of interest shall continue to be determined in accordance with Section 5.1 (Calculation and Payment of Interest), Section 5.5 (Length of Interest Periods) and Section 5.8 (Cost of Funds), provided that the Borrower shall have the option, exercisable upon expiration of the thirty (30) day consultation period referred to in clause (a), to:

(i) agree an interest period with the Agent which is shorter than the relevant Interest Period and if, at the end of any such shorter period, the Market Disruption Event has ceased, the interest rate for the remaining period to the end of the relevant Interest Period shall be the rate for such period calculated in accordance with Section 5.1 (Calculation and Payment of Interest); or

(ii) prepay the relevant affected Lender or Lenders, as the case may be, its pro-rata participation in the affected Floating Rate Loans in accordance with Section 4.6 (Right of repayment in relation to a single lender).

Section 5.10. Computation of Interest and Fees.

(a) Any interest calculated at the Floating Rate, commission or fee accruing in favour of any Finance Party under any Loan Document will accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

(b) Any interest calculated at the Fixed Rate under any Loan Document will accrue from day to day and shall be calculated on the basis of a year of 360 days comprising 12 months of 30 days each.

(c) Each determination by the Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

ARTICLE VI

FEES, COSTS AND INDEMNITIES

Section 6.1. Fees. The Borrower shall pay to the Person(s) specified therein the fees in the amount and at the times agreed in the Fee Letters. In the event of the Security Trustee or the Agent being requested by another Party to undertake duties which the Security Trustee, the Agent and the Borrower agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Trustee or the Agent (as the case may be) under the Loan Documents, the Borrower shall pay to the Security Trustee or the Agent (as the case may be) such additional remuneration (in addition to the fees payable pursuant to the Fee Letters) as the Security Trustee, the Agent and the Borrower may reasonably agree.

Section 6.2. Expenses. The Borrower shall, within ten (10) Business Days of demand, pay all reasonable and documented, out-of-pocket costs and expenses (including, without limitation, the reasonable and documented fees, charges and disbursements of legal counsel) incurred by (i) in the case of clauses (a) through (d) below, the Agent, the MAG Agent, the Security Trustee and their Affiliates and (ii) in the case of clause (e) below, the Agent, the MAG Agent, the Security Trustee, the Lenders, the MAG Parties and their Affiliates, in connection with:

(a) the negotiation, preparation, printing and execution of this Agreement, the other Loan Documents and the MAG Lease Restructuring Documents and the Borrowing of the Loans hereunder (whether or not the transactions contemplated in this Agreement, any other Loan Document or any MAG Lease Restructuring Document shall be consummated), provided that such costs and expenses shall be paid (x) subject to the Borrower having been invoiced prior to the relevant date, on (A) the initial Borrowing Date, (B) the Commitment Termination Date and (C) each Borrowing Date and (y) within ten (10) Business Days of any other date on which the Borrower receives an invoice for such costs and expenses;

(b) transfer of title of Aircraft, export and import of Aircraft, and registration and related filings with respect to Aircraft (whether or not the transactions contemplated in this Agreement, any other Loan Document or any MAG Lease Restructuring Document shall be consummated);

(c) any amendment, wavier or consent in connection with any Loan Document or MAG Lease Restructuring Document requested by the Borrower (provided that the Secured Parties shall have no obligation to enter into any amendment, waiver or consent in connection with any Loan Document or MAG Lease Restructuring Document requested by any Obligor unless such Obligor agrees to pay the reasonable and documented, out-of-pocket costs and expenses (including, without limitation, the reasonable and documented fees, charges and disbursements of legal counsel) incurred by the Agent, the MAG Agent, the Security Trustee and their Affiliates in connection with any such amendment, waiver or consent), made pursuant to Section 10 (Mitigation) of the Intercreditor Agreement or following the occurrence of a Loan Event of Default which is continuing;

(d) the implementation of any Aircraft Substitution; and

(e) the enforcement, preservation or protection of rights in connection with this Agreement, any other Loan Document or the Borrower Guarantee and Indemnity (including, without limitation, any out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of any Loan).

Section 6.3. Increased Costs.

(a) The Borrower shall, within ten (10) Business Days of demand by the Agent, pay to the Agent for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) any Change in Law or compliance therewith, (ii) the implementation or application of or compliance with Basel III or CRD IV, (iii) the implementation or the application of or compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (or any requests, rules, guidelines, requirements and directives issued thereunder, (iv) compliance with any Capital Adequacy Requirement or (v) CRR or any reserve (including, without limitation, any reserves arising from the imposition of reserves against liabilities currently known as “Eurocurrency liabilities” pursuant to Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time), special deposit, deposit insurance charge or similar requirement against extensions of credit or other assets of, or deposits with or other liabilities of, such Finance Party or any of its Affiliates including, or by reason of, the Loans hereunder.

(b) A Finance Party intending to make a claim pursuant to Section 6.3 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(c) Each Finance Party shall provide the Agent with a certificate confirming the amount of its Increased Costs as a condition precedent to the Agent making any demand under Section 6.3(a), which certificate shall set out reasonable detail regarding the calculation of such Increased Costs and attach a printout of the relevant Bloomberg screen which was used to calculate the amount of such Increased Costs. The Agent shall, promptly following receipt of such certificate, provide a copy of any such certificate to the Borrower. Any such certificate provided pursuant to this subsection shall be conclusive absent manifest error.

Section 6.4. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document or the Borrower Guarantee and Indemnity shall be made free and clear of and without deduction for any Taxes unless required by law. If the Borrower shall be required by law to deduct any Taxes from such payments, then (i) in the case of Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 6.4 (Taxes)) the Agent, the Security Trustee or any other Secured Party, as the case may be, shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make all such deductions of Taxes and (iii) the Borrower shall pay the full amount of Taxes deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law and shall indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to Other Taxes payable in respect of the Loan Documents and the Borrower Guarantee and Indemnity.

(c) The Borrower shall indemnify the Agent, the Security Trustee and each Secured Party, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed or asserted by a Governmental Authority and paid by the Agent, the Security Trustee or such Secured Party, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document or the Borrower Guarantee and Indemnity (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 6.4 (Taxes)) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability (together with a brief description of the basis therefor) delivered to the Borrower by a Secured Party, or by the Agent or the Security Trustee on its own behalf or on behalf of a Secured Party, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority under Section 6.4(a) or Section 6.4(b), the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e) Any Lender that is entitled to an exemption from or reduction of any Tax with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without such Tax or at a reduced rate.

(f) If a payment made to a Lender (including solely for purposes of Section 6.4(e) and this Section 6.4(f), the Agent) under this Agreement or any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with such Lender’s obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the Effective Date.

(g) Each Lender agrees that if any form or certification it previously delivered pursuant to Section 6.4(e) or Section 6.4(f) becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(h) If any indemnified party becomes aware that it has received and, in its determination, utilized a refund (or elected a credit in lieu of such refund) of any Indemnified Tax or Other Tax with respect to which the Borrower has paid any amount pursuant to this Section 6.4 (Taxes), such indemnified party shall pay the amount of such refund (or credit) (including any interest received from the Governmental Authority with respect thereto) net of all reasonable out-of-pocket expenses incurred by the indemnified party to the Borrower within fifteen (15) days after utilization thereof, provided that the Borrower agrees to repay the amount paid to it (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the indemnified party in the event that the indemnified party is required to repay such refund (or credit) to the relevant Governmental Authority. Each indemnified party shall provide, at the sole cost and expense of the Borrower, such assistance as the Borrower may reasonably request in order to obtain such refund (or credit); provided, however, that no indemnified party shall be required to disclose any information to the Borrower with respect to the tax position of the indemnified party or take any other action that may adversely affect the indemnified party as determined in the indemnified party’s judgment. Notwithstanding anything to the contrary in this subsection (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund (or credit) had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. If any indemnified party is entitled to a refund (or credit) for Taxes as to which it has been indemnified pursuant to this Section 6.4 (Taxes), then such party shall use reasonable efforts to secure that refund (or credit). This subsection (i) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) For purposes of this Section 6.4 (Taxes), the term “applicable law” includes FATCA.

(j) All amounts payable by the Borrower hereunder or under any other Loan Document or the Borrower Guarantee and Indemnity shall be deemed to be exclusive of VAT, and, accordingly, if VAT is or becomes chargeable on any supply made by any Secured Party (or the representative member of its VAT group, if applicable) to the Borrower, and that Secured Party (or said representative member) is required to account to any relevant Governmental Authority for such VAT, the Borrower shall pay to that Secured Party (in addition to, and at the same time as, paying any other consideration for such supply) an amount equal to the amount of such VAT (and that Secured Party shall promptly provide an appropriate VAT invoice to the Borrower).

(k) Where a Loan Document or the Borrower Guarantee and Indemnity requires any party to reimburse or indemnify a Secured Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Secured Party for the full amount of such cost and expense, including such part thereof as represents VAT, save to the extent that such Secured Party reasonably determines that it is entitled to a credit or repayment in respect of such VAT from the relevant tax authority.

(l) Any reference in Section 6.4(j) to any Secured Party shall, at any time when such Secured Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to other members of such group.

Section 6.5. Indemnification.

(a) The Borrower shall indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, provided that, in the absence of a conflict of interest, there shall only be one counsel in each jurisdiction for all Indemnitees) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Obligor or Related Party of an Obligor arising out of, in connection with, or as a result of:

(i) the execution or delivery of this Agreement, any other Loan Document, the Borrower Guarantee and Indemnity or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby;

(ii) the Loans or the use or proposed use of the proceeds therefrom;

(iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Obligor or Related Party of an Obligor, and regardless of whether any Indemnitee is a party thereto;

(iv) the ownership, possession, use, non-use, substitution, interchange, airworthiness, control, delivery, maintenance, repair, operation, registration, re-registration, replacement, condition, sale, purchase, lease, sublease, sub-sublease, sub-sub-sublease, pooling, storage, modification, location, alteration, return, transfer or other disposition of any Aircraft, any airframe, any Engine or any Part (including, without limitation, latent or other defects, whether or not discoverable, and any claim for patent, trademark or copyright infringement) by the Borrower, any other Obligor, the Lessee, any Sublessee, any Sub-Sublessee, any Sub-Sub-Sublessee or any other Person;

(v) any Total Loss of any Aircraft, any Airframe or any Engine (unless the relevant Indemnitee has already been compensated for any such losses, claims, damages, liabilities or related expenses pursuant to any applicable insurance policy);

(vi) preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, impounding, forfeiture or detention of any Aircraft or in securing the release of any Aircraft; or

(vii) any breach of or failure to perform or observe, or any other non-compliance with, any covenant, condition or agreement or other obligation to be performed by the Borrower or any other Obligor under any of the Loan Documents or the Borrower Guarantee and Indemnity, or the falsity of any representation or warranty of the Borrower or any other Obligor in any of the Loan Documents or the Borrower Guarantee and Indemnity,

provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Obligor against such Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Loan Document or MAG Lease Restructuring Document, if the Borrower or such Obligor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. The Borrower, upon demand by the Agent, the Security Trustee or a Lender at any time, shall indemnify the Finance Party (on its behalf or an Indemnitee’s behalf) for any such reasonable legal or other expenses incurred in connection with investigating or defending against any of the foregoing, except if the same is excluded from indemnification pursuant to the provisions of the preceding sentence. Each Indemnitee agrees to contest any indemnified claim if requested in writing by the Borrower, in a manner reasonably directed by the Borrower, with counsel selected by such Indemnitee and approved by the Borrower (provided that, in the absence of a conflict of interest, there shall only be one counsel in each jurisdiction for all Indemnitees), which approval shall not be unreasonably withheld or delayed provided the Borrower agrees to indemnify such Indemnitee for any costs, expenses and losses incurred in relation to such contest, such contest has, in the opinion of such Indemnitee, a reasonable chance of success, such contest is not likely to result in a sale, forfeiture or seizure of the Aircraft or the rights and interests of the Secured Parties therein or the creation of any Lien on the Aircraft or is likely to result in reputational damage or criminal liability on such Indemnitee. Any Indemnitee that proposes or intends to settle or compromise any such indemnified claim shall give the Borrower written notice of the terms of such settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain the Borrower’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed; at such time, no Relevant Default having occurred which is continuing such Indemnitee shall not be restricted from settling or compromising any such claim if such Indemnitee waives its right to indemnity from the Borrower in respect of such claim and such settlement or compromise does not materially increase the Borrower’s liability pursuant to this Section 6.5(a) to any Related Party of such Indemnitee. This Section 6.5(a) shall not apply to any Taxes, other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) To the extent that the Borrower fails to pay any amount required to be paid to the Agent or the Security Trustee under Section 6.5(a), each Lender severally agrees to pay to the Agent or the Security Trustee such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent or the Security Trustee in its capacity as such.

(c) To the extent permitted by applicable law, no party to this Agreement or Indemnitee shall assert, and each hereby waives, any claim against any such other Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, the Loans or the use of proceeds thereof.

(d) This Section 6.5 (Indemnification) shall not apply with respect to indemnification for Taxes (which instead shall be governed by Section 6.4 (Taxes)), except for any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. All amounts due under this Section 6.5 (Indemnification) shall be payable within ten (10) Business Days after written demand therefor.

Section 6.6. Funding Indemnity and Other Losses.

(a) In the event of (i) the payment of any principal of any Loan other than on a Repayment Date or the Final Repayment Date in respect of such Loan (including as a result of a Loan Event of Default or a Total Loss); or (ii) subject to Section 2.8 (Delayed Borrowings), the failure by the Borrower to borrow, prepay or continue any Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall indemnify the Agent and each Lender, within ten (10) Business Days after written demand from the Agent or such Lender, for any loss, cost or expense attributable to such event; provided, however, in the case of (ii), that the Borrower shall not be obligated to indemnify any Lender or the Agent to the extent that a failure to borrow is caused by the default or negligence of such Lender or the Agent.

(b) Any loss, cost or expense payable pursuant to this Section 6.6 (Funding Indemnity and Other Losses) in respect of a Loan shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Loan if such event had not occurred at the Applicable Rate for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow or continue, for the period that would have been the Interest Period for such Loan) over (B) the amount of interest which that Lender would be able to obtain by placing an amount equal to the relevant principal amount on deposit with a lending bank in the London Interbank market for the same period, but shall not duplicate any amount payable under Section 6.7 (Swap Breakage Costs) or Section 6.8 (Break Costs).

Section 6.7. Swap Breakage Costs.

(a) Upon any prepayment of a Fixed Rate Loan to which a Notional Swap relates in part, that Notional Swap shall be terminated (or deemed terminated) in part such that the notional amount of that Notional Swap as of each Repayment Date on or after the relevant prepayment date is equal to the principal amount of the relevant Fixed Rate Loan then scheduled to be outstanding as of such Repayment Date, provided that if such Notional Swap cannot be terminated in part, the Agent will enter into (or will be deemed to have entered into) such further swap arrangement so as to achieve the same economic effect as such partial termination, provided further that if such further swap cannot be obtained on terms and with a counterparty reasonably acceptable to the Agent in accordance with standard market practices, the Agent will, after consultation with the Borrower, enter into such other arrangements as are practicable to achieve the same economic effect as such partial termination. Upon any date on which a Fixed Rate Loan is required to be prepaid in full in cash, the Notional Swap relating to such Fixed Rate Loan shall be terminated (or deemed to be terminated) in whole as of such date. Upon termination or deemed termination of a Notional Swap, the Agent will give notice to the Borrower of the date of such termination.

(b) Upon any such termination or deemed termination of a Notional Swap (whether in whole or in part), the Borrower will, on demand, pay to the Agent the amount of any Swap Breakage Loss. Any Swap Breakage Loss shall be determined as at the date the relevant Fixed Rate Loan becomes so due for repayment or prepayment (in whole or in part), or, in the case of an Enforcement Event, the date on which the relevant Notional Swap is terminated, and shall not duplicate any amount payable under Section 6.6 (Funding Indemnity and Other Losses) or Section 6.8 (Break Costs).

Section 6.8. Break Costs. The Borrower shall, on demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of any Loan or Unpaid Sum, in either case, which is due to be paid or being paid (or prepaid as the case may be) by the Borrower on a day other than the last day of an Interest Period for that Loan or that Unpaid Sum, provided that any Break Costs payable pursuant to this Section 6.8 (Break Costs) shall not duplicate any amount payable under Section 6.6 (Funding Indemnity and Other Losses) or Section 6.7 (Swap Breakage Costs).

Section 6.9. Payments Generally.

(a) Unless a contrary indication appears in any Loan Document or the Borrower Guarantee and Indemnity, the Borrower shall make each payment required to be made by it under (x) each Loan Document to any Finance Party to the Agent to the Agent’s Account and (y) each Loan Document and the Borrower Guarantee and Indemnity to any MAG Party to the MAG Agent to the Agent’s Account, in each case, prior to 11:00 a.m. (New York, New York time) on the date when due, in immediately available funds, free and clear of any defenses, rights of setoff or counterclaim. Any such amounts received by the Agent or the MAG Agent after such time on any date may, in the discretion of the Agent or the MAG Agent, as the case may be, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. The Agent and the MAG Agent shall each distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. All payments of amounts due and payable by the Borrower under the Loan Documents and the Borrower Guarantee and Indemnity shall be made in Dollars, save that (i) payments in respect of costs, expenses, losses or Taxes shall be made in the currency in which the costs, expenses, losses or Taxes are incurred and (ii) any amount expressed under any Loan Document or the Borrower Guarantee and Indemnity to be payable in a currency other than Dollars shall be paid in that other currency.

(b) Where a sum is to be paid to the Agent or the MAG Agent under the Loan Documents or the Borrower Guarantee and Indemnity for the account of another Person, the Agent or the MAG Agent, as the case may be, shall not be obliged to pay that sum to that other Person unless and until it is able to establish to its satisfaction that it has actually received that sum. If the Agent or the MAG Agent, as the case may be, pays an amount to another Person and it proves to be the case that the Agent or the MAG Agent, as the case may be, had not actually received that amount, then the Person to whom that amount was paid by the Agent or the MAG Agent, as the case may be, shall on demand refund the same to the Agent or the MAG Agent, as the case may be, together with interest on that amount from the date of payment to the date of receipt by the Agent, or the MAG Agent, as the case may be, calculated by the Agent or the MAG Agent, as the case may be, to reflect its cost of funds.

(c) All payments to be made by the Borrower under the Loan Documents and the Borrower Guarantee and Indemnity shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim (but without prejudice to the Borrower’s rights and remedies to pursue in a court of law any claim it may have against any Secured Party or any other Person).

(d) Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or, if there is no next Business Day in the same calendar month, then (x) in the case of scheduled payments, the immediately preceding Business Day, or (y) in the case of non-scheduled payments, on the first Business Day of the next calendar month, except that:

(i) if the Final Repayment Date in respect of any Loan is not a Business Day, any payment which is due to be paid on such day shall be paid on the immediately preceding Business Day;

(ii) if there is any adjustment in the day on which an amount of interest is payable hereunder by reason of the operation of this clause, (x) if such interest is calculated at the Fixed Rate, the amount so payable shall not be adjusted and (y) if such interest is calculated at the Floating Rate, the amount so payable shall be adjusted accordingly; and

(iii) during any extension of the due date for payment of any principal or Unpaid Sum or other amount under this Agreement interest is payable on such principal or Unpaid Sum or other amount at the rate payable on the original due date.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agent, the Security Trustee and each Lender, on the date of this Agreement and on each Borrowing Date (except, in each case, to the extent any representation relates to a particular Aircraft or item of Collateral, in which case such representations shall be made solely on the relevant Borrowing Date), as follows:

Section 7.1. Existence; Power. The Borrower (i) is duly organized or incorporated, validly existing and in good standing as a limited liability company under the laws of the jurisdiction of its incorporation, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, in the case of (iii), except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 7.2. Organizational Power; Authorization. The execution, delivery and performance by the Borrower of the Loan Documents, the Lease Documents, the Sublease Documents and the MAG Lease Restructuring Documents to which it is a party are within the Borrower’s constitutional or organizational powers and have been duly authorized by all necessary board, organizational, and if required, shareholder, partner or member, action, as the case may be. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document, Lease Document, Sublease Document and MAG Lease Restructuring Document to which it is a party, when executed and delivered by the Borrower, will constitute, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 7.3. Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the Lease Documents, the Sublease Documents and the MAG Lease Restructuring Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any Requirements of Law applicable to the Borrower or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding on the Borrower or any of its respective assets or give rise to a right thereunder to require any payment to be made by the Borrower and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower prohibited under the Loan Documents.

Section 7.4. Financial Statements. The audited consolidated balance sheet of the Guarantor and its Subsidiaries as of March 31, 2017 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended fairly present in all material respects the consolidated financial condition of the Guarantor and its Subsidiaries as of such date and the consolidated results of operations for such period in conformity with GAAP consistently applied. Since March 31, 2017 there has been no event with respect to the

Guarantor and its Subsidiaries which constitutes (or could reasonably be expected to constitute) a material adverse change to, or has had (or could reasonably be expected to have) a material adverse effect on, the business, assets, liabilities (actual or contingent), operations, property or condition (financial or otherwise) of the Guarantor and its Subsidiaries, taken as a whole.

Section 7.5. Litigation. There are no proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower or affecting the Aircraft or any other Collateral, or affecting the Borrower’s ability to comply with its obligations under the Loan Documents and the MAG Lease Restructuring Documents to which it is a party.

Section 7.6. Compliance with Laws. The Borrower is in compliance with all Requirements of Law and all judgments, decrees and orders of any Governmental Authority, except, in each case, where non-compliance could not reasonably be expected to result in a Material Adverse Effect.

Section 7.7. Investment Company Act, Etc. Neither Borrower nor any Subsidiary thereof is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) otherwise subject to any other regulatory requirement limiting its ability to incur or guarantee Financial Indebtedness or grant security interests in its property to secure such Financial Indebtedness or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith (other than registrations and filings contemplated by Schedule II (Conditions Precedent and Conditions Subsequent) hereto required to perfect the Liens over the Collateral created pursuant to the Security Documents).

Section 7.8. Margin Regulations. None of the proceeds of the Loans will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect (“Regulation U”) or for any purpose that violates the provisions of Regulation U. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

Section 7.9. Ownership of Collateral.

(a) The Borrower has, and shall continue to have, good and marketable title to its Collateral, in each case, free and clear of Liens, except for Permitted Liens.

(b) The Lender’s Lien in the Collateral is and shall remain validly created and perfected (subject to completion of the registrations and filings required pursuant to Section 3.1 (Conditions to delivery of a Notice of Borrowing), Section 3.2 (Conditions to each Borrowing) and Section 3.4 (Conditions Subsequent)), and has and shall continue to have first priority over any other Liens pursuant to all applicable law, free and clear of all other Liens, except Permitted Liens, and subject to the Borrower’s right to effect a Final Disposition of any Aircraft in accordance with the terms hereof.

(c) All filings, recordings, registrations or other actions necessary or desirable in order to vest such title in the Borrower, and establish, perfect and give first priority, subject to Permitted Liens, to the Lender’s Lien and other rights and interests in, against or with respect to the Collateral owned by the Borrower, have been duly effected (subject to completion of the registrations and filings required pursuant to Section 3.1 (Conditions to delivery of a Notice of Borrowing), Section 3.2 (Conditions to each Borrowing) and Section 3.4 (Conditions Subsequent)) and all Impositions in connection therewith have been duly paid as and when payable.

(d) The Aircraft are insured in accordance with the insurance requirements set forth in Schedule IV (Insurance Requirements) hereto.

(e) (A) Each of the Borrower, the Lessee, each Sublessee, each Sub-Sublessee and each Sub-Sub-Sublessee is a “transacting user entity” (as such term is defined in the Regulations of the International Registry); is “situated”, for the purposes of the Cape Town Convention, either in the United States, the Cayman Islands or the jurisdiction where it is incorporated or has its principal place of business; and has the power to “dispose” (as such term is used in the Cape Town Convention) of the relevant Aircraft and its related Engines; (B) each Airframe constitutes an Aircraft Object (as defined in the Cape Town Convention) and each Engine constitutes, or, when removed from the associated Airframe, would constitute, an Aircraft Object (as defined in the Cape Town Convention) and Borrower hereby agrees that each mortgage over an Aircraft pursuant to the Borrower Security Agreement (as supplemented pursuant to the relevant Borrower Security Agreement Supplement) and/or any relevant Local Law Mortgage upon its execution will constitute a separate International Interest with respect to the relevant Airframe, a separate prospective International Interest with respect to each relevant Engine and, once each such Engine is removed from the relevant Aircraft, a separate International Interest with respect to each such Engine. For the purposes of the Cape Town Convention and any other Applicable Law, each of the Borrower Security Agreement (as supplemented pursuant to the relevant Borrower Security Agreement Supplement) and, if applicable, the relevant Local Law Mortgage is effective to constitute International Interests in each Airframe and any Engine covered thereby (as aforesaid) and security assignments of the related associated rights and transfer of the related International Interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as expressly contemplated in the Loan Documents).

Section 7.10. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments, and corporate restrictions to which the Borrower or any Subsidiary thereof is subject that could reasonably be expected to result in a Material Adverse Effect. No written information furnished by or on behalf of the Borrower to the Agent, the Security Trustee or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.

Section 7.11. Sanctions.

(a) None of the Obligors, the Lessee, any Sublessee, any Sub-Sublessee, any Sub-Sub-Sublessee, any Affiliate thereof, any of their respective directors or executive officers nor, to their knowledge, any of their respective non-executive officers:

(i) is currently a Sanctioned Person;

(ii) has violated or is violating any Sanctions; or

(iii) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation Cuba, Iran, North Korea, Sudan and Syria.

(b) None of the Aircraft are currently subject to any Sanctions, nor will the ownership, operation, possession, use or any other dealing in respect of any Aircraft by any Obligor, the Lessee or any Sublessee contravene any Sanctions.

(c) The making or receipt of any payments pursuant to the Loan Documents, the Lease Documents, the Sublease Documents and the MAG Lease Restructuring Documents does not contravene any Sanctions.

(d) None of the Obligors, the Lessee, any Sublessee, any Sub-Sublessee, any Sub-Sub-Sublessee, any Affiliate thereof, any of their respective directors or executive officers nor, to their knowledge, any of their respective non-executive officers has failed to comply with any Sanctions, applicable Anti-Corruption Laws or Anti-Terrorism Laws.

Section 7.12. Compliance with Patriot Act and Other Laws. Each Obligor, the Lessee, each Sublessee, each Sub-Sublessee, each Sub-Sub-Sublessee and each Affiliate thereof and each of their respective directors and officers is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) all applicable provisions of Title III of the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001), and (iii) and all anti-money laundering and anti-corruption laws applicable to it.

Section 7.13. Security Documents. Each of the Security Documents then in effect is, to the extent expressly set forth therein, effective to create in favor of the Security Trustee (and, if applicable, the other Secured Parties) a legal, valid and enforceable first priority security interest in or lien or charge against or collateral assignment of all right, title and interest of the grantor thereunder in the Collateral described therein, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, and, upon completion of the registrations and filings required pursuant to Section 3.1 (Conditions to delivery of a Notice of Borrowing), Section 3.2 (Conditions to each Borrowing) and Section 3.4 (Conditions Subsequent), the security interest created by such Security Documents shall constitute a perfected first priority Lien on, and first priority security interest in, all right, title and interest of the Borrower in such Collateral, in each case prior and superior in right to any Lien granted in favor of any Person that is prohibited hereunder.

Section 7.14. Insolvency. After giving effect to the execution and delivery of the Loan Documents and the MAG Lease Restructuring Documents and the making of the Loans under this Agreement the Borrower will not (i) be “insolvent,” within the meaning of such term as defined in section 101 of Title 11 of the United States Code, as amended from time to time, (ii) have an unreasonably small capital to engage in any business or transaction, whether current or contemplated or (iii) be or become unable to pay its debts within the meaning of Section 93 of the Companies Law (as amended) of the Cayman Islands.

Section 7.15. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 7.16. Taxes.

(a) The Borrower has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (except to the extent that (i) payment is being contested in good faith, (ii) it has maintained reserves in accordance with GAAP for those Taxes and (iii) payment can be lawfully withheld) and is not materially overdue in the filing of any Tax returns. No claims are being or, to the Borrower’s knowledge, are reasonably likely to be asserted against the Borrower with respect to Taxes.

(b) The Borrower is not required to make any deduction for or on account of Tax from any payment it may make under any Loan Document or MAG Lease Restructuring Document to which it is a party.

Section 7.17. No Loan Default or Loan Event of Default. No Loan Default or Loan Event of Default is continuing or is reasonably likely to result from the making of any Borrowing or the entry into, the performance of, or any transaction contemplated by, any Loan Document or MAG Lease Restructuring Document.

Section 7.18. Pari passu ranking. The Borrower’s payment obligations under the Loan Documents and the MAG Lease Restructuring Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

Section 7.19. Private Acts. The execution by the Borrower of the Loan Documents and the MAG Lease Restructuring Documents to which it is a party constitutes, and the exercise of its rights and performance of its obligations thereunder will constitute, private and commercial acts done and performed for private and commercial purposes and are of commercial benefit to it and in its commercial interests.

Section 7.20. Sole Business of Borrower.

(a) The sole business of the Borrower is (i) its acquisition, ownership, financing, refinancing and leasing of the Aircraft in accordance with and subject to the terms of the Loan Documents (including the entry by the Borrower into intercompany leases and intercompany purchases or sales in relation to the Aircraft and/or intercompany loan documents, in each case, in accordance with and subject to the terms of the Loan Documents) and any business incidental, ancillary or related to the foregoing, (ii) its incorporation and the maintenance of its existence and any business incidental, ancillary or related to the incorporation and the maintenance of its existence (including the payment of fees to, and directors’ and officers’ insurance for, the officers and directors of the Borrower), (iii) the execution of this Agreement, the other Loan Documents and the MAG Lease Restructuring Documents to which it is a party and the activities referred to in or expressly permitted by such Loan Documents and MAG Lease Restructuring Documents and (iv) the making or repayment of loans or advances to any other member of the Bristow Group in accordance with and subject to the terms of the Loan Documents.

(b) The Borrower engages in no other business except as described in clause (a) of this Section 7.20 (Sole Business of Borrower) or as otherwise expressly permitted under the Loan Documents. The Borrower has not engaged in any activities since its incorporation other than the foregoing permitted activities. Without limitation to the foregoing, since its incorporation, the Borrower has not entered into any contract or agreement with any Person and has not otherwise created or incurred any Financial Indebtedness or Non-Ordinary Course Liabilities to any Person other than Financial Indebtedness or Non-Ordinary Course Liabilities created or incurred pursuant to, or permitted by, the Loan Documents.

Section 7.21. Ownership.

(a) All legal and beneficial title to the Borrower’s issued share capital is held by the Borrower Parent and all legal and beneficial title to the issued share capital of the Borrower Parent is held indirectly by the Guarantor.

(b) The shares of the Borrower are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of the Borrower do not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents.

(c) There are no agreements in force which provide for the issue or allotment of, or grant any Person the right to call for the issue or allotment of, any share or loan capital of the Borrower (including any option or right of pre-emption or conversion).

Section 7.22. Corporate Structure; No Employees, Subsidiaries.

(a) The Borrower does not have any employees or Subsidiaries.

(b) The Borrower has satisfied the minimum capitalization requirements, if any, under the laws of its jurisdiction of incorporation for purposes of conducting its business.

(c) The Borrower keeps complete and accurate corporate records, books, accounts and minutes separate from those of the Guarantor, the Borrower Parent or any other Person.

(d) The Borrower has held itself out to the public (including to creditors of the Guarantor, the Borrower Parent and its Affiliates) under the Borrower’s own name as a separate and distinct corporate entity from the Guarantor, the Borrower Parent and any other Person.

(e) The Borrower has not directly or indirectly entered into any transaction with the Guarantor, the Borrower Parent, any Affiliate thereof or any other Person, except as expressly permitted by the Loan Documents and then (other than any intercompany leasing of the Aircraft and/or any intercompany promissory notes or other loan documentation contemplated under Section 7.20(a) as being permitted by the Loan Documents, which need not contain terms at least as favorable to the Borrower as may be found in an arm’s-length transaction) on terms at least as favorable to the Borrower as may be found in an arm’s-length transaction.

(f) The Borrower has kept its assets and liabilities as reflected in its books and records separate from those of the Guarantor, the Borrower Parent and any other Person, and has not commingled such assets and liabilities with those of the Guarantor, the Borrower Parent or any other Person.

(g) The Borrower has kept adequate records to permit the segregation of its assets and liabilities from those of the Guarantor, the Borrower Parent and any other Person.

(h) The Borrower has not held itself out to the public as a division the Guarantor, the Borrower Parent or any other Person.

(i) The Borrower pays its obligations in the ordinary course of business as a legal entity separate and distinct from the Guarantor, the Borrower Parent and any other Person.

(j) The Borrower keeps its funds separate and distinct from any funds of the Guarantor, the Borrower Parent and any other Person and will receive, deposit, withdraw and disburse such funds separate from any funds of the Guarantor, the Borrower Parent and any other Person, except as expressly permitted by the Loan Documents.

Section 7.23. Good title to assets. Subject to the existence of any Permitted Liens, the Borrower has good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

Section 7.24. No adverse consequences.

(a) It is not necessary under the laws of the Borrower’s jurisdiction of incorporation (i) in order to enable any Secured Party to enforce its rights under any Loan Document or MAG Lease Restructuring Document or (ii) solely by reason of the entry into of any Loan Document or MAG Lease Restructuring Document or the performance by it of its obligations under any Loan Document or MAG Lease Restructuring Document, that any Secured Party should be licensed, qualified or otherwise entitled to carry on business in the Borrower’s jurisdiction of incorporation.

(b) No Secured Party is or will be deemed to be resident, domiciled or carrying on business in the Borrower’s jurisdiction of incorporation by reason only of such Secured Party’s entry into, performance and/or enforcement of any Loan Document or MAG Lease Restructuring Document.

(c) The Borrower makes no representation as to the status of any Secured Party upon its acquisition, operation or possession of any of the Collateral.

Section 7.25. Financial Indebtedness of the Bristow Group.

(a) It is not necessary under the terms of any outstanding Financial Indebtedness of any member of the Bristow Group that the Borrower guarantee or provide security to any Person in respect of such Financial Indebtedness (other than, under the terms of this Agreement, pursuant to the Borrower Guarantee and Indemnity).

(b) The advance of the Loans and the other transactions contemplated hereunder are permitted by the terms of (i) the Bristow 2010 Senior Secured Loan Facility, (ii) the Bristow 2012 Notes, (iii) the Bristow 2015 Term Loan Facility, (iv) the Lombard 2016 Term Loan Facility and (v) the Macquarie 2017 Term Loan Facility.

ARTICLE VIII

COVENANTS

The Borrower covenants and agrees that on and after the initial Borrowing Date for as long as any Secured Obligation applicable to the Borrower remains unpaid or outstanding:

Section 8.1. Financial Statements and Other Information. The Borrower will deliver to the Agent:

(a) as soon as available and in any event within ninety (90) days after the end of each Fiscal Year of the Guarantor, a copy of the annual audit report for such Fiscal Year for the Guarantor and its Subsidiaries, containing a consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Guarantor and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (without qualification as to scope of audit or any going concern explanation or limitation), accompanied by a certificate from the Guarantor’s certified public accountant stating that such financial statements fairly present in all material respects the financial condition and the results of operations of the Guarantor and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP;

(b) as soon as available and in any event within forty five (45) days after the end of each Fiscal Quarter of the Guarantor, an unaudited consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Guarantor’s previous Fiscal Year;

(c) as soon as available and in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, an unaudited balance sheet of the Borrower for such Fiscal Year and the related unaudited statements of income of the Borrower for such Fiscal Year, setting forth in each case in comparative form the figures (if any) for the previous Fiscal Year;

(d) as soon as available and in any event within forty five (45) days after the end of each Fiscal Quarter of the Borrower, an unaudited balance sheet of the Borrower as of the end of such Fiscal Quarter and the related unaudited statements of income of the Borrower for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures (if any) for the corresponding quarter and the corresponding portion of the Borrower’s previous Fiscal Year;

(e) concurrently with the delivery of the financial statements referred to in subsections (a) and (b) above, a certificate signed by the chief financial officer or treasurer or controller of the Guarantor (i) certifying as to the accuracy of such financial statements, (ii) certifying as to whether there exists a Loan Default or Loan Event of Default on the date of such certificate, and if a Loan Default or a Loan Event of Default exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, and (iii) stating whether any change in the application of GAAP has occurred since the date of such the Guarantor’s audited financial statements delivered in connection with the closing of this Agreement and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and

(f) promptly following any reasonable request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower as the Agent or any Lender may reasonably request and any information required by a Lender in respect of its “know your customer” requirements.

Section 8.2. Notices of Material Events. The Borrower will furnish to the Agent prompt written notice of the following:

(a) the occurrence of any Loan Default or Loan Event of Default and the steps, if any, being taken to remedy it;

(b) the occurrence of any default or event of default (howsoever described) under any Lease Agreement, Sublease Agreement, Sub-Sublease Agreement and/or Sub-Sub-Sublease Agreement and the steps, if any, being taken to remedy it;

(c) the occurrence of any Total Loss or other event or condition of which the Borrower is aware that could reasonably be expected to become a Total Loss or of any event in relation to any Aircraft or any Engine which is likely to result in an insurance claim in excess of the Damage Notification Threshold and, to the extent capable of being disclosed in accordance with the terms of any applicable confidentiality obligations, copies of any third party reports received by the Borrower in connection with any such Total Loss or insurance claim;

(d) the commencement of any litigation or arbitration (i) against any Obligor or in respect of the Collateral or (ii) which are, to the Borrower’s knowledge, threatened or pending against any Obligor or in respect of any of the Collateral, which, in each case, solely in respect of proceedings against the Guarantor or the Lessee, if adversely determined, could reasonably be expected to have a Material Adverse Effect; and

(e) any dispute between (i) any Obligor and any Governmental Authority or other party that involves the Aircraft or any other Collateral, (ii) which might materially interfere with the normal business operations of such Obligor (which, solely in respect of the Guarantor and the Lessee, could reasonably be expected to result in a Material Adverse Effect) or (iii) could reasonably be expected to result in a Material Adverse Effect.

Section 8.3. Other Information. The Borrower will furnish to the Agent:

(a) on an annual basis, a report with respect to the flight hours, cycles and airworthiness condition of each Aircraft and any relevant Additional Collateral Aircraft (in substantially the form set forth in Exhibit E hereto or such form as may be reasonably acceptable to the Agent);

(b) all material documents and notices dispatched by the Borrower to any Obligor, the Lessee or any Secured Party in connection with the Loan Documents, the MAG Lease Restructuring Documents and/or the transactions and arrangements contemplated thereby at the same time as they are dispatched;

(c) as soon as reasonably practicable after they are received by the Borrower but no later than the date on which the same becomes effective (or such later date as the Agent may agree), copies of each certificate of renewal in relation to the Insurances in respect of each Aircraft;

(d) as soon as reasonably practicable after they are received by the Borrower, copies of all material documents or notices provided to the Borrower by any Obligor, the Lessee, any Sublessee, any Sub-Sublessee and/or any Sub-Sub-Sublessee in accordance with any Loan Document, Lease Document, Sublease Document, Sub-Sublease Document and/or Sub-Sub-Sublease Document;

(e) as soon as reasonably practicable after they are received by the Borrower, copies of all documents or notices provided to the Borrower by any Governmental Authority in connection with any material violation or non-compliance with any law which, if proven, is reasonably likely to have a Material Adverse Effect;

(f) promptly, such further information regarding the financial condition, business and operations of any Obligor and/or the Lessee as any Finance Party (through the Agent) may reasonably request; and

(g) promptly, such further information regarding the registration of any Aircraft with the relevant Aviation Authority, details of any Eurocontrol or other charges incurred by the Lessee, any Sublessee, any Sub-Sublessee and/or any Sub-Sub-Sublessee in connection with any Aircraft and the location, operation, insurance, registration, maintenance, status and condition of any Aircraft and/or any Engine as any Finance Party may from time to time request

Section 8.4. KYC. The Borrower shall promptly following a written request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective Lender) in order for the Security Trustee, the Agent, such Lender or any prospective Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any Person that it is required to carry out pursuant to the transactions contemplated in the Loan Documents.

Section 8.5. Existence; Conduct of Business. The Borrower will do, or cause to be done, all things necessary to preserve, renew and maintain in full force and effect its legal existence and, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect, its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the business of providing helicopter services or such other businesses or services (including other aircraft services) that are reasonably related to the foregoing.

Section 8.6. Compliance with Laws, Etc. The Borrower will, and will procure that the Lessee and each Sublessee, Sub-Sublessee and Sub-Sub-Sublessee will (i) comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect and (ii) procure that each Aircraft is at all times operated in compliance with the laws of the relevant State of Registration, any applicable Permitted Short Term Jurisdiction and any other laws binding on the Borrower, the Lessee and any relevant Sublessee, Sub-Sublessee and/or Sub-Sub-Sublessee with respect to the operation of such Aircraft, in each case, in all material respects.

Section 8.7. Payment of Obligations. The Borrower will, and will procure that the Lessee and each Sublessee, Sub-Sublessee and Sub-Sub-Sublessee will pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all Taxes and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and the Borrower (or the Lessee or the relevant Sublessee, Sub-Sublessee or Sub-Sub-Sublessee, as applicable) has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (b) such proceedings do not involve, in the Security Trustee’s judgment, any material danger of the sale, foreclosure, transfer, forfeiture, or lien on the collateral or title thereto or the rights of the Security Trustee and each Lender hereunder or the Security Trustee’s or Lender’s interest therein.

Section 8.8. Books and Records. The Borrower will, and will cause each the Lessee and each Sublessee, Sub-Sublessee and Sub-Sub-Sublessee to, keep proper books of record and account customary in its businesses and otherwise required to be maintained by publicly held companies, in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Guarantor in conformity with GAAP.

Section 8.9. Pari Passu ranking. The Borrower will ensure that its payment obligations under the Loan Documents and the MAG Lease Restructuring Documents at all times rank at least pari passu with all of its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

Section 8.10. Merger. Unless the Borrower prepays the Loans in full in cash in accordance with Section 4.7 (Mandatory Prepayments), the Borrower shall not enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than (i) with the prior written consent of the Agent or (ii) a Redomestication of the Borrower in connection with the restructuring of the transactions contemplated by this Agreement, the other Loan Documents and the MAG Lease Restructuring Documents to remedy a Restructuring Event in accordance with the mitigation process pursuant to Section 10.2 (Restructuring Event) of the Intercreditor Agreement.

Section 8.11. No employees or Subsidiaries. The Borrower shall not have any employees or Subsidiaries.

Section 8.12. Accounts. Save as expressly provided for in the Loan Documents or consented to by the Agent, the Borrower shall not open or maintain any bank account without the prior written consent of the Agent.

Section 8.13. Disposals. Unless the Borrower prepays the Loans in full in cash in accordance with Section 4.7 (Mandatory Prepayments), the Borrower shall not enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of all or substantially all of its assets other than (i) with the prior written consent of the Agent or (ii) pursuant to a Redomestication of the Borrower in connection with the restructuring of the transactions contemplated by this Agreement, the other Loan Documents and the MAG Lease Restructuring Documents to remedy a Restructuring Event in accordance with the mitigation process pursuant to Section 10.2 (Restructuring Event) of the Intercreditor Agreement.

Section 8.14. No other business.

(a) The Borrower shall not transact or carry on any business other than (i) its acquisition, ownership, financing, refinancing and leasing of the Aircraft in accordance with and subject to the terms of the Loan Documents and any business incidental, ancillary or related to the foregoing, (ii) its incorporation and the maintenance of its existence and any business incidental, ancillary or related to the incorporation and the maintenance of its existence (including the payment of fees to, and directors’ and officers’ insurance for, the officers and directors of the Borrower), (iii) the execution of this Agreement and the other Transaction Documents to which it is a party and the activities referred to in or expressly permitted by such Transaction Documents or (iv) the making or repayment of loans or advances to any other member of the Bristow Group in accordance with and subject to the terms of the Loan Documents.

(b) The Borrower shall not incur any Financial Indebtedness or Non-Ordinary Course Liabilities other than (i) pursuant to, or permitted by, the Loan Documents and (ii) subject to Section 4.7 (Mandatory Prepayments), any guarantee or indemnity of any Financial Indebtedness of any member of the Bristow Group, in each case, to the extent required by the terms of such Financial Indebtedness.

(c) The Borrower may (i) receive intercompany loans from other Bristow Group members and (ii) make intercompany loans to other Bristow Group members, provided that any Financial Indebtedness incurred by (x) the Borrower to any other member of the Bristow Group shall be subordinated to the Loans on terms reasonably satisfactory to the Agent and (y) any member of the Bristow Group to the Borrower shall form part of the Collateral and be pledged to the Security Trustee on terms reasonably satisfactory to the Agent.

Section 8.15. Dividends and Share Capital. So long as any Loan Default or Loan Event of Default is continuing, the Borrower shall not:

(a) pay, make or declare any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) in respect of any financial year without the prior written consent of the Agent;

(b) repay or distribute any dividend or share premium reserve without the prior written consent of the Agent;

(c) (other than as provided in the Loan Documents) pay any management, advisory or other fee to or to the order of any of its shareholders;

(d) redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so; or

(e) issue any shares other than those in issue at the date hereof.

Section 8.16. Separateness. The Borrower will observe all organizational formalities necessary to remain a legal entity separate and distinct from, and independent of the Guarantor, the Borrower Parent and any other Person, provided that (i) a Redomestication of the Borrower shall be permitted in connection with the restructuring of the transactions contemplated by this Agreement, the other Loan Documents and the MAG Lease Restructuring Documents to remedy a Restructuring Event in accordance with the mitigation process pursuant to Section 10.2 (Restructuring Event) of the Intercreditor Agreement and (ii) the Borrower may merge, amalgamate or otherwise consolidate with the Guarantor, any other member of the Bristow Group or any other Person if it prepays the Loans in full in cash in accordance with Section 4.7 (Mandatory Prepayments).

Section 8.17. Insurance.    The Borrower will, or its Affiliate will, on its behalf, maintain insurance coverage of the types and amounts (including any deductibles) set forth in Schedule IV (Insurance Requirements) with respect to each Aircraft.

Section 8.18. Use of Proceeds. The Borrower shall use the proceeds of the Loans for the purposes set forth in Section 2.1(b). No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Section 8.19. Further Assurances. The Borrower will promptly execute and deliver to the Security Trustee, or arrange for the Borrower Parent and/or the Guarantor to promptly execute and deliver to the Security Trustee (as applicable), such further instruments, UCC and governmental filings (including an IDERA (to the extent registration on the International Registry is operative)) and other documents, make, cause to be made and/or consent to all registrations with the applicable registries, and take such further action, as the Agent, the Security Trustee, the Required Lenders or the MAG Agent may from time to time reasonably request in order to further carry out the intent and purpose of the Bristow Guarantee, the Borrower Guarantee and Indemnity and the Security Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of the Secured Parties thereby.

Section 8.20. Sanctions; Anti-Corruption Laws. The Borrower will maintain in effect and enforce policies and procedures designed to procure compliance, in all material respects, by the Borrower, each other Obligor, the Lessee, each Sublessee, each Sub-Sublessee, each Sub-Sub-Sublessee and their respective Affiliates, directors and officers with applicable Sanctions and the United States Foreign Corrupt Practices Act of 1977, as amended, or any other Anti-Corruption Law applicable to it. The Borrower will not request any Borrowing, and the Borrower shall not, and the Borrower shall ensure that each other Obligor, the Lessee, each Sublessee, each Sub-Sublessee, each Sub-Sub-Sublessee and their respective Affiliates, directors and officers shall not, directly or, to its knowledge, indirectly, use the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of any applicable Anti-Corruption Laws or Sanctions, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, in any Sanctioned Country or otherwise in violation of Sanctions, or (iii) in any manner that would cause any Lender, the Agent, or the Security Trustee to be in violation of applicable Sanctions and nor will the Borrower permit the Lessee, any Sublessee, any Sub-Sublessee, any Sub-Sub-Sublessee or any other Person to operate the Aircraft in violation of any Sanctions or in a manner which would result in any Lender, the Agent or the Security Trustee to be in violation of applicable Sanctions. The Borrower is acting for its own account, and the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat money laundering, including but not limited to such law, official requirement or other regulatory measure or procedure under the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time, any European Union law, or other applicable law.

Section 8.21. Taxes. The Borrower will, and will procure that each other Obligor, the Lessee, each Sublessee, each Sub-Sublessee and each Sub-Sub-Sublessee will, file with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property Taxes (or any other Taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. Borrower will and will procure that each other Obligor, the Lessee, each Sublessee, each Sub-Sublessee and each Sub-Sub-Sublessee will (i) pay on or before the date when due all Taxes as shown on said returns and all Taxes assessed or billed with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities other than Taxes on or measured solely by the net or overall gross income or capital of any Lender and (ii) pay when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege and other Taxes now or hereafter imposed by any governmental body or agency upon Borrower, each other Obligor, the Lessee, each Sublessee, each Sub-Sublessee and each Sub-Sub-Sublessee will, or the Aircraft or any of the other Collateral (other than Taxes on or measured solely by the net or overall gross income or capital of any Lender), with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above, other than Taxes on or measured solely by the net or overall gross income or capital of any Lender, being referred to herein collectively, as “Impositions”). The Borrower may delay payment of the Impositions referenced in the preceding sentence hereof if and to the extent the Borrower: (i) is contesting any such assessment in good faith, with due diligence and by appropriate proceedings, so long as such proceedings do not involve, in the Security Trustee’s reasonable judgment, any material danger of the sale, foreclosure, transfer, forfeiture or loss of the Collateral, or title thereto, the rights of any Lender hereunder or any Lender’s interest therein; (ii) has established, in accordance with GAAP or other appropriate provisions satisfactory to the Agent, adequate reserves to pay any contested tax amounts; and (iii) otherwise keeps the Agent updated on the status of such contest upon request. Except in connection with a Redomestication of the Borrower in connection with the restructuring of the transactions contemplated by this Agreement, the other Loan Documents and the MAG Lease Restructuring Documents to remedy a Restructuring Event in accordance with the mitigation process pursuant to Section 10.2 (Restructuring Event) of the Intercreditor Agreement, the Borrower shall not (x) change its jurisdiction of incorporation from the Cayman Islands or (y) become tax resident in any jurisdiction that is not its jurisdiction of incorporation.

Section 8.22. Negative Pledge. The Borrower will warrant and defend its good and marketable title to the Aircraft owned by it and the associated Collateral, and the validity, perfection and first priority of the Liens in the Collateral granted pursuant to the applicable Security Documents, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, the Borrower (i) will not create, assume or suffer to exist any Liens on or with respect to the Collateral, or the Borrower’s interest therein (other than Permitted Liens); and (ii) will promptly take such action as directed by the Security Trustee to duly discharge any such Liens that do not constitute Permitted Liens.

Section 8.23. Sale of Collateral. Except as expressly permitted by this Agreement, the Borrower shall not sell, assign, convey, mortgage, exchange or otherwise transfer, lease, or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of any Aircraft or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing, provided that, subject to compliance with the applicable terms and conditions of the Loan Documents, the Borrower shall be permitted (i) to deliver possession of the Aircraft or any associated Collateral (A) to any Person for testing, service, repair, maintenance, overhaul, alteration, modification and replacement, if and to the extent consistent with the provisions of the Loan Documents; (B) to the Lessee under a Lease Agreement; (C) to a Sublessee under a Sublease Agreement; (D) to a Sub-Sublessee under a Sub-Sublease Agreement or (E) to a Sub-Sub-Sublessee under a Sub-Sub-Sublease Agreement, (ii) effect a Final Disposition of any Aircraft in accordance with Section 4.9 (Final Disposition) and (ii) sell or transfer an Engine in connection with its replacement by a replacement engine pursuant to, and in accordance with, the terms of the Loan Documents and any relevant Lease Agreement, Sublease Agreement, Sub-Sublease Agreement and/or Sub-Sub-Sublease Agreement.

Section 8.24. Investment Company. For so long as it is the borrower hereunder, the Borrower shall not become an “investment company” or be “controlled” by an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 8.25. Amendments. The Borrower shall not, without the prior written consent of the Agent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) cancel or terminate any Lease Document, Sublease Document, Sub-Sublease Document, Sub-Sub-Sublease Document or PBH Agreement in respect of an Airframe or Engine or any airframe or engine in respect of an Additional Collateral Aircraft, or consent to or accept any cancellation or termination thereof, provided that (i) any PBH Agreement in respect of an Airframe or Engine or any airframe or engine in respect of an Additional Collateral Aircraft (together with the associated PBH Tripartite Agreement) may be terminated (A) if such termination is effected in connection with the removal by the Guarantor of its entire fleet of oil and gas airframe or engines of the same model and the airframe or engines covered by the relevant PBH Agreement from such maintenance contract arrangements and (B) subject to compliance with Section 8.33 (PBH Agreements) and (ii) any Lease Document, Sublease Document, Sub-Sublease Document or Sub-Sub-Sublease Document may be cancelled or terminated as provided in Section 8.26 (Leasing of Aircraft) or Section 8.27 (Actions under Lease Documents or Sublease Documents);

(b) amend, vary, modify, supplement, restate, novate, waive or replace, or agree to any amendment, variation, modification, supplement, restatement, novation, waiver or replacement of, any Lease Document, Sublease Document, Sub-Sublease Document, Sub-Sub-Sublease Document or PBH Agreement in respect of an Airframe or Engine or any airframe or engine in respect of an Additional Collateral Aircraft or the obligations of any Person thereunder, other than (i) amendments, variations, modifications, supplements, restatements, novations, waivers or replacements of any such Lease Document, Sublease Document, Sub-Sublease Document, Sub-Sub-Sublease Document or PBH Agreement in respect of an Airframe or Engine or any airframe or engine in respect of an Additional Collateral Aircraft or the obligations of any Person thereunder which do not have a material adverse effect on the rights of the Borrower or the Secured Parties or (ii) as provided in Section 8.26 (Leasing of Aircraft) or Section 8.27 (Actions under Lease Documents or Sublease Documents);

(c) make any amendments to its constitutional documents, save in connection with a Redomestication of the Borrower in connection with the restructuring of the transactions contemplated by this Agreement, the other Loan Documents and the MAG Lease Restructuring Documents to remedy a Restructuring Event in accordance with the mitigation process pursuant to Section 10.2 (Restructuring Event) of the Intercreditor Agreement; or

(d) do anything, and shall not take any action, which has or is reasonably likely to have the effect of materially prejudicing the Liens created in favour of the Security Trustee pursuant to the Security Documents against all Persons (including, without limitation, a liquidator, receiver, administrator, examiner, administrative receiver, trustee or similar officer of, or any creditor of, the Borrower or any other Person claiming through, under or in place of the Borrower) over any of the Collateral.

Section 8.26. Leasing of Aircraft.

(a) Subject to compliance with the Leasing Conditions, the Borrower may (i) lease the Aircraft to the Lessee pursuant to a Lease Agreement, (ii) permit the Lessee to sublease the Aircraft to a Sublessee pursuant to a Sublease Agreement (subject to compliance with the subleasing conditions set forth in the relevant Lease Agreement), (iii) permit a Sublessee to sub-sublease the Aircraft to a Sub-Sublessee pursuant to a Sub-Sublease Agreement (subject to compliance with the sub-subleasing conditions set forth in the relevant Sublease Agreement) and (iv) permit a Sub-Sublessee to sub-sub-sublease the Aircraft to a Sub-Sub-Sublessee pursuant to a Sub-Sub-Sublease Agreement (subject to compliance with the sub-subleasing conditions set forth in the relevant Sub-Sublease Agreement).

(b) Other than in connection with (i) a Final Disposition, (ii) an Aircraft Substitution, (iii) a Customer Contract Event (iv) any replacement of a Lease Agreement, Sublease Agreement, Sub-Sublease Agreement or Sub-Sub-Sublease Agreement pursuant to the mitigation process set forth in Section 10.2 (Restructuring Event) of the Intercreditor Agreement in connection with any Restructuring Event, (v) in connection with the contemporaneous entry into any replacement Lease Agreement, Sublease Agreement, Sub-Sublease Agreement or Sub-Sub-Sublease Agreement, as applicable, in each case, in accordance with, and subject to satisfaction of, the Leasing Conditions, or (vi) following the prepayment in full in cash of the relevant Loan, the Borrower shall not terminate, or consent to the termination of, any Lease Agreement, any Sublease Agreement, any Sub-Sublease Agreement or any Sub-Sub-Sublease Agreement, or the leasing of any Aircraft under any Lease Agreement, any Sublease Agreement, any Sub-Sublease Agreement or any Sub-Sub-Sublease Agreement, without the prior written consent of the Agent.

(c) While certain obligations of the Borrower under the Loan Documents may be performed by the Lessee, a Sublessee, a Sub-Sublessee or a Sub-Sub-Sublessee:

(i) no Lease Document, Sublease Document, Sub-Sublease Document, Sub-Sub-Sublease Document or any other contract or arrangement with the Lessee, any Sublessee, any Sub-Sublessee, any Sub-Sub-Sublessee or any other Person shall reduce any of the Borrower’s obligations, or any Secured Party’s or the Security Trustee’s rights, under any of the Loan Documents, provided, however, that any such performance by the Lessee, any Sublessee, any Sub-Sublessee or any Sub-Sub-Sublessee shall satisfy the Borrower’s obligations with respect thereto to the extent that such performance fully and timely satisfies the Borrower’s obligations in strict accordance with the terms of the Loan Documents;

(ii) all of the Borrower’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect (except as such obligations may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity) as the obligations of a principal and not of a guarantor or surety; and

(iii) no Secured Party is waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents.

(d) By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring the Borrower to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, if at that time the Aircraft or such other Collateral is in the possession or control of the Lessee, a Sublessee, a Sub-Sublessee or a Sub-Sub-Sublessee, such provision may also be read to mean that the Borrower shall cause the same to be done by the Lessee, such Sublessee, Sub-Sublessee or Sub-Sub-Sublessee, as the case may be, in accordance therewith.

Section 8.27. Actions under Lease Documents or Sublease Documents.

(a) The Borrower shall not without the prior written consent of the Agent exercise any right, power, authority or discretion vested in the Borrower, or consent to or accept any exercise of any right, power, authority or discretion, pursuant to any Lease Document, Sublease Document, Sub-Sublease Document or Sub-Sub-Sublease Document if as a consequence thereof the rights and interests of the Secured Parties could reasonably be expected to be materially prejudiced, and, without limiting the foregoing, the Borrower shall not without the prior written consent of the Agent (not to be unreasonably withheld, conditioned or delayed) grant any consent or waiver or approval in connection with:

(i) the Insurances in respect of any Aircraft;

(ii) any change in the State of Registration of any Aircraft, other than a change of the State of Registration to a Permitted Jurisdiction; or

(iii) subject to Section 8.26(a) and Section 8.26(b), any subleasing, sub-subleasing, sub-sub-subleasing or sub-sub-subleasing of any Aircraft by the Lessee, any Sublessee, any Sub-Sublessee or any Sub-Sub-Sublessee,

provided that if:

(A) any Bristow Group member enters into a contract with any third party pursuant to which such Bristow Group member agrees to change (or permit such third party to change) the State of Registration of any Aircraft; and

(B) such change of State of Registration is not either (A) a Permitted Jurisdiction (in which case no consent of the Borrower or any Finance Party shall be required) or (B) consented to in writing by the Agent (which consent shall not be unreasonably withheld, conditioned or delayed), such circumstance shall constitute a “Customer Contract Event” and Section 4.12 (Aircraft Substitution) and Section 4.13 (Additional Collateral Aircraft) shall apply.

(b) Without prejudice to Section 8.27(a) above, if there occurs a change in the State of Registration of any Aircraft, or any further subleasing, sub-subleasing, sub-sub-subleasing and/or sub-sub-sub-subleasing of any Aircraft, for any reason (including, without limitation, any change in the State of Registration of any Aircraft, or any further subleasing, sub-subleasing, sub-sub-subleasing and/or sub-sub-sub-subleasing of any Aircraft, in each case, permitted under the terms of the Loan Documents, the relevant Lease Agreement, any relevant Sublease Agreement, any relevant Sub-Sublease Agreement and/or any relevant Sub-Sub-Sublease Agreement without the consent of the Borrower and/or the Agent), the Borrower shall (and shall procure that each Obligor, the Lessee, any relevant Sublessee, any relevant Sub-Sublessee, any relevant Sub-Sub-Sublessee and/or any other relevant Person shall), upon the written request of the Agent or the Security Trustee, at its own cost and expense, carry out such acts or things and execute such documentation as the Agent and/or the Security Trustee may reasonably require (having taken advice from legal counsel and in consultation with the Borrower) in connection with the preservation and/or enforcement of any of the rights of the Secured Parties under the Security Documents (including but not limited to the execution and registration of an aircraft mortgage in the new State of Registration of the relevant Aircraft (if applicable)).

Section 8.28. Maintenance of Aircraft.

(a) The Borrower will at all times procure that each Aircraft is operated and maintained under and in compliance with the laws and regulations of the Governmental Authority of the relevant State of Registration, any applicable Permitted Short Term Jurisdiction and any other applicable provision of all Applicable Standards. The Borrower shall not permit any Person (other than the Lessee or the relevant Operator) to have, or maintain, “operational control” of any Aircraft (as such term is then interpreted by applicable Governmental Authority), or operate any Aircraft, other than as expressly permitted by this Agreement. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the applicable Governmental Authority.

(b) The Borrower may permit the Lessee or any relevant Operator to fly the Aircraft temporarily to, but not (other than in the relevant State of Registration and any applicable Permitted Short Term Jurisdiction) habitually base an Aircraft in, any country in the world, unless such relocation is required in connection with the maintenance of such Aircraft pursuant to the Maintenance Program to be performed in a Permitted Maintenance Jurisdiction and the Aircraft returns to the relevant State of Registration (or any applicable Permitted Short Term Jurisdiction) within one hundred and fifty (150) consecutive days of such Aircraft’s departure from the relevant State of Registration (or any applicable Permitted Short Term Jurisdiction) and provided that: (A) save for maintenance in the Permitted Maintenance Jurisdiction permitted in accordance with the foregoing, the Aircraft shall not remain in such country or habitually operate in and out of such country, for a period of more than thirty (30) consecutive days and there shall be at least 30 days between such 30 consecutive day periods; and (B) the Aircraft shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise): (w) that is excluded from insurance coverage (or specifically not covered by such insurance), (x) which is prohibited by the export laws and regulations or the Foreign Asset Control Regulations of the United States or any applicable sanctions, orders or legislation, from time to time promulgated by any of the United Nations or the European Union or that is subject to the United States, United Nations or European embargoes or with which the United States, United Nations or European Union does not maintain favorable diplomatic or similar relations, (y) to the extent that payment of any claim under insurance coverage directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (z) in violation of any of the Loan Documents or any Applicable Standards. The Borrower shall adopt, implement and comply, and shall procure that the Lessee and each relevant Operator shall adopt, implement and comply, with all security measures required by any applicable law, or by any required insurance, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.

(c) The Borrower agrees that it will, or will procure that the Lessee or the relevant Operator will, at its own expense, (i) maintain, inspect, service, repair, overhaul and test the Aircraft in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause such Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to the Borrower, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Manuals and Technical Records in accordance with Applicable Standards. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the manufacturer of (as applicable) such Collateral. Without limiting the foregoing, the Borrower shall, or will procure that the Lessee or the relevant Operator shall, comply with all mandatory service bulletins and airworthiness directives relevant to each Aircraft by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.

(d) The Borrower will not make or authorize any improvement, change, addition or alteration to any Aircraft that will impair the originally intended function or use of such Aircraft, diminish the value of such Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by the Borrower or on its behalf (other than Company Additions) shall immediately, without further act, become part of the Aircraft and subject to the Lien granted to the Security Trustee pursuant to the applicable Loan Documents.

Section 8.29. Aircraft Registration. Notwithstanding the Lease Documents, the Sublease Documents, the Sub-Sublease Documents and the Sub-Sub-Sublease Documents, the Borrower shall remain responsible for causing (i) each Aircraft to be effectively and otherwise validly registered in the Borrower’s, the Lessee’s or the relevant Operator’s name on the applicable registries in the State of Registration and any applicable Permitted Short Term Jurisdiction, and (ii) the registration number then currently assigned to such Aircraft to remain authorized for use by the Borrower, the Lessee or the relevant Operator on such Aircraft, in each case, in accordance with all applicable registration requirements of the applicable jurisdiction.

Section 8.30. Registration and Title. The Borrower shall ensure that:

(a) the ownership interest of the Borrower and the interest of the Security Trustee in each Aircraft is registered, recorded and noted in the register maintained by the relevant Aviation Authority to the fullest extent possible in accordance with applicable laws of the relevant State of Registration and any applicable Permitted Short Term Jurisdiction; and

(b) if at any time any Lien (other than Permitted Liens) arises over or with respect to any Aircraft or any part thereof, it shall promptly, at no cost to any Secured Party, discharge or procure the discharge of any such Lien.

Section 8.31. Ownership. Throughout the term of the Loans, except as otherwise expressly provided herein, title to each Aircraft shall remain vested in the Borrower subject to the Security Documents and the Borrower will:

(a) Within thirty (30) days after the relevant Borrowing Date, fix and maintain, or procure that there are fixed and maintained, nameplates in a prominent position in the cockpit or cabin of each Aircraft stating:

“This Aircraft is owned by Bristow Equipment Leasing Ltd. and is subject to a mortgage in favour of PK AirFinance S.à r.l., as security trustee”

(b) take all reasonable steps to make sure that all relevant Persons know about the interests of the Borrower as owner and of the Security Trustee as mortgagee respectively in each Aircraft, including (without limitation) ensuring that wherever practicable, the interests of the Borrower and the Security Trustee are duly registered with the relevant Aviation Authority and in the International Registry.

Section 8.32. Inspection. The Borrower shall, upon reasonable notice from the Agent, allow representatives of the Security Trustee to inspect each Aircraft and/or its technical records, which inspection shall occur no more than once per 12-month period; provided that, upon the occurrence and during the continuation of a Loan Event of Default, the Security Trustee may make such inspections as often as reasonably requested. The cost of each inspection shall be borne by the Borrower.

Section 8.33. PBH Agreements.

(a) If any PBH Agreement and/or PBH Tripartite Agreement in respect of an Airframe or an Engine is terminated the Borrower shall, on or prior to the date of such termination, either (at its option):

(i) provide the Security Trustee with a Lien over certain Additional Collateral Aircraft in accordance with Section 4.13(a); or

(ii) deposit an amount into the Borrower Account equal to the difference between (i) the full life appraised value of each relevant Airframe and/or Engine (considered in aggregate) which was subject to such terminated PBH Agreement and/or PBH Tripartite Agreement and (ii) the actual appraised value of each relevant Airframe and/or Engine (considered in aggregate) which was subject to such terminated PBH Agreement and/or PBH Tripartite Agreement (in each case, determined based on a desktop appraisal report (which appraisal report shall take into account the maintenance adjusted condition of each relevant Airframe and/or Engine) from HeliValue$, Inc., Ascend Appraisals, LLC or another qualified independent appraiser of internationally recognized standing reasonably acceptable to the Agent), and for so long as the relevant Airframe and/or Engine is not subject to a maintenance contract with a maintenance provider and/or a tripartite agreement in relation thereto in substantially the form of the relevant terminated PBH Agreement and/or PBH Tripartite Agreement (or otherwise reasonably acceptable to the Agent), on the fifteenth (15th) day of each month, the Borrower shall pay maintenance reserves in arrears to the Borrower Account in the amounts set forth in the PBH Rate Side Letter.

(b) Upon completion in accordance with the relevant Manufacturer’s Maintenance Planning Document of any applicable maintenance work required thereunder in respect of any Airframe and/or Engine in relation to which amounts have been deposited into the Borrower Account in accordance with Section 8.33(a) above, subject to:

(i) receipt by the Security Trustee of evidence reasonably satisfactory to the Security Trustee that such maintenance work has been completed;

(ii) if applicable, a statement from the Borrower describing any qualifying warranty claims pending with or paid by any relevant Manufacturer or Engine Manufacturer; and

(iii) at such time, no Relevant Default having occurred which is continuing,

the Security Trustee shall instruct the relevant account bank to release from the Borrower Account and pay to the Borrower (or as the Borrower shall direct) an amount equal to the lesser of (A) the amount claimed by the Borrower in respect of the relevant maintenance work and (B) the balance of the amounts then held in the Borrower Account in connection with the relevant Airframe and/or Engine (inclusive of accrued interest (if any) thereon).

(c) Upon the entry by the Borrower into a replacement PBH Agreement and/or PBH Tripartite Agreement in respect of each relevant Airframe and/or Engine in respect of which a PBH Agreement and/or PBH Tripartite Agreement was terminated, subject to:

(i) such replacement PBH Agreement being in form and substance reasonably acceptable to the Agent and a replacement PBH Tripartite Agreement being simultaneously entered into in form and substance reasonably acceptable to the Agent; and

(ii) at such time, no Relevant Default having occurred which is continuing,

the Security Trustee shall:

(1) to the extent that any amounts have been deposited into the Borrower Account in respect of any relevant Airframe and/or Engine, instruct the relevant account bank to release from the Borrower Account and pay to:

a) the relevant Manufacturer or Engine Manufacturer (as applicable) under such replacement PBH Agreement and/or PBH Tripartite Agreement an amount equal to the lesser of (x) the “buy-in amount” required to be paid to such Manufacturer or Engine Manufacturer (as applicable) in connection with such replacement PBH Agreement and/or PBH Tripartite Agreement and (y) the balance of the amounts which are at such time held in the Borrower Account in respect of each relevant Airframe and/or Engine (inclusive of accrued interest (if any) thereon); and

b) the Borrower, the balance of the amounts remaining in the Borrower Account in connection with the relevant Airframe and/or Engine (inclusive of accrued interest (if any) thereon) after any payment pursuant to paragraph (1) above has been made; and

c) release any Additional Aircraft Collateral provided to it pursuant to Section 4.13(a) and Section 8.33(a)(i) in connection with any relevant Airframe and/or Engine.

(d) Upon (i) completion by the Borrower of an Aircraft Substitution or (ii) prepayment in full in cash of a Loan, in each case, in respect of an Aircraft associated with an Airframe or Engine in relation to which a PBH Agreement and/or a PBH Tripartite Agreement was terminated and amounts have either been paid into the Borrower Account or Additional Aircraft Collateral provided in accordance with Section 8.33(a), provided that at such time no Relevant Default shall have occurred which is continuing, the Security Trustee shall promptly (A) instruct the relevant account bank to release from the Borrower Account and pay to the Borrower (or as the Borrower shall direct) an amount equal to the balance of the amounts which are at such time held in the Borrower Account in respect of the relevant Airframe and/or Engines (inclusive of accrued interest (if any) thereon) and/or (B) to the extent no longer required for compliance with Section 4.13(a) and Section 8.33(a), release any Lien over Additional Aircraft Collateral provided in accordance with Section 4.13(a) and Section 8.33(a)(i).

(e) On the first day on which:

(i) the Guarantor is assigned a Standard & Poor’s senior secured bank credit facility rating of BBB- or higher or a Moody’s senior secured bank credit facility rating of Baa3 or higher; and

(ii) the Guarantor provides evidence satisfactory to the Agent that the loan to value ratio of the Aircraft (on a portfolio basis), calculated using an appraised value of each Aircraft from HeliValue$, Inc., Ascend Appraisals, LLC or another internationally recognized appraiser approved by the Agent reflecting the current market value of each Aircraft based upon such Aircraft’s maintenance adjusted condition (i.e. reflecting the actual maintenance status of such Aircraft), is not greater than seventy per cent (70%), then the Borrower will no longer be required to comply with the foregoing clauses of this Section 8.33 (PBH Agreements) and, provided that at such time no Relevant Default shall have occurred which is continuing, the Security Trustee shall promptly (i) instruct the relevant account bank to release from the Borrower Account and pay to the Borrower (or as the Borrower shall direct) an amount equal to the amounts then held in the Borrower Account pursuant to this Section 8.33 (PBH Agreements) and/or (ii) release any Lien over Additional Aircraft Collateral provided in accordance with Section 8.33(a)(i) above.

ARTICLE IX

LOAN EVENTS OF DEFAULT

Section 9.1. Loan Events of Default. If any of the following events (each a “Loan Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b) the Borrower shall fail to pay any interest on any Loan or any Obligor shall fail to pay:

(i) any fee or any other amount (other than an amount payable under subsection (a) of this Section 9.1) payable by it under this Agreement, any other Loan Document or the Borrower Guarantee and Indemnity;

(ii) (A) any Deferred Amount (as such term is defined in the MAG Lease Restructuring Agreement) or any interest thereon, (B) any amount due under Section 3(c)(x) of the MAG Lease Restructuring Agreement or (C) any fees or other amounts (including fees) in excess of five hundred thousand Dollars ($500,000) in the aggregate that are payable by such Obligor under the MAG Lease Restructuring Agreement, in each case, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c) any representation, warranty or statement made or deemed made by or on behalf of any Obligor in or in connection with this Agreement, any other Loan Document, the Borrower Guarantee and Indemnity or the MAG Lease Restructuring Agreement (including the Schedules attached thereto) shall prove to be incorrect in any material respect when made or deemed made or submitted; or

(d) any Obligor shall fail to observe or perform its respective covenant to maintain its existence; or

(e) any Obligor shall fail to observe or perform any covenant or agreement contained in this Agreement, any other Loan Document, the Borrower Guarantee and Indemnity or the MAG Lease Restructuring Agreement (other than those referred to in subsections (a), (b), (c) and (d) above and subsections (f), (q) and (t) below) and such failure shall remain unremedied for 30 days after the earlier of (i) any Responsible Officer of such Obligor becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Agent; or

(f) the Borrower shall fail to maintain insurance coverage of the types and amounts (including any deductibles) and for the periods, in each case, set forth in Schedule IV (Insurance Requirements) with respect to each Aircraft in accordance with Section 8.17 (Insurance) of this Agreement; or

(g) any Obligor or the Lessee (whether as primary obligor or as guarantor or other surety) shall (i) fail to make payments when due on any Financial Indebtedness (in the case of the Guarantor, the Borrower Parent and the Lessee, which individually or in the aggregate the principal amount thereof exceeds fifty million Dollars ($50,000,000)), or (ii) breach any covenant contained in any agreement relating to such Financial Indebtedness causing or permitting the acceleration of such Financial Indebtedness after the giving of notice and the expiration of any applicable grace period; or

(h) any Financial Indebtedness of the Guarantor under the Bristow 2010 Senior Secured Facility, the Bristow 2012 Notes, the Bristow 2015 Term Loan Facility, the Lombard 2016 Term Loan Facility or the Macquarie 2017 Term Loan Facility (i) is not paid when due nor within any applicable grace period or (ii) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); or

(i) any event of default (or other analogous term, howsoever described) occurs and is continuing under:

(i) four (4) or more MAG Leases and/or Other MAG Leases (other than by virtue of the cross-default event of default among all MAG Leases and Other MAG Leases);

(ii) one (1), two (2) or three (3) MAG Leases and/or Other MAG Leases (other than by virtue of the cross-default event of default among all MAG Leases and Other MAG Leases), provided that a Loan Event of Default shall not occur under this clause (ii) unless each such relevant event of default (or other analogous term, howsoever described) is a payment or insurance related event of default that remains unremedied for at least twenty five (25) days after the expiry of the applicable grace period for such relevant event of default (or other analogous term, howsoever described); or

(iii) any Other PK Agreement, with respect to which (A) in the case of the Borrower, the principal amount of obligations thereunder, individually or in the aggregate, exceeds one million Dollars ($1,000,000) or (B) in the case of any other Obligor or any Affiliate thereof (other than the Borrower), the principal amount of obligations thereunder, individually or in the aggregate, exceeds fifty million Dollars ($50,000,000); or

(j) a Change in Control occurs in respect of the Borrower or the Borrower Parent, or a Guarantor Change in Control occurs; or

(k) any Obligor or the Lessee shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, compulsory administrator, receiver and manager, administrative receiver, controller (in the case of appointments under Australian law, as defined in the Australian Corporations Act), trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 9.1(k), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for any Obligor or the Lessee or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any board action for the purpose of effecting any of the foregoing; or

(l) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Obligor or the Lessee or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for any Obligor or the Lessee or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(m) any Obligor or the Lessee shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay generally, its debts as they become due; or

(n) any Loan Document, the Borrower Guarantee and Indemnity or the MAG Lease Restructuring Agreement shall for any reason (other than any reason referred to in (p) or (s) below, and, for the avoidance of doubt, the occurrence of an event described in (s) below with respect to only one Aircraft shall not be a Loan Event of Default under this clause (n), (p) or (s)) cease to be valid and binding on, or enforceable against, an Obligor party thereto, or an Obligor shall so state in writing, or shall seek to contest or terminate its payment obligations under a Loan Document, the Borrower Guarantee and Indemnity or the MAG Lease Restructuring Agreement; or

(o) any final judgment or order for the payment of money is rendered against any Obligor or the Lessee (which, in the case of (A) the Borrower, is in excess of five million Dollars ($5,000,000) and (B) the Guarantor, the Borrower Parent or the Lessee, is in excess of fifty million Dollars ($50,000,000) (but, in each case, excluding any portion thereof that is subject to insurance coverage within applicable policy limits and where the insurer has not denied or contested coverage)), which judgments, orders, fines, penalties, awards or impositions remain in effect for thirty (30) days without being satisfied, discharged, stayed, deferred, or vacated; or

(p) any Lien purported to be created under any Security Document over the Collateral (excluding the Aircraft in respect of which (t) below shall apply) shall fail or cease to be a valid and perfected (subject to completion of the registrations and filings required pursuant to Section 3.1 (Conditions to delivery of a Notice of Borrowing), Section 3.2 (Conditions to each Borrowing) and Section 3.4 (Conditions Subsequent)) Lien on the relevant Collateral, with the priority (subject to the Permitted Liens) required by such Security Document, except as a result of (i) the Security Trustee’s failure to take any action reasonably requested by the Borrower (and at the cost of the Borrower) in order to maintain a valid and perfected Lien on any such Collateral, (ii) any action taken by the Security Trustee to release any Lien on any such Collateral, or (iii) as permitted in connection with the Loan Documents, and, to the extent such issue is capable of being remedied, it remains unremedied for more than five (5) Business Days; or

(q) any Obligor or the Lessee rescinds or purports to rescind or repudiates or purports to repudiate any Loan Document, any MAG Lease Restructuring Document, any MAG Lease or any Other MAG Lease or does, or causes to be done, any act or thing evidencing an intention to repudiate any Loan Document, any MAG Lease Restructuring Document, any MAG Lease or any Other MAG Lease; or

(r) a payment default occurs (i) under one or more Lease Agreements in respect of which the sum of the PV of Operating Leases is, in aggregate, in excess of fifty million Dollars ($50,000,000) or (ii) under each Lease Agreement; or

(s) the Liens pursuant to the Security Documents over two (2) or more of the Aircraft cease to constitute enforceable Liens with the priority specified thereunder, in each case, free and clear of any other Lien (other than any Permitted Liens), unless such unenforceability occurs as a result of (i) a Change in Law (in which case Section 4.7(a)(iv) shall apply), (ii) the Security Trustee’s failure to take any action reasonably requested by the Borrower (at the cost of the Borrower) in order to maintain a valid and perfected Lien on such Aircraft or (iii) any action taken by the Security Trustee to release any Lien on any such Aircraft in accordance with the Loan Documents; or

(t) any Lease Event of Default occurs which continues without being waived or cured for a period of forty five (45) consecutive days and:

(i) results in a material risk of imminent loss, detention, attachment, impoundment or forfeiture of two (2) or more Aircraft by reason of a Lien prior to the Lien of the Security Trustee pursuant to the Security Documents; or

(ii) relates to two (2) or more of the Aircraft and is reasonably likely to materially adversely affect the right, title or interest of the Secured Parties with respect to such Aircraft; or

(iii) has or is reasonably likely to have a material adverse effect on the loan to value protection of the Finance Parties with respect to the Loans,

provided that, during such forty five (45) day period, the Borrower uses (and procures that the Guarantor and the Lessee each use) commercially reasonable efforts to cure or procure the cure of such Lease Event of Default, and failure to do so shall constitute a Loan Event of Default, then, and in every such event (other than an event with respect to the Borrower described in subsections (k) or (l) above) and at any time thereafter during the continuance of such event the Agent or the Security Trustee may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) declare the principal of and any accrued interest on the Loans, and all other Secured Obligations owing under the Loan Documents, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (ii) exercise all remedies contained in any other Loan Document, and (iii) exercise any other remedies available to it at law or in equity; and that, if a Loan Event of Default specified in either subsections (k) or (l) with respect to the Borrower shall occur, the principal of the Loans then outstanding, together with accrued interest thereon, any applicable Prepayment Fee and all fees, and all other Secured Obligations owing under the Loan Documents shall automatically become due and payable, without presentment, demand, protest or other notice or any other formality of any kind, all of which are hereby waived by the Borrower. No Indemnitee may individually exercise any of the remedies described above or take any other Enforcement Action and only the Agent (acting on the instructions of the Required Lenders) and the Security Trustee (acting on the instructions of the Directing Agent), acting on behalf of some or all of the Secured Parties, as the case may be, may bring any litigation to enforce the rights of the Secured Parties under the Loan Documents.

Section 9.2. Application of Proceeds. (a) All proceeds (i) from each sale of, or other realization upon, all or any part of the Collateral by the Security Trustee; and (ii) from the Bristow Guarantee, in each case, whilst a Loan Event of Default has occurred and is continuing, shall be applied in accordance with Section 7.2 (Enforcement Event) of the Intercreditor Agreement.

ARTICLE X

THE FINANCE PARTIES

The provisions of Schedule III (The Finance Parties) to this Agreement shall apply to this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Notices. The provisions of Section 15 (Notices) of the Intercreditor Agreement shall apply to this Agreement.

Section 11.2. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document or in any other agreement, arrangement or understanding among any such parties, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder or under any Loan Document or in any other agreement, arrangement or understanding among any such parties which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or in any other agreement, arrangement or undertaking among any such parties; or

(iii) the variation of the terms of such liability necessary to give effect to the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 11.3. Waiver; Amendments.

(a) No failure or delay by the Agent, the Security Trustee or any Secured Party in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower and the Agent, the Security Trustee or any Secured Party, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Agent, the Security Trustee and the Secured Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section 11.3 (Waiver; Amendments), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of any Loan shall not be construed as a waiver of any Loan Default or Loan Event of Default, regardless of whether the Agent, the Security Trustee or any Secured Party may have had notice or knowledge of such Loan Default or Loan Event of Default at the time.

(b) No amendment or waiver of, or consent to departure from, any provision of this Agreement or any other Loan Document shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Agent with the consent of the Required Lenders, and then such amendment, waiver or consent to departure shall be effective only in the specific instance and for the specific purpose for which given; provided that no waiver or consent to departure shall:

(i) increase any Lender’s Pro Rata Share of any Loan without the written consent of such Lender;

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(iii) postpone the date fixed for any scheduled payment of any principal of, or interest on, any Loan or any fees hereunder or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender affected thereby;

(iv) change Section 6.9 (Payments Generally) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

(v) amend the payment waterfalls in the Intercreditor Agreement, without the written consent of each Lender;

(vi) change any of the provisions of this Section 11.3 (Waiver; Amendments) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;

(vii) release the Guarantor or limit the liability of the Guarantor under the Bristow Guarantee or any other Loan Document, without the written consent of each Lender, except as expressly permitted in this Agreement or other Loan Documents; and

(viii) release all or substantially all collateral securing any of the Secured Obligations or subordinate any Lien in such collateral to any other creditor of the Borrower or any Subsidiary other than in accordance with the terms of the Loan Documents, without the written consent of each Lender;

provided further, that (x) no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of a Representative without the prior written consent of such Person and (y) no such agreement shall amend, modify or otherwise affect the rights, duties, or obligations of the MAG Agent or any MAG Party under the Intercreditor Agreement, the Security Documents or any other document contemplated thereby to which the MAG Agent or a MAG Party is a party, or the provisions of Section 3.3 (PBH Agreements), Section 5.3 (Default Interest) (to the extent of Default Interest accruing under the Borrower Guarantee and Indemnity), Section 6.2 (Expenses) (to the extent of costs and expenses incurred by the MAG Agent, the MAG Parties and their Affiliates), Section 6.4 (Taxes) (to the extent related to the Borrower Guarantee and Indemnity), Section 6.5 (Indemnification) (with respect to the MAG Agent, any MAG Party and their Related Parties), Section 6.9 (Payments Generally) (to the extent related to the Borrower Guarantee and Indemnity) or Schedule IV (Insurance Requirements) of this Agreement, or the definition of “Indemnitee” or “Secured Party” in Appendix A hereto or Appendix A to the Intercreditor Agreement, or, to the extent a representation, warranty or covenant in this Agreement is made expressly with respect to the foregoing documents or is expressly in favor of or expressly conferring a benefit on the MAG Agent or a MAG Party, in each case, without the prior written consent of the MAG Agent. Notwithstanding anything contained herein to the contrary (i) this Agreement, any Loan Supplement or any other Loan Document may be amended, amended and restated, supplemented, terminated or otherwise modified without the consent of any Lender in order to give effect to any Replacement Aircraft Reallocation, provided that the relevant amendment, amendment and restatement, supplement, termination or modification solely relates to the mathematics of splitting, combining or reallocating Loans in connection with such Replacement Aircraft Reallocation, it being acknowledged, for the avoidance of doubt, that any other amendment, amendment and restatement, supplement, termination or modification shall be subject to Lender consent in accordance with the foregoing), (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of a Defaulting Lender may not be increased or extended, and amounts payable to a Defaulting Lender may not be permanently reduced, without the consent of such Defaulting Lender and (iii) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), such Lender shall have no other commitment or other obligation hereunder (but such Lender shall continue to be entitled to the benefits of Section 6.2 (Expenses), Section 6.3 (Increased Costs), Section 6.4 (Taxes) and Section 6.5 (Indemnification)) and shall have been paid in full in cash all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents.

Section 11.4. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 11.4 (Successors and Assigns), (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 11.4 (Successors and Assigns) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (g) of this Section 11.4 (Successors and Assigns) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (e) of this Section 11.4 (Successors and Assigns) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign all or a portion of its rights and obligations under this Agreement or any other Loan Document (including all or a portion of Loans at the time owing to it) (i) at any time to one or more assignees that is a Lender or an Approved Assignee or (ii) with the prior written consent of the Borrower if such assignee is not a Lender or an Approved Assignee, provided that the Borrower’s consent shall not be required if a Loan Event of Default has occurred and is continuing and shall deemed to be given if the Borrower has not objected to the transferee which is not an Approved Assignee within 10 Business Days of notification thereof); provided further that the obligations of the Borrower under the Loan Documents shall not be materially increased as a result of any such assignment; provided further that the Borrower shall not be obligated to make any payment to any assignee or to any Lender which has changed its Applicable Lending Office (unless such assignment or change in Applicable Lending Office is made at the request of an Obligor, following a Loan Event of Default or in connection with any mitigation process pursuant to Section 10 (Mitigation) of the Intercreditor Agreement) under Section 6.3 (Increased Costs) or Section 6.4 (Taxes) in an amount greater than it would have had to make had such assignment or change in Applicable Lending Office not taken place based on applicable laws at the time of such assignment or change in Applicable Lending Office; provided further that any such assignment will be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the Loans at the time owing to the assigning Lender or in the case of an assignment to a Lender or an Approved Assignee, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section 11.4 (Successors and Assigns), the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of such Trade Date) shall not be less than ten million Dollars ($10,000,000), unless each of the Agent and, so long as no Loan Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed). Any transfer or assignment by a Lender must be made pro-rata in respect of all of the Loans (and not, for example, in respect of one Loan only).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 11.4 (Successors and Assigns) and, in addition: the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Loan Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Approved Assignee, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received written notice thereof.

(iv) Assignment and Assumption. The parties to each assignment shall deliver to the Agent (A) a duly executed Assignment and Assumption Agreement, (B) a processing and recordation fee of five thousand Dollars ($5,000), (C) an Administrative Questionnaire (unless the assignee is already a Lender) and (D) the documents required under Section 6.4 (Taxes).

(v) No Assignment to an Obligor. No such assignment shall be made to any Obligor or any Affiliate of an Obligor.

(vi) No Assignment to Natural Persons or a Bristow Competitor. No such assignment shall be made to (i) a natural Person; (ii) an entity that is not a bank, insurance company or a financial institution that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or an Affiliate of any of the foregoing or (iii) a Bristow Competitor.

(c) Subject to acceptance by the Agent pursuant to subsection (c) of this Section 11.4 (Successors and Assigns), from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a Lender under this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 6.2 (Expenses), Section 6.3 (Increased Costs), Section 6.4 (Taxes) and Section 6.5 (Indemnification) with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by any Lender of rights or obligations under this Agreement that does not comply with this subsection (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 11.4 (Successors and Assigns).

(d) The Agent, acting solely for this purposes as a non-fiduciary agent of the Borrower, shall maintain at one of its offices (i) a copy of each Assignment and Assumption Agreement delivered to it and (ii) a register for the recordation of the names and addresses of the Lenders and the principal amount (and stated interest) of each Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. Information contained in the Register shall be conclusive, absent manifest error.

(e) A Lender may sell or agree to sell to one or more other Persons (other than the Guarantor or its Affiliates) a participation in all or any part of the Loans held by it, or in its Pro Rata Share of the Loans (each purchaser of a participation, a “Participant”); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Pro Rata Share of the Loans) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Guarantor, the Agent and the Security Trustee shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) no Participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower or Guarantor therefrom, except to the extent that such amendment, waiver or consent would (A) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of such Lender’s Pro Rata Share of the Loans, (B) extend the date fixed for the payment of principal of or interest on any Loan or any portion of any fee hereunder payable to the Lender, (C) reduce the amount of any such payment of principal, (D) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Lenders, to a level below the portion of such rate or fee which the Participant is entitled to receive or (E) alter the rights or obligations of the Borrower to prepay the Loans and (v) each Participant shall be entitled to the benefit of Section 6.3 (Increased Costs), Section 6.4 (Taxes) and Section 6.5 (Indemnification) to the same extent as if it was a Lender but, with respect to any particular Participant, to no greater extent than the Lender that sold the participation to such Participant.

(f) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”), provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(g) In addition to the assignments and participations permitted under the foregoing provisions of this Section 11.4 (Successors and Assigns), any Lender may without consulting with or obtaining consent from any Obligor at any time charge, assign or otherwise create a Lien in or over (whether by way of collateral or otherwise) all or any of its rights under any Loan Document to secure the obligations of that Lender including, without limitation (i) any charge, assignment or other Lien to secure obligations to a federal reserve or central bank and (ii) in the case of any Lender which is a fund, any charge, assignment or other Lien granted to any holders (or any trustee or representatives of such holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or other Lien shall (x) release a Lender from any of its obligations under the Loan Documents or substitute the beneficiary of the relevant charge, assignment or Lien for the Lender as a party to any of the Loan Documents or (y) require any greater payments to be made by an Obligor, or grant to any Person any more extensive rights than, those required to be made or granted to the relevant Lender under the Loan Documents.

(h) A Lender may furnish any information concerning an Obligor in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 11.11 (Confidentiality).

Section 11.5. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, THE SECURITY TRUSTEE OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING DESCRIBED IN SUBSECTION (B) OF THIS SECTION 11.5 (GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS) AND BROUGHT IN ANY COURT REFERRED TO IN SUBSECTION (B) OF THIS SECTION 11.5 (GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS). EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.1 (NOTICES) AND, IN THE CASE OF THE BORROWER, CLAUSE (D) BELOW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(e) THE BORROWER SHALL AT ALL TIMES MAINTAIN AN AGENT FOR SERVICE OF PROCESS IN THE STATE OF NEW YORK. THE BORROWER HEREBY APPOINTS AS SUCH AGENT, AND AGREES THAT THE PROCESS BY WHICH ANY SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK BEGUN IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE SERVED ON IT BY BEING DELIVERED TO C T CORPORATION SYSTEM, 111 EIGHTH AVENUE, NEW YORK, NEW YORK, USA. THE BORROWER UNDERTAKES NOT TO REVOKE THE AUTHORITY OF SUCH AGENT AND IF, FOR ANY REASON, SUCH AGENT NO LONGER SERVES AS AGENT OF THE BORROWER TO RECEIVE SERVICE OF PROCESS IN THE STATE OF NEW YORK THE BORROWER SHALL PROMPTLY APPOINT ANOTHER SUCH AGENT ACCEPTABLE TO THE SECURITY TRUSTEE AND THE AGENT AND ADVISE THE SECURITY TRUSTEE AND THE AGENT THEREOF. FAILING SUCH APPOINTMENT BY THE BORROWER, THE BORROWER HEREBY AUTHORISES THE SECURITY TRUSTEE TO APPOINT AN AGENT ON ITS BEHALF.

Section 11.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6 (WAIVER OF JURY TRIAL).

Section 11.7. Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of a Loan Default or a Loan Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any and all Secured Obligations held by such Lender, irrespective of whether such Lender shall have made demand hereunder and although such Secured Obligations may be unmatured. Each Lender agrees promptly to notify the Agent and the Borrower after any such set-off and any application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender agrees to apply all amounts collected from any such set off to the Secured Obligations before applying such amounts to any other Financial Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender.

Section 11.8. Counterparts; Integration; Third Party Beneficiaries. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, the MAG Lease Restructuring Documents and any separate letter agreement(s) relating to any fees payable to the Agent or the Security Trustee constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Each Indemnitee is an express third party beneficiary of this Agreement and, subject to the last sentence of Section 9.1 (Loan Events of Default) is entitled to enforce the terms of this Agreement expressed in its favor, provided that no Indemnitee that is not a Finance Party shall have any right under Section 11.3(b) of this Agreement, except to the extent expressly set forth in the proviso to such provision.

Section 11.9. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, the Security Trustee or any Lender may have had notice or knowledge of any Loan Default or Loan Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loans or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Section 6.2 (Expenses), Section 6.3 (Increased Costs), Section 6.4 (Taxes), Section 6.5 (Indemnification), and Article XI (Miscellaneous) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, the other Loan Documents, the MAG Lease Restructuring Documents and the making of the Loans.

Section 11.10. Severability. Any provision of this Agreement, any other Loan Document or any MAG Lease Restructuring Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.11. Confidentiality. Each of the Agent, the Security Trustee and the Lenders agrees to maintain the confidentiality of any information provided to it by the Borrower, the Guarantor or any Subsidiary of the Guarantor, except that such information may be disclosed (i) to any Related Party of the Agent, the Security Trustee or any such Lender, including without limitation accountants, legal counsel and other advisors, solely for purposes of evaluating such information, (ii) to the extent required by the rules of a securities exchange, applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any taxation or regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 11.11 (Confidentiality), or which becomes available to the Agent, the Security Trustee, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower or any Subsidiary, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (ix) subject to provisions substantially similar to this Section 11.11 (Confidentiality), to any actual or prospective assignee or Participant, or (vi) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section 11.11 (Confidentiality) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 11.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on any Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.12 (Interest Rate Limitation) shall be cumulated and the interest and Charges payable to such Lender in respect of other periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at a rate determined by the Agent in accordance with banking industry rules on interbank compensation to the date of repayment (to the extent permitted by applicable law), shall have been received by the Lender.

Section 11.13. Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither the Borrower nor any other Obligor is required to affix its corporate seal to this Agreement, any other Loan Document or any MAG Lease Restructuring Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by the Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing its corporate seal to this Agreement, any other Loan Document or any MAG Lease Restructuring Document.

Section 11.14. Patriot Act. The Agent, the Security Trustee and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it may be required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of such Obligors and other information that will allow such Lender or the Agent, as applicable, to identify such Obligor in accordance with the Patriot Act. Each Obligor shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Agent, the Security Trustee or any Lender in order to assist the Agent, the Security Trustee and the Lenders in maintaining compliance with the Patriot Act.

Section 11.15. Officer’s Certificates. It is not intended that any certificate of any officer or director of the Borrower delivered to the Agent, the Security Trustee or any Lender pursuant to this Agreement shall give rise to any personal liability on the part of such officer or director.

Section 11.16. Effect of Inclusion of Exceptions. It is not intended that the specification of any exception to any covenant herein shall imply that the excepted matter would, but for such exception, be prohibited or required.

Section 11.17. ITAR Aircraft.

(a) The parties hereto hereby agree and acknowledge that (i) financing of the ITAR Aircraft is subject to the United States International Traffic in Arms Regulations (“ITAR”) and the terms and conditions of all applicable ITAR authorizations; (ii) transfer of ownership, change of end-use, and export/re-export of the Aircraft must be in compliance with ITAR at all times; (iii) any changes in the use of the ITAR Aircraft, or any re-transfers or re-exports of the Aircraft will require prior written authorization from the U.S. Department of State; (iv) access to the ITAR Aircraft and ITAR-controlled technical data related to the ITAR Aircraft is restricted to only those Persons who are authorized by the U.S. Department of State and/or ITAR.

(b) The parties further acknowledge that the ITAR Aircraft were exported to their current locations pursuant to certain export licenses and/or authorizations obtained from the U.S. Department of State. When requested by the Borrower, the Agent, the Security Trustee and the Lenders shall promptly and without additional cost, furnish the Borrower with any documentation which is reasonably necessary to support the Borrower’s application for any required amendment, renewal or replacement of such licenses and/or authorizations.

(c) The parties hereto hereby further acknowledge that the ITAR-controlled technical data related to the ITAR Aircraft is subject to ITAR. The Agent, the Security Trustee and each Lender agrees that, notwithstanding anything to the contrary contained in any Loan Document, no technical data, information or other items in each case which is ITAR-controlled provided by Bristow in connection with the ITAR Aircraft shall be provided to any foreign Persons or to a foreign entity, including without limitation, a foreign employee or subsidiary of the Agent, the Security Trustee or any Lender (including those located in the U.S. and the U.K.), without the express written authorization of the appropriate export license, technical assistance agreement or other requisite authorization for technical data or items in each case which is ITAR-controlled.

(d) The parties agree and acknowledge that either party must notify the other of the details and circumstances of any alleged violation or noncompliance with any and all applicable regulations or government authorizations that relate to the ITAR Aircraft.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BRISTOW EQUIPMENT LEASING LTD., as Borrower
By	/s/ L. Don Miller
Name: L. Don Miller
Title: Vice President
PK TRANSPORTATION FINANCE IRELAND LIMITED, as a Lender
By	/s/ Frank Cantillon
Name: Frank Cantillon
Title: Director
PK AIRFINANCE S.À R.L., as Agent
By	/s/ Frank Cantillon
Name: Frank Cantillon
Title: Attorney
PK AIRFINANCE S.À R.L., as Security Trustee
By	/s/ Frank Cantillon
Name: Frank Cantillon
Title: Attorney

SCHEDULE I

COMMITMENT

Lenders	Total Commitment
PK Transportation Finance Ireland Limited	$230,000,000
Total Commitments	$230,000,000

Sch. I-1

SCHEDULE II

CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT

PART A

CONDITIONS PRECEDENT TO EFFECTIVENESS

1.	A certificate of the Secretary, Assistant Secretary or a Director of each of the Guarantor and the Borrower attaching and certifying copies of its constitutional documents and of the resolutions of its board of directors, and authorizations, authorizing the execution and delivery of the Loan Documents and MAG Lease Restructuring Documents to which it is a party and the performance of its obligations thereunder and certifying the name, title and true signature of each of its officers which are authorized to execute the Loan Documents and MAG Lease Restructuring Documents to which it is a party.

2.	A copy of an executed counterpart with an original to follow of:

(a)	this Agreement;

(b)	the Intercreditor Agreement;

(c)	the MAG Agency Agreement;

(d)	the Cost of Funds Side Letter;

(e)	each Fee Letter;

(f)	the Bristow Guarantee;

(g)	the Borrower Guarantee and Indemnity; and

(h)	the MAG Lease Restructuring Agreement.

3.	Evidence that the process agent of the Borrower and the Guarantor under each of the relevant Loan Documents and MAG Lease Restructuring Documents to which it is a party has accepted its appointment.

4.	An original legal opinion (or a copy with the original to follow), covering such matters related to the Loan Documents as the Agent shall reasonably request, of:

(a)	Baker Botts L.L.P., legal advisors to the Obligors in the State of New York and the State of Delaware; and

(b)	Maples and Calder, Cayman Islands law legal advisors.

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5.	The annual audited consolidated financial statements of the Guarantor for the Fiscal Year ended March 31, 2017, including the balance sheet, income statement and cash flow statement, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

6.	Such forecast financial information (including, without limitation, in respect of operating costs, earnings debt service and financial obligations under the Lease Agreements) in respect of the Borrower and the Lessee as the Agent may reasonably request.

7.	All “know your customer” requirements specified by the Finance Parties in relation to the Borrower, the Borrower Parent, the Lessee and the Guarantor shall have been satisfied.

8.	Copies of each condition precedent required to be delivered pursuant to the MAG Lease Restructuring Agreement (including, if applicable, any MAG Lease Amendment Agreement(s) required to be delivered thereunder).

9.	The Secured Parties shall have received all fees and other amounts due and payable to the Secured Parties pursuant to the Loan Documents and the MAG Lease Restructuring Documents on or prior to the Effective Date.

10.	Written confirmation from the Guarantor regarding the maintenance reserve rates to be set forth in the PBH Rate Side Letter to be delivered prior to the first Borrowing Date.

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PART B

CONDITIONS PRECEDENT TO THE INITIAL BORROWING

1.	All conditions to effectiveness set forth in Part A (Conditions Precedent to Effectiveness) of this Schedule II (Conditions Precedent and Conditions Subsequent) shall have been satisfied (unless deferred or waived in accordance with Section 3.5 (Waiver)).

2.	A solvency certificate in respect of each of the Borrower, the Borrower Parent, the Lessee and the Guarantor.

3.	A copy of an executed counterpart with (except for the Lease Agreements and the PBH Agreements, for which only copies will be provided) an original to follow of:

(a)	the Borrower Share Charge (together with each notice, certificate and other document required to be delivered thereunder);

(b)	the Borrower Security Agreement;

(c)	the Lessee Security Agreement;

(d)	each Lease Agreement (other than the Lease Agreements in respect of the ITAR Aircraft, copies of which shall be provided on or prior to the relevant Borrowing Date(s) for such ITAR Aircraft);

(e)	the Borrower Account Pledge and the Borrower Account Control Agreement (together with each notice, certificate and other document required to be delivered thereunder);

(f)	subject to Section 3.3 (PBH Agreements), each PBH Agreement (which may be redacted as contemplated in Section 3.3 (PBH Agreements)) and PBH Tripartite Agreement in respect of each Airframe, Engine, MAG Airframe, MAG Engine, Other MAG Airframe and Other MAG Engine; and

(g)	the PBH Rate Side Letter.

3.	Copies of each condition precedent required to be delivered pursuant to the MAG Lease Restructuring Agreement (including, if applicable, any MAG Lease Amendment Agreement(s) required to be delivered thereunder).

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PART C

CONDITIONS PRECEDENT TO EACH BORROWING

1.	A certificate of the Secretary, Assistant Secretary or a Director of each Obligor and the Lessee attaching and certifying copies of its constitutional documents and of the resolutions of its board of directors, and authorizations, authorizing the execution and delivery of the Loan Documents, the Lease Documents, the Sublease Documents and the other Transaction Documents to which it is a party and the performance of its obligations thereunder and certifying the name, title and true signature of each of its officers which are authorized to execute the Loan Documents, the Lease Documents, the Sublease Documents and the other Transaction Documents to which it is a party, provided that if the Secretary, Assistant Secretary or a Director of such Obligor has previously delivered a certified copy of any such constitutional documents, resolutions, authorizations and specimen signatures to the Agent and such constitutional documents, resolutions, authorizations and specimen signatures have not changed, the Secretary, Assistant Secretary or Director of such Obligor may so certify in lieu of attaching a certifying a copy of the same document.

2.	A Notice of Borrowing shall have been delivered in respect of the relevant Borrowing in accordance with Section 2.3 (Requests for Borrowings).

3.	A copy of an executed counterpart with (except for any relevant Sublease Agreement, Sub-Sublease Agreement and/or Sub-Sub-Sublease Agreement, for which only copies shall be provided) an original to follow of:

(a)	the relevant Aircraft Contribution and Assumption Agreement(s);

(b)	the relevant Loan Supplement;

(c)	to the extent not previously delivered, the relevant Lease Agreement;

(d)	the relevant Sublease Agreement (together with the Subordination Agreement in respect of such Sublease Agreement);

(e)	any relevant Sub-Sublease Agreement (together with the Subordination Agreement in respect of such Sub-Sublease Agreement) (if applicable);

(f)	any relevant Sub-Sub-Sublease Agreement (together with the Subordination Agreement in respect of such Sub-Sub-Sublease Agreement) (if applicable);

(g)	the relevant Borrower Security Agreement Supplement;

(h)	the relevant Local Law Mortgage (if applicable);

(i)	the relevant Lessee Security Agreement Supplement;

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(j)	any relevant Sublessee Security Agreement and Sublessee Security Agreement Supplement (if applicable);

(k)	any relevant Sub-Sublessee Security Agreement and Sub-Sublessee Security Agreement Supplement (if applicable);

(l)	the relevant Deregistration Power of Attorney (if applicable);

(m)	the relevant IDERA (if applicable);

(n)	the relevant Eurocontrol Letter (if applicable);

(o)	the relevant Air Traffic Control Letter (if applicable); and

(p)	each notice and acknowledgement required to be executed and delivered in connection with the foregoing.

4.	Evidence (including, without limitation, a duly executed copy of the relevant bill of sale and copies of each of the documents required to be delivered in connection with the transfer of title to such Aircraft pursuant to the relevant Aircraft Contribution and Assumption Agreement) that:

(a)	the Borrower has (or, on or prior to the relevant Borrowing Date will have) full legal and beneficial title to the relevant Aircraft free of all Liens other than the Liens created under (i) the Security Documents, (ii) the Lease Documents, any Sublease Documents, any Sub-Sublease Documents and/or any Sub-Sub-Sublease Documents in relation to the Aircraft and/or (iii) Liens described in clauses (c), (i) and (j) of the definition of “Permitted Liens”;

(b)	any purchase price or other consideration payable in connection with such title transfer has been (or, concurrently with the relevant Utilisation and the application of the proceeds thereof, will be) fully paid, together with any taxes or dues payable in respect of such transfer; and

(c)	any existing financing in respect of the relevant Aircraft and the related Collateral has been (or, concurrently with the relevant Borrowing and the application of the proceeds thereof, will be) fully discharged and the associated security released.

5.	Copies of each of the conditions precedent required to be delivered pursuant to the relevant Lease Agreement, the relevant Sublease Agreement, any relevant Sub-Sublease Agreement and any relevant Sub-Sub-Sublease Agreement.

6.	Copies of a letter of undertaking and certificate in relation to the insurances in respect of the relevant Aircraft required to be maintained pursuant to the relevant Lease Agreement and this Agreement.

7.	If the relevant Aircraft is registered in:

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(a)	the United Kingdom, evidence that a priority notice has been registered with the United Kingdom Civil Aviation Authority, confirming that, for a period specified therein, no other Lien can be registered with the United Kingdom Civil Aviation Authority in respect of the Aircraft other than the Lien created in favour of the Security Trustee under the Borrower Security Agreement (as supplemented by the relevant Borrower Security Agreement Supplement); or

(b)	Australia:

(i)	evidence that PPSA financing statements and such other applicable documents as may be required to perfect the Liens over the relevant Collateral have been duly filed on the PPS Register as required in order to perfect such Liens (if not previously recorded);

(ii)	a copy of a duly signed and undated Australian Civil Aviation Safety Authority Form 1538 (IDERA Application) in a form and substance satisfactory to the Agent; and

(iii)	a copy of a duly signed and undated Australian Civil Aviation Safety Authority Form 027 (Part 1 and Part 2) evidencing the change in registered owner of the relevant Aircraft in a form and substance satisfactory to the Agent;

(c)	Nigeria:

(i)	evidence that Bristow Helicopters (Nigeria) Limited has a valid and subsisting certificate of incorporation issued by the Corporate Affairs Commission and that its constitutional documents (including, without limitation, its memorandum and articles of association, certificate of incorporation (if applicable), particulars of its directors and any change thereto and particulars of its company secretary), together with its 2016 annual returns, have been duly filed and certified at the Corporate Affairs Commission;

(ii)	(A) evidence that the relevant Local Law Mortgage, the relevant Deregistration Power of Attorney and the relevant IDERA have each been delivered to Udom & Udom in form sufficient for filing with the Aircraft Registry of the Nigerian Civil Aviation Authority (save for the stamping of the relevant Local Law Mortgage and the relevant Deregistration Power of Attorney by the Nigerian Federal Inland Revenue Service, which will be completed in accordance with paragraph 2(d) of Part D (Conditions Subsequent Conditions to each Borrowing) of Schedule II (Conditions Precedent and Conditions Subsequent) of the Credit Agreement), and (B) confirmation that any applicable stamp duty payment on the relevant Local Law Mortgage and the relevant Deregistration Power of Attorney has been paid in full in immediately available funds to the Nigerian Federal Inland Revenue Service (or to the account of the Federal Government of Nigeria, for the account of the Nigerian Federal Inland Revenue Service);

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(iii)	evidence that any applicable registration fee payable to the Nigerian Civil Aviation Authority in respect of the relevant Local Law Mortgage, the relevant Deregistration Power of Attorney and the relevant IDERA has been paid in full in immediately available funds to the Nigerian Civil Aviation Authority (or to the account of the Federal Government of Nigeria, for the account of the Nigerian Civil Aviation Authority);

(iv)	evidence that the relevant IDERA has been duly executed by an authorized signatory of Bristow Helicopters (Nigeria) Limited and delivered to Udom & Udom in form sufficient for filing with the Nigerian Civil Aviation Authority and countersignature by the Director General of the Nigerian Civil Aviation Authority or any other officer duly authorized by the Director General of the Nigerian Civil Aviation Authority;

(v)	a copy of the current certificate of registration issued by the Aircraft Registry of the Nigerian Civil Aviation Authority in respect of the relevant Aircraft, together with (x) evidence that the lease agreement pursuant to which Bristow Helicopters (Nigeria) Limited currently operates the relevant Aircraft has been duly filed with the Nigerian Civil Aviation Authority and any applicable registration fees in connection thereto have been received in full by the Nigerian Civil Aviation Authority and (y) a receipt from the Nigerian Federal Inland Revenue Service or other evidence confirming that the lease agreement pursuant to which Bristow Helicopters (Nigeria) Limited currently operates the relevant Aircraft has been assessed at, and stamped by, the Nigerian Federal Inland Revenue Service and any stamp duty payable thereon has been received in full by the Nigerian Federal Inland Revenue Service; and

(vi)	evidence that a duly executed application from Bristow Helicopters (Nigeria) Limited for the issuance of a new certificate of registration in respect of the relevant Aircraft reflecting the Borrower as the new owner of the relevant Aircraft has been delivered to Udom & Udom in form sufficient for filing with the Nigerian Civil Aviation Authority, together with copies of the relevant Lease Agreement, the relevant Sublease Agreement, any relevant Sub-Sublease Agreement and any relevant Sub-Sub-Sublease Agreement, each in a form sufficient to be provided to (but not, for the avoidance of doubt, formally filed with) the Nigerian Civil Aviation Authority for informational purposes only as evidence of the new lease chain of the relevant Aircraft.

8.	An original legal opinion (or a copy with the original to follow) of:

(a)	Baker Botts L.L.P., legal advisors to the Obligors in the State of New York and the State of Delaware;

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(b)	Maples and Calder, Cayman Islands law legal advisors;

(c)	legal counsel in the State of Registration of the relevant Aircraft (being Clifford Chance LLP and Baker Botts (UK) LLP in respect of England, Advokatfirmaet Thommessen AS in respect of Norway, Udom & Udom and Udo Udoma & Belo-Osagie in respect of Nigeria and Clifford Chance Sydney and DLA Piper Australia in respect of Australia), legal advisors in such State of Registration; and

(d)	McAfee & Taft, in respect of the relevant Cape Town Convention filings,

in each case, covering such matters as the Agent may reasonably require (including, without limitation, tax matters).

9.	Evidence that the process agent of each Obligor and the Lessee under each of the relevant Loan Documents and MAG Lease Restructuring Documents to which it is a party has accepted its appointment.

10.	Each of the Secured Parties shall have received (or shall be satisfied that it will receive on the relevant Borrowing Date, including as a result of the netting of such amounts from the relevant Loan) (i) the fees referred to in the Fee Letter as being payable to it on or before such Borrowing Date and (ii) all other amounts due and payable to the Secured Parties pursuant to the Loan Documents and the MAG Lease Restructuring Documents on or prior to such Borrowing Date.

11.	The Agent shall be satisfied that (i) no Total Loss (and no event or circumstance which, with the passing of time, the giving of notice or the making of any determination would, or might reasonably be expected to be, a Total Loss) has occurred in respect of the relevant Aircraft, (ii) no Loan Default or Loan Event of Default is continuing or would result from the proposed Borrowing and (iii) all of the representations and warranties of each Obligor, the Lessee, the relevant Sublessee, any relevant Sub-Sublessee and any relevant Sub-Sub-Sublessee contained in any of the Loan Documents, the MAG Lease Restructuring Documents, the Lease Documents, the Sublease Documents, any relevant Sub-Sublease Documents and any relevant Sub-Sub-Sublease Documents are true and correct in all material respects (except to the extent such representations and warranties are expressly limited to an earlier date, in which case, they shall be true and correct in all material respects as of such earlier date), and the Agent and the Security Trustee shall have received a certificate from an officer of each Obligor and the Lessee certifying as to the same.

12.	Evidence that any consents required from any existing financier to any Obligor or any Affiliate thereof (including any trust in respect of which any Obligor or any Affiliate of any Obligor is the beneficiary) in relation to the transfer of title to the relevant Aircraft to the Borrower, the financing of the relevant Aircraft hereunder and the other transaction contemplated hereunder have been obtained.

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13.	Confirmation that the Borrower, the Lessee, the relevant Sublessee, any relevant Sub-Sublessee and any relevant Sub-Sub-Sublessee are Transacting User Entities on the International Registry, and evidence that the International Interests in respect of the relevant Airframe and Engines created under:

(a)	the Borrower Security Agreement (as supplemented by the relevant Borrower Security Agreement Supplement);

(b)	any applicable Local Law Mortgage;

(c)	the relevant Lease Agreement (as assigned pursuant to the Borrower Security Agreement (as supplemented by the relevant Borrower Security Agreement Supplement));

(d)	the relevant Sublease Agreement (as assigned pursuant to the Lessee Security Agreement (as supplemented by the relevant Lessee Security Agreement Supplement) and the Borrower Security Agreement (as supplemented by the relevant Borrower Security Agreement Supplement));

(e)	any relevant Sub-Sublease Agreement (as assigned pursuant to the relevant Sublessee Security Agreement (as supplemented by the relevant Sublessee Security Agreement Supplement), Lessee Security Agreement (as supplemented by the relevant Lessee Security Agreement Supplement) and the Borrower Security Agreement (as supplemented by the relevant Borrower Security Agreement Supplement); and

(f)	any relevant Sub-Sub-Sublease Agreement (as assigned pursuant to the relevant Sub-Sublessee Security Agreement (as supplemented by the relevant Sub-Sublessee Security Agreement Supplement), the relevant Sublessee Security Agreement (as supplemented by the relevant Sublessee Security Agreement Supplement), Lessee Security Agreement (as supplemented by the relevant Lessee Security Agreement Supplement) and the Borrower Security Agreement (as supplemented by the relevant Borrower Security Agreement Supplement), have been registered (or arrangements satisfactory to the Agent shall have been made to register upon the relevant Borrowing) on the International Registry in accordance with the Cape Town Convention, and the Borrower shall have given the Security Trustee all “Rights to Discharge” in the Borrower’s favor (or transferred to the Borrower by the Lessee) for all such registrations.

14.	If the relevant Aircraft is an ITAR Aircraft, copies of all applicable ITAR authorizations with respect to the financing of the relevant Aircraft and which are required, inter alia, in respect of the Security Trustee and its technical advisor/inspector.

15.	Evidence that UCC financing statements and such other applicable documents as may be required to perfect the Liens over the relevant Collateral have been duly filed in all jurisdictions as required in order to perfect such Liens (if not previously recorded).

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16.	Copies of UCC, tax, and judgment search reports in all necessary or appropriate jurisdictions and under all legal and trade names of the Obligors and the Lessee reasonably requested by the Agent, and such other searches relating to the Obligors, the Lessee and the Collateral reasonably requested by the Agent, in each case, indicating that there are no prior Liens on any of the relevant Collateral other than (i) the relevant Lease Agreement, the relevant Sublease Agreement, any relevant Sub-Sublease Agreement and any relevant Sub-Sublease Agreement, (ii) the Liens created pursuant to the Security Documents and (iii) any Liens described in clauses (c), (i) and (j) of the definition of “Permitted Liens”.

17.	Certified copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any Requirement of Law, or by any contractual obligation of each Obligor, the Lessee, the relevant Sublessee, any relevant Sub-Sublessee and/or any relevant Sub-Sub-Sublessee, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents, the MAG Lease Restructuring Documents, the Lease Documents, the Sublease Documents, any relevant Sub-Sublease Documents and/or any relevant Sub-Sub-Sublease Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the Loans or any transaction being financed with the proceeds thereof shall be ongoing.

18.	A copy of the certificate of airworthiness and the certificate of registration issued in respect of the relevant Aircraft by the State of Registration for such Aircraft.

19.	A copy of the Air Operator’s Certificate for the relevant Operator issued by the State of Registration of the relevant Aircraft.

20.	No Change in Law shall have occurred that would make it a violation of law or governmental regulations for any Lender to make the relevant Loan.

21.	All “know your customer” and other checks required by the Finance Parties in relation to the Obligors, the Lessee, the relevant Sublessee, any relevant Sub-Sublessee and any relevant Sub-Sub-Sublessee shall have been satisfied.

22.	Such other documents and/or evidence as the Agent, acting reasonably and following advice from its legal counsel, may require on reasonable notice to the Borrower, in each case in form and substance reasonably satisfactory to the Agent.

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PART D

CONDITIONS SUBSEQUENT TO EACH BORROWING

1.	Copies of each of the conditions subsequent required to be delivered pursuant to the relevant Lease Agreement, the relevant Sublease Agreement, any relevant Sub-Sublease Agreement and any relevant Sub-Sub-Sublease Agreement, within the time period specified therein.

2.	If the relevant Aircraft is registered in:

(a)	Australia:

(i)	within one (1) day of the relevant Borrowing Date (or such later date agreed by the Agent), evidence that the Australian Civil Aviation Safety Authority Form 27 (Part 1 and Part 2) for the relevant Aircraft have each been lodged with the Australian Civil Aviation Safety Authority;

(ii)	within twenty one (21) days of the relevant Borrowing Date (or such later date agreed by the Agent), evidence that the Australian Civil Aviation Safety Authority has updated the certificate of registration for the relevant Aircraft;

(iii)	within one (1) day of the satisfaction of (ii) above for the relevant Aircraft (or such later date agreed by the Agent) evidence that the relevant Australian Civil Aviation Safety Authority Form 1538 has been lodged with the Australian Civil Aviation Safety Authority; and

(iv)	within twenty one (21) days of the lodgement of the Australian Civil Aviation Safety Authority Form 1538 for the relevant Aircraft pursuant to (iii) above (or such later date agreed by the Agent), evidence that the relevant Australian Civil Aviation Safety Authority Form 1538 has been acknowledged by the Australian Civil Aviation Safety Authority;

(b)	Norway, within one (1) Business Day of the relevant Borrowing Date (or such later date agreed by the Agent), evidence that the relevant Local Law Mortgage and the relevant IDERA have each been registered with the Norwegian Civil Aircraft Register;

(c)	the United Kingdom, within five (5) Business Days of the relevant Borrowing Date (or such later date agreed by the Agent), evidence that the Borrower Security Agreement (as supplemented by the relevant Borrower Security Agreement Supplement) and the relevant IDERA have each been registered with the United Kingdom Civil Aviation Authority; or

(d)	Nigeria, within fifteen (15) Business Days of the relevant Borrowing Date (or such later date as may be agreed by the Agent), evidence that the relevant Local Law Mortgage and the relevant Deregistration Power of Attorney have each been assessed at, and stamped by, the Nigerian Federal Inland Revenue Service (if required to be assessed), and the Nigerian Federal Inland Revenue Service has confirmed receipt of any stamp duty payment thereon (if applicable) in full.

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3.	With respect to any relevant Lien granted by a Sublessee, Sub-Sublessee and/or Sub-Sub-Sublessee which is incorporated in England, within twenty one (21) days of the relevant Borrowing Date, evidence that the document creating such Lien has been registered with the English Registrar of Companies.

4.	No later than thirty (30) days following the relevant Borrowing Date, evidence that nameplates noting the Borrower as owner and the Security Trustee as mortgagee have been installed on the relevant Airframe.

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SCHEDULE III

THE FINANCE PARTIES

1.	ROLE OF THE AGENT

1.1	Appointment of the Agent

1.1.1	Each of the Lenders appoints the Agent to act as its Agent under and in connection with the Loan Documents.

1.1.2	Each of the Lenders authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Loan Documents together with any other incidental rights, powers, authorities and discretions.

1.2	Duties of the Agent

1.2.1	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

1.2.2	Except where a Loan Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

1.2.3	If the Agent receives notice from a Party referring to this Agreement, describing a Loan Default or a Loan Event of Default and stating that the circumstance described is a Loan Default or a Loan Event of Default, it shall promptly notify the other Finance Parties.

1.2.4	If the Agent is aware of the non-payment of any principal, interest, or other amount payable to a Finance Party (other than the Agent) under this Agreement it shall promptly notify the other Finance Parties.

1.2.5	The Agent’s duties under the Loan Documents are solely mechanical and administrative in nature.

1.3	No fiduciary duties

1.3.1	Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of any other Person.

1.3.2	The Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

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1.4	Business with the Obligors

The Agent may accept deposits from, lend money to and generally engage in any kind of business of any nature whatsoever with any Obligor.

1.5	Rights and discretions of the Agent

1.5.1 The Agent may rely on:

(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any Person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

1.5.2	The Agent may assume (unless it has received notice to the contrary in its capacity as Agent for the Lenders) that:

(a)	no Loan Default or Loan Event of Default has occurred (unless it has actual knowledge of a Loan Default or a Loan Event of Default arising by reason of non-payment of a sum due to be paid to the Agent); and

(b)	any right, power, authority or discretion vested in any Party or the Lenders has not been exercised.

1.5.3	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, valuers, appraisers, maintenance providers, surveyors or other experts.

1.5.4	The Agent may act in relation to the Loan Documents through its personnel and agents.

1.5.5	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

1.5.6	Notwithstanding any other provision of any Loan Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of any duty or duty of confidentiality.

1.6 Required Lenders’ instructions

1.6.1	Unless a contrary indication appears in a Loan Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Required Lenders (or, if so instructed by the Required Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent), (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Required Lenders and (iii) not be liable for any omission if it refrains from taking any action due to the absence of any instruction from the Required Lenders.

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1.6.2	Unless a contrary indication appears in a Loan Document, any instructions given by the Required Lenders will be binding on all the Finance Parties.

1.6.3	The Agent may refrain from acting in accordance with the instructions of the Lenders (or, if appropriate, the Required Lenders) until it has received such security as it may require for any Loss (together with any associated VAT) which it may incur in complying with the instructions.

1.6.4	In the absence of instructions from the Required Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

1.6.5	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Loan Document.

1.7	Responsibility for documentation

The Agent:

1.7.1	is not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by it, the Security Trustee, an Obligor or any other Person given in or in connection with any Loan Document; and

1.7.2	is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Loan Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Loan Document.

1.8	Exclusion of liability

1.8.1	Without limiting paragraph 1.8.2 below, the Agent will not be liable for any action taken by it under or in connection with any Loan Document, unless directly caused by its gross negligence or wilful misconduct.

1.8.2	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Loan Document and any officer, employee or Agent of the Agent may rely on this Section.

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1.8.3	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Loan Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

1.8.4	Nothing in this Agreement shall oblige the Agent to carry out any “know your customer” or other checks in relation to any Person on behalf of any lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

1.8.5	The liability of the Agent under the Loan Documents for any claim for which it is expressed to be personally liable by virtue of the provisions of the Loan Documents shall be limited in aggregate to an amount equal two (2) calendar years of fees paid to the Agent (for its own account) under any Fee Letter.

1.9	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its participation in each relevant Loan or, if no Loan has then been made, to its share of the Total Commitments) indemnify the Agent, within three (3) Business Days of demand, against any Loss incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Loan Documents (unless the Agent has been reimbursed by the Borrower or any other Obligor pursuant to a Loan Document).

1.10	Resignation of the Agent

1.10.1	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

1.10.2	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Required Lenders may appoint a successor Agent, which shall be either (i) an Affiliate of the Agent or (ii) a commercial bank which has a combined capital and surplus of at least one hundred million Dollars ($100,000,000).

1.10.3	If the Required Lenders have not appointed a successor Agent in accordance with paragraph 1.10.2 above within thirty (30) days after notice of resignation was given, the Agent may appoint a successor Agent, which shall be either (i) an Affiliate of the Agent or (ii) a commercial bank which has a combined capital and surplus of at least one hundred million Dollars ($100,000,000).

1.10.4	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Loan Documents.

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1.10.5	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

1.10.6	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Loan Documents but shall remain entitled to the benefit of this paragraph 1.10. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

1.10.7	The Required Lenders may, by notice to the Agent, require it to resign in accordance with paragraph 1.10.2 above. In this event, the Agent shall resign in accordance with paragraph 1.10.2 above.

1.10.8	A change in the identity of the Agent shall not (unless effected pursuant to a mitigation process pursuant to Section 10 (Mitigation) of the Intercreditor Agreement) result in any Obligor having to make any increased payment or perform any increased obligations under the provisions of the Loan Documents based on circumstances existing at the time of such change in Agent.

1.10.9	The Agent shall resign in accordance with this paragraph 1.10 (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to this paragraph 1.10) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under the Loan Documents:

(a)	the Agent fails to respond to a request for confirmation regarding whether it is a FATCA Exempt Party and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)	the information supplied by the Agent pursuant to (a) above indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(c)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Lender, by notice to the Agent, requires it to resign.

1.11	Confidentiality

1.11.1	In acting as agent for the Finance Parties, the Agent shall be regarded as acting as agent and in acting in such capacity shall be treated as a separate entity from any other of its departments.

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1.11.2	If information is received by another department of the Agent or any Affiliate of the Agent or other entity within the same corporate group as the Agent, it may be treated as confidential to that department and the Agent shall not be deemed to have notice of it. The Agent shall not be treated as having actual knowledge of any matter unless and until the relevant matter is notified in writing to a Person within the agency division of the Agent who is administering the transactions contemplated by the Loan Documents by delivery of a notice of such matter to the email address specified in Section 15 (Notices) of the Intercreditor Agreement.

1.12	Relationship with the Lenders

The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Applicable Lending Office unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

1.13	Credit Appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Loan Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Loan Document including but not limited to:

1.13.1	the financial condition, status and nature of each Obligor;

1.13.2	the legality, validity, effectiveness, adequacy or enforceability of any Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

1.13.3	whether that Lender has recourse, and the nature and extent of that recourse, against any Party, any Obligor or any of its respective assets under or in connection with any Loan Document, the transactions contemplated by the Loan Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document; and

1.13.4	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party, any Obligor or by any other Person under or in connection with any Loan Document, the transactions contemplated by the Loan Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

1.14	Deduction from amounts payable by the Agent

If any Lender or other Person owes an amount to the Agent under the Loan Documents the Agent may, after giving notice to that Lender or other Person, deduct an amount not exceeding that amount from any payment to that Lender or other Person which the Agent

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would otherwise be obliged to make under the Loan Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Loan Documents that Lender or other Person shall be regarded as having received any amount so deducted.

2.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

2.1.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

2.1.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim;

2.1.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax; or

2.1.4	oblige any Finance Party to take any action or other step which may or would have an adverse effect on its own commercial or business or other interests (even if such action or other step would be for the ultimate benefit of any other Person).

3.	SHARING AMONG THE FINANCE PARTIES

3.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower other than in accordance with Section 6.9 (Payments Generally) and applies that amount to a payment due under the Loan Documents then:

3.1.1	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;

3.1.2	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Section 6.9 (Payments Generally), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

3.1.3	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Section 6.9 (Payments Generally).

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3.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Section 6.9 (Payments Generally).

3.3	Recovering Finance Party’s rights

3.3.1	On a distribution by the Agent under paragraph 3.1 of this Schedule III (The Finance Parties), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

3.3.2	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph 3.3.1 above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

3.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

3.4.1	each Lender which has received a share of the relevant Sharing Payment pursuant to paragraph 3.1 (Payments to Finance Parties) of this Schedule III (The Finance Parties) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

3.4.2	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

3.5	Exceptions

3.5.1	This paragraph 3 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this paragraph, have a valid and enforceable claim against the Borrower.

3.5.2	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified that other Finance Party of the legal or arbitration proceedings; and

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(b)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

4.	FEES

No Finance Party shall be obliged to disclose to any other Finance Party the contents of any Fee Letter.

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SCHEDULE IV

INSURANCE REQUIREMENTS

1.	Aircraft Insurances

(a)	With respect to each Aircraft, the following insurances shall be obtained and maintained:

(i)	“All Risk” insurance covering physical loss or damage arising in respect of such Aircraft, including “War Risks” and related insurance (and confiscation by the government of the relevant State of Registration (or, if different, the jurisdiction of the relevant operator)) to the fullest extent available in the leading international aviation insurance markets from time to time in such amount in Dollars as is not less than the greater of (A) 120% of the outstanding principal amount of the Loan for such Aircraft from time to time and (B) 103% of the value of the Aircraft as of the Borrowing Date for such Aircraft (or in respect of any Aircraft which is a Replacement Aircraft, the date of the relevant Aircraft Substitution) or any later date on which an appraisal is provided in respect of such Aircraft by a qualified independent appraiser of internationally recognized standing reasonably acceptable to the Agent (the “Required Insured Value”); and

(ii)	“All Risk” insurance on the relevant Engines, Rotors, Rotor Components and Parts when removed from such Aircraft, for the value reflecting the maintenance and operating status of the relevant Engine, Rotor, Rotor Component or Part at the time of such removal (and if any Engine is installed on an aircraft other than the applicable Aircraft, the agreed value of that other aircraft shall be automatically increased by the replacement value of the engine which replaces such Engine on the applicable Aircraft, which value shall reflect the maintenance and operating status of such replacement Engine while so installed, and this shall be noted on the insurance certificate for such aircraft).

(b)	The insurances required under paragraph (a) above shall be provided on an agreed value basis (or, in the case of the Engines, Rotors, Rotor Components and Parts, on the basis contemplated in paragraph (a)(ii) above) and the policies evidencing such insurances shall:

(i)	name the Security Trustee (for and on behalf of itself and the Secured Parties) as sole loss payee for the Required Insured Value;

(ii)	name the Borrower, each Finance Party and any other Secured Parties as a “Contract Party” and name the Credit Agreement, the Intercreditor Agreement and such other Loan Documents and MAG Lease Restructuring Documents as the Agent may request as “Contracts”;

(iii)	be subject to AVN67B or any successor London market endorsement;

(iv)	provide that in the event of separate insurances being arranged to cover the “All Risk” hull insurance and the “War Risk” and related insurance, that the underwriters subscribing to such insurance agree to a 50/50 claim funding arrangement in the event of any dispute as to which insurance is applicable;

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(v)	confirm that the insurers are not entitled to replace such Aircraft in the event of an insured Total Loss; and

(vi)	provide that any amount payable thereunder that:

(A)	is in respect of a Total Loss of an Aircraft or an Airframe, shall be paid directly to the Security Trustee as loss payee to be applied, subject to Section 4.12 (Aircraft Substitution), in accordance with Section 7.4 (Total Loss Proceeds) of the Intercreditor Agreement;

(B)	is in respect of a Total Loss of an Engine, shall be paid to the Borrower Account and, provided that, at the relevant time, no Relevant Default has occurred and is continuing, the Security Trustee shall direct the relevant account bank that such amounts may, subject to satisfaction of the relevant conditions applicable to the provision of a replacement engine for an Engine which has been the subject of a Total Loss, be disbursed to the relevant seller in payment of the purchase price of a replacement engine for such Engine (or, if the Borrower or any Affiliate of the Borrower has previously acquired such a replacement engine, to the Borrower or such Affiliate in reimbursement);

(C)	is not in respect of a Total Loss of an Aircraft or an Airframe but exceeds the relevant Damage Notification Threshold shall be paid to the Borrower Account and, provided that, at the relevant time, no Relevant Default has occurred and is continuing, the Security Trustee shall direct the relevant account bank that such amounts may be disbursed to the appropriate Persons in payment (or reimbursement, if paid or otherwise incurred by the Borrower or any Affiliate of the Borrower) of the costs actually incurred with respect to repairs made to the Aircraft and so as to restore it to the operating condition required by this Agreement; and

(D)	is less than the relevant Damage Notification Threshold, provided that, at the relevant time, no Relevant Default has occurred and is continuing, shall be paid to the Borrower, the Lessee or the relevant Operator, as the Borrower may elect, and applied by such Person to pay the costs of such repairs.

2.	Liability Insurances

(a)	In respect of each Aircraft, comprehensive airline liability insurance shall be obtained and maintained, including third party, passenger and property damage liability insurance (including cargo, baggage and mail liability insurance) and coverage in respect of war/terrorism related risks in each case for a combined single limit of not less than one hundred million Dollars ($100,000,000) for any one occurrence or an annual aggregate in the case of product liability (but subject to an annual aggregate in the case of war/terrorism related risks and products legal liability).

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(b)	The policies evidencing the insurances required under paragraph (a) above shall:

(i)	include the Borrower, the Agent, the Security Trustee, each other Finance Party, the MAG Agent, each MAG Party, each other Secured Party and their respective officers, directors, employees, agents, shareholders and affiliates as additional insured for their respective rights and interests;

(ii)	provide that all the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each such additional assured; and

(iii)	be primary and without right of contribution from other insurance which may be available to any such additional insureds.

3.	Deductibles and Self-Insurance

Deductibles and self-insurance for each Aircraft subject may be maintained in an amount up to the higher of (x) an amount not to exceed five million Dollars ($5,000,000) in the aggregate in respect of any one occurrence in respect of such Aircraft and (y) the amount obtained pursuant to commercially reasonable deductible and self-insurance arrangements.

4.	Provisions relating to all Insurances

In respect of each Aircraft, the policies evidencing the insurances required under paragraphs 1 and 2 of this Schedule IV (Insurance Requirements) shall:

(a)	be in accordance with prudent industry practice in the leading aviation insurance markets;

(b)	provide cover denominated in Dollars unless otherwise agreed by the Agent (acting on the instructions of the Required Lenders);

(c)	provide for worldwide coverage subject only to usual exceptions;

(d)	provide that cover afforded to each of the additional insured parties shall not be invalidated by any act or omission (including any misrepresentation or non-disclosure) of any other Person or party which results in a breach of any term, condition or warranty of the policy, provided that the additional insured party so protected has not caused, contributed to or knowingly condoned such act or omission;

(e)	provide that the additional insured parties shall have no responsibility for premiums, and that the insurers shall waive any right of set-off or counterclaim against the additional insured parties except in respect of outstanding premiums in respect of such Aircraft;

(f)	be primary insurance, not subject to any co-insurance clause and without right of contribution from any other insurance carried by or available to any other Person; and

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(g)	provide that cover may only be cancelled or materially altered in a manner adverse to the additional insured parties by the giving of not less than thirty (30) days (or seven (7) days (or such lesser period as may for the time being be customary in the leading international aviation insurance markets) in the case of War Risks and kindred perils) notice in writing to the Agent.

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APPENDIX A

DEFINITIONS AND INTERPRETATION

PART A

DEFINITIONS

“Additional Collateral Aircraft” is defined in Section 4.13 (Additional Collateral Aircraft) of the Credit Agreement.

“Administrative Questionnaire” shall mean, with respect to each Lender or any assignee of a Lender, an administrative questionnaire in substantially the form set forth in Exhibit D to the Credit Agreement (or such other form approved by the Agent) duly completed by such Lender or such assignee.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.

“Agent” means PK AirFinance S.à r.l.

“Agent’s Account” means the bank account of the Agent with the following details (or such other account maintained by or on behalf of the Agent as to which the Agent shall have given written notice to the Borrower and the other Lenders):

Bank Name:	Deutsche Bank Trust Company Americas, New York
Account No:	04-874-442
ABA No:	021-001-033
SWIFT:	BKTRUS33
Beneficiary:	PK AirFinance Luxembourg
Account Name:	PK AirFinance S.à r.l.
Reference:	Bristow 2017

“Aircraft” means any or all, as the context may require, of Aircraft 1, Aircraft 2, Aircraft 3, Aircraft 4, Aircraft 5, Aircraft 6, Aircraft 7, Aircraft 8, Aircraft 9, Aircraft 10, Aircraft 11, Aircraft 12, Aircraft 13, Aircraft 14, Aircraft 15, Aircraft 16, Aircraft 17, Aircraft 18, Aircraft 19, Aircraft 20, Aircraft 21, Aircraft 22, Aircraft 23, Aircraft 24 and any other aircraft which, in accordance with the Credit Agreement, is designated an “Aircraft” from time to time, but, in each case, only for so long as such Aircraft continues to be financed pursuant to the Credit Agreement.

“Aircraft 1” means (i) the AgustaWestland model AW139 aircraft with manufacturer’s serial number 41339, as more particularly described in the relevant Borrower Security Agreement Supplement and (ii) any Replacement Aircraft which replaces such aircraft in accordance with the Credit Agreement, including the relevant Airframe, Engines, Rotor Blades, Rotor Components, Parts and, where the context so requires, Manuals and Technical Records.

“Aircraft 2” means (i) the Sikorsky model S-92A aircraft with manufacturer’s serial number 920124, as more particularly described in the relevant Borrower Security Agreement Supplement and (ii) any Replacement Aircraft which replaces such aircraft in accordance with the Credit Agreement, including the relevant Airframe, Engines, Rotor Blades, Rotor Components, Parts and, where the context so requires, Manuals and Technical Records.

“Aircraft 3” means (i) the AgustaWestland model AW139 aircraft with manufacturer’s serial number 31583, as more particularly described in the relevant Borrower Security Agreement Supplement and (ii) any Replacement Aircraft which replaces such aircraft in accordance with the Credit Agreement, including the relevant Airframe, Engines, Rotor Blades, Rotor Components, Parts and, where the context so requires, Manuals and Technical Records.

“Aircraft 4” means (i) the AgustaWestland model AW139 aircraft with manufacturer’s serial number 41370, as more particularly described in the relevant Borrower Security Agreement Supplement and (ii) any Replacement Aircraft which replaces such aircraft in accordance with the Credit Agreement, including the relevant Airframe, Engines, Rotor Blades, Rotor Components, Parts and, where the context so requires, Manuals and Technical Records.

“Aircraft 5” means (i) the Sikorsky model S-92A aircraft with manufacturer’s serial number 920221, as more particularly described in the relevant Borrower Security Agreement Supplement and (ii) any Replacement Aircraft which replaces such aircraft in accordance with the Credit Agreement, including the relevant Airframe, Engines, Rotor Blades, Rotor Components, Parts and, where the context so requires, Manuals and Technical Records.

“Aircraft 6” means (i) the Sikorsky model S-92A aircraft with manufacturer’s serial number 920159, as more particularly described in the relevant Borrower Security Agreement Supplement and (ii) any Replacement Aircraft which replaces such aircraft in accordance with the Credit Agreement, including the relevant Airframe, Engines, Rotor Blades, Rotor Components, Parts and, where the context so requires, Manuals and Technical Records.

“Aircraft 7” means (i) the Sikorsky model S-92A aircraft with manufacturer’s serial number 920068, as more particularly described in the relevant Borrower Security Agreement Supplement and (ii) any Replacement Aircraft which replaces such aircraft in accordance with the Credit Agreement, including the relevant Airframe, Engines, Rotor Blades, Rotor Components, Parts and, where the context so requires, Manuals and Technical Records.

“Aircraft 8” means (i) the Sikorsky model S-92A aircraft with manufacturer’s serial number 920065, as more particularly described in the relevant Borrower Security Agreement Supplement and (ii) any Replacement Aircraft which replaces such aircraft in accordance with the Credit Agreement, including the relevant Airframe, Engines, Rotor Blades, Rotor Components, Parts and, where the context so requires, Manuals and Technical Records.

“Aircraft 9” means (i) the Sikorsky model S-92A aircraft with manufacturer’s serial number 920066, as more particularly described in the relevant Borrower Security Agreement Supplement and (ii) any Replacement Aircraft which replaces such aircraft in accordance with the Credit Agreement, including the relevant Airframe, Engines, Rotor Blades, Rotor Components, Parts and, where the context so requires, Manuals and Technical Records.

“Aircraft 10” means (i) the Sikorsky model S-92A aircraft with manufacturer’s serial number 920228, as more particularly described in the relevant Borrower Security Agreement Supplement and (ii) any Replacement Aircraft which replaces such aircraft in accordance with the Credit Agreement, including the relevant Airframe, Engines, Rotor Blades, Rotor Components, Parts and, where the context so requires, Manuals and Technical Records.

“Aircraft 11” means (i) the AgustaWestland model AW139 aircraft with manufacturer’s serial number 31310, as more particularly described in the relevant Borrower Security Agreement Supplement and (ii) any Replacement Aircraft which replaces such aircraft in accordance with the Credit Agreement, including the relevant Airframe, Engines, Rotor Blades, Rotor Components, Parts and, where the context so requires, Manuals and Technical Records.

“Aircraft 12” means (i) the Sikorsky model S-92A aircraft with manufacturer’s serial number 920070, as more particularly described in the relevant Borrower Security Agreement Supplement and (ii) any Replacement Aircraft which replaces such aircraft in accordance with the Credit Agreement, including the relevant Airframe, Engines, Rotor Blades, Rotor Components, Parts and, where the context so requires, Manuals and Technical Records.

“Aircraft 13” means (i) the AgustaWestland model AW139 aircraft with manufacturer’s serial number 41378, as more particularly described in the relevant Borrower Security Agreement Supplement and (ii) any Replacement Aircraft which replaces such aircraft in accordance with the Credit Agreement, including the relevant Airframe, Engines, Rotor Blades, Rotor Components, Parts and, where the context so requires, Manuals and Technical Records.

“Aircraft 14” means (i) the Sikorsky model S-92A aircraft with manufacturer’s serial number 920103, as more particularly described in the relevant Borrower Security Agreement Supplement and (ii) any Replacement Aircraft which replaces such aircraft in accordance with the Credit Agreement, including the relevant Airframe, Engines, Rotor Blades, Rotor Components, Parts and, where the context so requires, Manuals and Technical Records.

“Aircraft 15” means (i) the Sikorsky model S-92A aircraft with manufacturer’s serial number 920082, as more particularly described in the relevant Borrower Security Agreement Supplement and (ii) any Replacement Aircraft which replaces such aircraft in accordance with the Credit Agreement, including the relevant Airframe, Engines, Rotor Blades, Rotor Components, Parts and, where the context so requires, Manuals and Technical Records.

“Aircraft 16” means (i) the Sikorsky model S-92A aircraft with manufacturer’s serial number 920025, as more particularly described in the relevant Borrower Security Agreement Supplement and (ii) any Replacement Aircraft which replaces such aircraft in accordance with the Credit Agreement, including the relevant Airframe, Engines, Rotor Blades, Rotor Components, Parts and, where the context so requires, Manuals and Technical Records.

“Aircraft 17” means (i) the Sikorsky model S-92A aircraft with manufacturer’s serial number 920011, as more particularly described in the relevant Borrower Security Agreement Supplement and (ii) any Replacement Aircraft which replaces such aircraft in accordance with the Credit Agreement, including the relevant Airframe, Engines, Rotor Blades, Rotor Components, Parts and, where the context so requires, Manuals and Technical Records.

“Aircraft 18” means (i) the Sikorsky model S-92A aircraft with manufacturer’s serial number 920012, as more particularly described in the relevant Borrower Security Agreement Supplement and (ii) any Replacement Aircraft which replaces such aircraft in accordance with the Credit Agreement, including the relevant Airframe, Engines, Rotor Blades, Rotor Components, Parts and, where the context so requires, Manuals and Technical Records.

“Aircraft 19” means (i) the Sikorsky model S-92A aircraft with manufacturer’s serial number 920075, as more particularly described in the relevant Borrower Security Agreement Supplement and (ii) any Replacement Aircraft which replaces such aircraft in accordance with the Credit Agreement, including the relevant Airframe, Engines, Rotor Blades, Rotor Components, Parts and, where the context so requires, Manuals and Technical Records.

“Aircraft 20” means (i) the Sikorsky model S-76D aircraft with manufacturer’s serial number 761070, as more particularly described in the relevant Borrower Security Agreement Supplement and (ii) any Replacement Aircraft which replaces such aircraft in accordance with the Credit Agreement, including the relevant Airframe, Engines, Rotor Blades, Rotor Components, Parts and, where the context so requires, Manuals and Technical Records.

“Aircraft 21” means (i) the Sikorsky model S-76D aircraft with manufacturer’s serial number 761071, as more particularly described in the relevant Borrower Security Agreement Supplement and (ii) any Replacement Aircraft which replaces such aircraft in accordance with the Credit Agreement, including the relevant Airframe, Engines, Rotor Blades, Rotor Components, Parts and, where the context so requires, Manuals and Technical Records.

“Aircraft 22” means (i) the Sikorsky model S-76D aircraft with manufacturer’s serial number 761044, as more particularly described in the relevant Borrower Security Agreement Supplement and (ii) any Replacement Aircraft which replaces such aircraft in accordance with the Credit Agreement, including the relevant Airframe, Engines, Rotor Blades, Rotor Components, Parts and, where the context so requires, Manuals and Technical Records.

“Aircraft 23” means (i) the Sikorsky model S-76D aircraft with manufacturer’s serial number 761045, as more particularly described in the relevant Borrower Security Agreement Supplement and (ii) any Replacement Aircraft which replaces such aircraft in accordance with the Credit Agreement, including the relevant Airframe, Engines, Rotor Blades, Rotor Components, Parts and, where the context so requires, Manuals and Technical Records.

“Aircraft 24” means (i) the Sikorsky model S-76D aircraft with manufacturer’s serial number 761046, as more particularly described in the relevant Borrower Security Agreement Supplement and (ii) any Replacement Aircraft which replaces such aircraft in accordance with the Credit Agreement, including the relevant Airframe, Engines, Rotor Blades, Rotor Components, Parts and, where the context so requires, Manuals and Technical Records.

“Aircraft Contribution and Assumption Agreement” means, in respect of any Aircraft, the aircraft contribution and assumption agreement between the contributor (howsoever defined) thereunder and the Borrower in respect of such Aircraft.

“Aircraft Delayed Substitution” is defined in Section 4.12 (Aircraft Substitution) of the Credit Agreement.

“Aircraft Delayed Substitution Deadline” is defined in Section 4.12 (Aircraft Substitution) of the Credit Agreement.

“Aircraft Delayed Substitution Deposit” is defined in Section 4.12 (Aircraft Substitution) of the Credit Agreement.

“Aircraft Proceeds” means, in respect of an Aircraft, any and all monies, proceeds, assets, rights or other amounts, property or interests arising from or in connection with any sale, transfer, exchange or other disposition of such Aircraft or title thereto (or any part or interest thereof or therein), whether in accordance with the Loan Documents or otherwise, or in respect of any conversion or other loss of, or other any interference with, such Aircraft or title thereto (or any part or interest thereof or therein) or any act or omission causing loss or damage to such Aircraft or title thereto (or any part or interest thereof or therein), whether by way of compensation or damages for such conversion, loss, interference, act or omission or otherwise.

“Aircraft Registry” means, with respect to any Aircraft, any registry of aircraft or interests therein maintained by the Aviation Authority in the relevant State of Registration, or any successor registry having an essentially similar purpose pertinent to the registration of such Aircraft pursuant to the Registration Requirements.

“Aircraft Specific Collateral” means, in respect of any Aircraft, such Aircraft and the Collateral specifically relating to such Aircraft (including, without limitation, any amounts deposited in the Borrower Account and any Additional Collateral Aircraft, to the extent the same specifically relate to such Aircraft).

“Aircraft Substitution” is defined in Section 4.12 (Aircraft Substitution) of the Credit Agreement.

“Aircraft Substitution Notice” is defined in Section 4.12 (Aircraft Substitution) of the Credit Agreement.

“Airframe” means, in respect of an Aircraft:

(a) such Aircraft, excluding the relevant Engines, Rotor Blades, Rotor Components and Manuals and Technical Records; and

(b) any and all Parts from time to time incorporated in, installed on or attached to such Airframe (other than Company Additions) and any and all Parts removed therefrom (other than Company Additions) so long as title thereto shall remain vested in the Borrower in accordance with the applicable terms of the relevant Lease Agreement and any relevant PBH Agreement after removal from such Airframe.

“Air Traffic Control Letter” means, in respect of an Aircraft, a letter from the relevant Operator addressed to each relevant air traffic control authority (excluding Eurocontrol) entitling the Security Trustee to obtain information in relation to amounts owing by such Operator to the relevant authority in respect of all aircraft operated by such Operator (including such Aircraft).

“Anti-Corruption Law” means the United States Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act of 2010, any other similar anti-corruption laws of the European Union and any other applicable anti-bribery or anti-corruption law or regulation or other applicable law or regulation of similar purpose and scope in any other jurisdiction applicable to any Obligor.

“Anti-Terrorism Law” means the US Patriot Act, the US Money Laundering Control Act of 1986 (18 USC sect. 1956), the US Executive Order No. 13224 on Terrorist Financing: Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, issued 23 September 2001, as amended by Order 13268 (the “Executive Order”) or any similar law enacted in the United States, any member nation of the European Union or the United Nations.

“Applicable Lending Office” means, with respect to each Lender, the office of such Lender (or an Affiliate of such Lender) specified as its “Applicable Lending Office” in the Administrative Questionnaire submitted by such Lender to the Agent or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Agent as the office through which it shall perform its obligations under the Loan Documents.

“Applicable Margin” means five per cent (5%) per annum, as adjusted for any Cost of Funds Increase in accordance with the Cost of Funds Side Letter.

“Applicable Rate” means, in respect of a Loan, the Fixed Rate or the Floating Rate, as specified in the Loan Supplement in respect of such Loan.

“Applicable Standards” shall mean (i) Requirements of Law, (ii) the requirements of the Required Coverages and (iii) with respect to the airframe or any other part of an Aircraft, all compliance requirements set forth in or under (A) all maintenance manuals initially furnished by the manufacturer thereof with respect thereto, including any subsequent amendments or supplements to such manuals issued by the manufacturer or supplier thereof from time to time, (B) all mandatory service bulletins issued, supplied, or available by or through the applicable manufacturer with respect thereto, (C) all applicable airworthiness directives issued by the aviation regulatory agency having jurisdictional authority, (D) all conditions to the enforcement of any warranties pertaining thereto, and (E) any Maintenance Program then in effect in respect of the Aircraft.

“Approved Assignee” means (i) any Affiliate of a Finance Party, (ii) any entity that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, which has, together with its consolidated group, a combined capital and surplus of at least fifty million Dollars ($50,000,000) (or the home currency equivalent thereof) or (iii) any entity or an Affiliate of any entity that manages a Finance Party, provided, that, notwithstanding anything to the contrary contained in this definition, neither any natural Person nor any Bristow Competitor shall under any circumstances be an “Approved Assignee”.

“Assigned Property” means, in respect of an Aircraft, the Lease Agreement Property, the Lessee Security Agreement Property, the Insurance Proceeds Property, the Requisition Proceeds Property and the Warranty Property in respect of such Aircraft.

“Assignment and Assumption Agreement” shall mean an assignment and assumption agreement entered into by a Lender and an assignee of such Lender and accepted by the Agent and, if required by Section 11.4 (Successors and Assigns) of the Credit Agreement, the Borrower, in the form of Exhibit C to the Credit Agreement or any other form approved by the Agent.

“Australian Corporations Act” means the Australian Corporations Act 2001 (Cth).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” shall mean, in respect of each Loan, the period beginning on the Effective Date and ending on the Commitment Termination Date.

“Available Commitments” means, at any time, the amount of the Total Commitments at such time less the aggregate amounts of the Loans at such time.

“Average Debt” of the Guarantor, as of any date, shall mean (i) the sum of consolidated debt on the balance sheet of the Guarantor for the Guarantor’s two most recently completed Fiscal Years, as set forth in the consolidated balance sheet contained in the annual audit report of the Guarantor for such Fiscal Years, divided by (ii) 2.

“Aviation Authority” means, with respect to any Aircraft, the aviation authority of the country in which such Aircraft is registered at any given time or any other governmental authority which from time to time shall have control or supervision of or who has jurisdiction over the registration, airworthiness and operation of such Aircraft or other matters relating to civil aviation in the State of Registration of such Aircraft.

“AW139 Airframe” means any or all, as the context may require, of each Airframe, each MAG Airframe and each Other MAG Airframe which is an AgustaWestland model AW139 airframe.

“AW189 Airframe” means any or all, as the context may require, of each Airframe, each MAG Airframe and each Other MAG Airframe which is an AgustaWestland model AW189 airframe.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time.

“Balloon Amount” means, in respect of a Loan, an amount equal to fifty three per cent (53%) of the amount of such Loan drawn (or deemed to be drawn) on the relevant Borrowing Date.

“Bankruptcy Code” means Title 11 of the United States Code.

“Basel III” means: (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; (b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement—Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Borrower” means Bristow Equipment Leasing Ltd.

“Borrower Account” means the “Pledged Account” as defined in the Borrower Account Pledge.

“Borrower Account Bank” means Wells Fargo Bank, N.A.

“Borrower Account Control Agreement” means the account control agreement among the Borrower, the Security Trustee and the Borrower Account Bank.

“Borrower Account Pledge” means the account pledge agreement between the Borrower and the Security Trustee.

“Borrower Guarantee and Indemnity” means the guarantee and indemnity from the Borrower in favor of the MAG Agent.

“Borrower Guarantee and Indemnity Cap” means, on any date, the lesser of:

(a)	the PV of Operating Leases of the MAG Leases, determined as of the most recent practicable date; and

(b)	the greater of (i) 3.5% of the Consolidated Net Tangible Assets of the Guarantor and its Subsidiaries (determined by reference to the latest Bristow Consolidated Net Tangible Assets Certificate delivered by the Guarantor to the Security Trustee pursuant to the Bristow Guarantee) and (ii) forty million Dollars ($40,000,000).

“Borrower Parent” means BriLog Leasing Ltd.

“Borrower Security Agreement” means the first priority New York law security agreement entered into or to be entered into, as the context requires, between the Borrower and the Security Trustee, as supplemented from time to time pursuant to each Borrower Security Agreement Supplement.

“Borrower Security Agreement Supplement” means, in respect of an Aircraft, the first priority New York law security agreement supplement entered into or to be entered into, as the context requires, between the Borrower and the Security Trustee in respect of such Aircraft in substantially the form set forth in Exhibit A to the Borrower Security Agreement.

“Borrower Share Charge” means the share charge in respect of the whole of the issued share capital of the Borrower granted by the Borrower Parent in favor of the Security Trustee.

“Borrowing” shall mean the borrowing of a Loan under the Credit Agreement.

“Borrowing Date” shall mean, in respect of a Borrowing, the date on which such Borrowing is made (or is deemed to be made) under the Credit Agreement.

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of repayment of all or any part of its interest in a Loan or an Unpaid Sum to the last day of the current Interest Period in respect of that Loan or such Unpaid Sum, had that Loan or such Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to that part of that Loan or such Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Bristow 2010 Senior Secured Facility” means the amended and restated revolving credit and term loan agreement dated as of November 22, 2010 among the Guarantor, JPMorgan Chase Bank, National Association and Bank of America, N.A., as co-syndication agents, Wells Fargo Bank, National Association, Regions Bank and BBVA Compass, as co-documentation agents, SunTrust Bank, as administrative agent and the lenders from time to time party thereto.

“Bristow 2012 Notes” means each note issued from time to time pursuant to the indenture dated as of June 17, 2008 among the Guarantor, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee, as supplemented by the third supplemental indenture dated as of October 12, 2012 pursuant to which the Guarantor has issued its 6.25% Senior Notes.

“Bristow 2015 Term Loan Facility” means the term loan credit agreement dated as of November 5, 2015 among the Guarantor, Bank of America, N.A., Barclays Bank plc, Compass Bank, Credit Suisse AG and JPMorgan Chase Bank, National Association, as co-syndication agents, the Bank of Tokyo Mitsubishi UFJ, Ltd., Citibank, N.A. and Wells Fargo Bank, National Association, as co-documentation agents, SunTrust Bank, as administrative agent and the lenders from time to time party thereto.

“Bristow Competitor” shall mean any Person (other than Guarantor or any Affiliate thereof) that provides aviation (i) services to the oil and gas industry; (ii) search and rescue operations; or (iii) military training.

“Bristow Consolidated Net Tangible Assets Certificate” has the meaning given to it in the Bristow Guarantee.

“Bristow Group” means the Guarantor and its Subsidiaries.

“Bristow Guarantee” means the guarantee of the Borrower’s obligations under the Loan Documents from the Guarantor in favour of the Security Trustee.

“Business Day” means (a) any day other than a Saturday or Sunday on which banks are not authorized or required to close in New York, New York and (b) if such day relates to the giving of Notice of Borrowing, the making of a Borrowing or the determination of LIBOR in connection with the borrowing of, a payment or prepayment of principal of or interest on, or an Interest Period for, any Loan or a notice by the Borrower with respect to any such borrowing, payment, prepayment or Interest Period, any day on which dealings in Dollar deposits are carried out in the London interbank market.

“Cape Town Convention” shall mean, collectively, (i) the official English language text of the Convention on International Interests in Mobile Equipment, adopted on 16 November 2001 at a diplomatic conference held in Cape Town, South Africa, as the same may be amended or modified from time to time (the “Convention”), (ii) the Protocol and (iii) the related procedures and regulations for the International Registry.

“Capital Adequacy Requirement” means, in each case after the date of the Credit Agreement, any new request from or new requirement of any central bank or other fiscal, financial services, monetary or other competent official authority relating to the implementation, abolition, withdrawal, variation, change in interpretation or implementation or making of any new or further interpretation relating to maintenance or adequacy of capital or liquidity by or in respect of any Lender (including, without limitation, a new request or new requirement which affects the manner in which such Lender allocates capital or liquidity resources to its obligations under any of the Loan Documents) and whether or not any such request or requirement has the force of law (but, if not having the force of law, compliance with which is customary in the relevant jurisdiction).

“Change in Control” shall mean:

(a)	the Guarantor ceases to wholly own, directly or indirectly, the Borrower and/or the Borrower Parent or ceases to possess, directly or indirectly, the power to direct or cause the direction of the management or policies of the Borrower and/or the Borrower Parent, whether through the ability to exercise voting power, contract or otherwise; or

(b)	the Borrower Parent ceases to wholly own, directly, the Borrower or ceases to possess, directly, the power to direct or cause the direction of the management or policies of the Borrower, whether through the ability to exercise voting power, contract or otherwise.

“Change in Law” shall mean, in each case after the date of the Credit Agreement, any implementation, introduction, abolition, withdrawal or variation of any applicable law, regulation, published practice or concession or official directive, ruling, request, notice, guideline, statement of policy or practice statement by any central bank, Tax, fiscal, monetary, governmental, local, revenue, international, national, supranational or other competent authority or agency (including, without limitation, any Government Authority) (whether or not having the force of law but in respect of which compliance by banks or other Persons in the relevant jurisdiction is generally customary) or any change in any interpretation, or the introduction or making of any new or further interpretation, or any new or different interpretation by any court, tribunal, governmental, local, revenue, international, national, supranational, Tax, fiscal, monetary or other competent authority (including, without limitation, any Government Authority) of any law or compliance with any new or different request or direction (including any request or requirement made or imposed after the date hereof relating to the maintenance of capital) (in either case whether or not having the force of law but in respect of which compliance by banks or other Persons in the relevant jurisdiction is generally customary) from any central bank, Tax, fiscal, governmental, local, revenue, international, national, supranational, monetary or other authority (including, without limitation, any Government Authority); it being understood, for the avoidance of doubt, that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives made or issued by any Governmental Authority thereunder or in connection therewith (whether or not having the force of law), and related acts of compliance, and (ii) any introduction, change, clarification or publication relating to Basel III or CRD IV or CRR to the extent that the Increased Costs referred to in Section 6.3 (Increased Costs) of the Credit Agreement relating thereto were not capable of being calculated with sufficient accuracy prior to the date of this Agreement due to a lack of clarity or detail in Basel III, CRD IV, CRR and/or any related information from a relevant banking regulator available on the date of this Agreement, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated, made or issued.

“Charges” shall have the meaning given to such term in Section 11.12 (Interest Rate Limitation) of the Credit Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean all of the property, rights, title, benefits, interests, assets, accounts and proceeds which are subject, or expressed or intended to be subject, to the Liens created, or expressed or intended to be created, pursuant to the Security Documents (but shall not, for the avoidance of doubt, include any Company Additions).

“Collateral Rights” means all of the rights, powers and remedies of any Secured Party provided by any Security Document or by law.

“Commitment” means:

(a)	in relation to an Original Lender, the amount set out opposite its name under the heading “Commitment” in Schedule I (The Original Lenders) of the Credit Agreement and the amount of any other Commitment transferred to such Original Lender under the Credit Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under the Credit Agreement,

to the extent not cancelled, reduced or transferred by it under the Credit Agreement.

“Commitment Termination Date” means August 30, 2017 (or such later date as the Agent (acting on the instructions of all of the Lenders) may agree in writing).

“Company Additions” means, in respect of an Aircraft (i) any items not a part of the specifications of such Aircraft which are on such Aircraft and owned by the Guarantor or any member of the Bristow Group (other than the Borrower) or (ii) the personal effects of any passenger.

“Consolidated Current Liabilities” shall mean, for the Guarantor and its Subsidiaries for any period, the total liabilities (including tax and other proper accruals) of the Guarantor and its Subsidiaries on a consolidated basis at such date which may properly be classified as current liabilities in accordance with GAAP, after eliminating all current maturities of long-term Financial Indebtedness.

“Consolidated Net Tangible Assets” of any Person shall mean, as of any date, the Consolidated Tangible Assets of such Person at such date, minus all Consolidated Current Liabilities of such Person at such date.

“Consolidated Tangible Assets” shall mean, for the Guarantor and its Subsidiaries for any period, the consolidated assets of the Guarantor and its Subsidiaries (other than SPVs) at such date, minus the sum of (i) the net book value of all assets that would be classified as intangible under GAAP (including, without limitation, goodwill, organizational expenses, trademarks, trade names, copyrights, patents, licenses and any rights in any thereof) and (ii) any prepaid expenses, deferred charges and unamortized debt discount and expense, in each case, as determined in accordance with GAAP.

“Cost of Funds Increase” has the meaning given to it in the Cost of Funds Side Letter.

“Cost of Funds Side Letter” means the costs of funds side later dated on or about the date of the Credit Agreement between the Borrower, the Agent and the Original Lenders.

“CRD IV” means: (a) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU No 648/2012); and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

“Credit Agreement” means the Credit Agreement entered into or to be entered into, as the context may require, between the Lenders, the Agent, the Security Trustee and the Borrower.

“CRR” means Regulation (EU) no.575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) no.648/2012.

“Customer Contract Event” is defined in Section 8.27 (Actions under Lease Documents or Sublease Documents) of the Credit Agreement.

“Damage Notification Threshold” means one million Dollars ($1,000,000).

“Default Interest” shall have the meaning given to such term in Section 5.3 (Default Interest) of the Credit Agreement.

“Defaulting Lender” means any Lender which fails to make its participation any Loan available (or which notifies the Agent or the Borrower (who shall notify the Agent) that it will not make its participation in any Loan available) by the relevant Borrowing Date in accordance with Section 2.4 (Funding of Borrowings) of the Credit Agreement, unless such failure is caused by (i) an administrative or technical error and payment is made within five (5) Business Days of the relevant due date, (ii) a Market Disruption Event or (ii) the relevant Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Deregistration Power of Attorney” means, in respect of an Aircraft, each deregistration power of attorney executed or, as the context may require, to be executed by (i) the Borrower (or, in the case of an operator registry, the relevant Operator) in favour of the Security Trustee and, in the case of a deregistration power of attorney from the relevant Operator, the Borrower and (ii) any other Person in the relevant leasing chain which local counsel to the Security Trustee may advise it is desirable for the Security Trustee to receive a deregistration power of attorney, in favour of the Security Trustee and the Borrower.

“Directing Agent” means (i) the Agent or (ii) if the Loan and all other amounts then due and payable to the Finance Parties under the Loan Documents (which, for the avoidance of doubt, does not include any contingent indemnification obligations for which no claim has been made) have been paid in full in cash but the Secured Obligations Discharge Date has not occurred solely because a MAG Lease Payment Default has occurred which is continuing, the MAG Agent.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“EC225 Airframe” means any or all, as the context may require, of each MAG Airframe and each Other MAG Airframe which is an Airbus Helicopters model EC225 airframe.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean the date on which the conditions precedent set forth in Section 3.1 (Conditions to delivery of a Notice of Borrowing) of the Credit Agreement have been satisfied or waived in accordance with Section 3.5 (Waiver) of the Credit Agreement.

“Eligible Aircraft” means an aircraft which:

(a)	is either (i) the same model as the aircraft being substituted or (ii) an AgustaWestland or Leonardo model AW139 or AW189 aircraft, Sikorsky model S-92 aircraft or an Airbus Helicopters model H175 aircraft (provided that (x) if the relevant Replacement Aircraft is an AgustaWestland or Leonardo model AW189 aircraft or an Airbus Helicopters model H175 aircraft and a PBH Agreement and a PBH Tripartite Agreement has not previously been entered into with respect to such airframe type (and/or its associated engine type), it shall be a condition to such substitution that a PBH Agreement and a PBH Tripartite Agreement is entered into with respect to the relevant airframe and engines and (y) if a PBH Agreement and a PBH Tripartite Agreement has previously been entered into with respect to the relevant airframe type (and/or its associated engine type), it shall be a condition to any substitution that such airframe and its associated engines are added to such PBH Agreements and PBH Tripartite Agreements); and

(b)	at the time of the relevant substitution:

(i)	is operational, provided that an aircraft shall not be deemed not to be operational by reason solely of the fact it is undergoing maintenance, including heavy maintenance; and

(ii)	is not subject to a grounding order or in long term storage.

“Enforcement Action” means:

(a)	the taking of any of the steps set forth in clauses (i) through (iii) of the final paragraph of Section 9.1 (Loan Events of Default) of the Credit Agreement;

(b)	the taking of any steps to enforce or require the enforcement of any of the Collateral;

(c)	the making of any demand against any Obligor in relation to any guarantee, indemnity or other assurance against loss in respect of any of the Secured Obligations or exercising any right to require any Obligor to acquire any of the Secured Obligations;

(d)	the exercise of any right of set-off against any Obligor in respect of any of the Secured Obligations;

(e)	the suing for, commencing or joining of any legal or arbitration proceedings against any Obligor to recover or in respect of any of the Secured Obligations;

(f)	the entering into of any composition, assignment or arrangement with any Obligor;

(g)	the petitioning, applying or voting for, or the taking of any steps (including the appointment of any liquidator, receiver, administrator or similar officer) in relation to, the winding up, examinership, dissolution, administration or reorganisation of any Obligor or any suspension of payments or moratorium of any indebtedness of any Obligor (other than in connection with the grounding of any Aircraft), or any analogous procedure or step in any jurisdiction; or

(h)	the exercise of any enforcement rights under or in connection with the Cape Town Convention (including, without limitation, all rights and remedies under Chapter III of the Cape Town Convention and Chapter II of the Protocol thereto).

“Enforcement Event” means either:

(a)	a Mandatory Prepayment Event occurs and the relevant Loan or Loans is not repaid on the due date in accordance with Section 4.7 (Mandatory Prepayments) of the Credit Agreement; or

(b)	the occurrence of a Loan Event of Default.

“Engine Manufacturer” means:

(a)	in respect of each GE Engine, General Electric Company; and

(b)	in respect of each PWC Engine, Pratt & Whitney Canada Corp.

“Engines” means, in respect of an Aircraft:

(a)	each of the engines described and listed by manufacturer’s serial numbers in the relevant Borrower Security Agreement Supplement, whether or not thereafter installed on the relevant Airframe or any other airframe from time to time; and

(b)	any engine that permanently replaces an Engine in respect of such Aircraft in accordance with the terms of the relevant Lease Agreement and/or any relevant PBH Agreement,

including, in each case, any and all Parts incorporated therein or installed thereon or attached thereto and any and all Parts removed therefrom so long as title thereto shall remain vested in the Borrower in accordance with the applicable terms of the relevant Lease Agreement and any relevant PBH Agreement after removal from such Engine.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor Person) from time to time.

“Eurocontrol” means the European Organisation for the Safety of Air Navigation.

“Eurocontrol Letter” means, in respect of an Aircraft, a letter to be provided in the form proscribed by Eurocontrol from time to time, signed by the relevant Operator.

“Excluded Taxes” shall mean with respect to the Agent, the Security Trustee, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on (or measured by) its net or overall gross income, or that are franchise or capital and similar Taxes, in each case, (i) imposed by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which any Lender is located, or that are Other Connection Taxes, (c) in the case of a Lender, Cayman Islands withholding Taxes and U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender becomes a party to this Agreement or otherwise acquires such interest in the Loan (other than pursuant to an assignment requested by an Obligor or pursuant to any mitigation process pursuant to Section 10 (Mitigation) of the Intercreditor Agreement) or (ii) such Lender changes its lending office, except, in each case, to the extent that, pursuant to Section 6.4 (Taxes) of the Credit Agreement, additional amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party to the Credit Agreement or to such Lender immediately before it changed its lending office, (d) is attributable to such Lender’s failure to comply with Section 6.4 (Taxes) of the Credit Agreement, or the inaccuracy or deficiency of any form or documentation provided thereunder, and (e) any United States federal withholding Taxes imposed under FATCA.

“Expected Borrowing Date” is defined in Section 2.8 (Delayed Borrowings) of the Credit Agreement.

“Facility” means Facility 1, Facility 2, Facility 3, Facility 4, Facility 5, Facility 6, Facility 7, Facility 8, Facility 9, Facility 10, Facility 11, Facility 12, Facility 13, Facility 14, Facility 15, Facility 16, Facility 17, Facility 18, Facility 19, Facility 20, Facility 21, Facility 22, Facility 23, Facility 24 or any other “Facility” under the Credit Agreement from time to time, as the context may require.

“Facility 1” means the Dollar denominated term loan facility made available under the Credit Agreement in respect of Aircraft 1 as described in Section 2.1 (The Facilities) of the Credit Agreement.

“Facility 1 Loan” means the loan made or to be made under Facility 1 or the principal amount outstanding for the time being of that loan.

“Facility 2” means the Dollar denominated term loan facility made available under the Credit Agreement in respect of Aircraft 2 as described in Section 2.1 (The Facilities) of the Credit Agreement.

“Facility 2 Loan” means a loan made or to be made under Facility 2 or the principal amount outstanding for the time being of that loan.

“Facility 3” means the Dollar denominated term loan facility made available under the Credit Agreement in respect of Aircraft 3 as described in Section 2.1 (The Facilities) of the Credit Agreement.

“Facility 3 Loan” means the loan made or to be made under Facility 3 or the principal amount outstanding for the time being of that loan.

“Facility 4” means the Dollar denominated term loan facility made available under the Credit Agreement in respect of Aircraft 4 as described in Section 2.1 (The Facilities) of the Credit Agreement.

“Facility 4 Loan” means the loan made or to be made under Facility 4 or the principal amount outstanding for the time being of that loan.

“Facility 5” means the Dollar denominated term loan facility made available under the Credit Agreement in respect of Aircraft 5 as described in Section 2.1 (The Facilities) of the Credit Agreement.

“Facility 5 Loan” means the loan made or to be made under Facility 5 or the principal amount outstanding for the time being of that loan.

“Facility 6” means the Dollar denominated term loan facility made available under the Credit Agreement in respect of Aircraft 6 as described in Section 2.1 (The Facilities) of the Credit Agreement.

“Facility 6 Loan” means the loan made or to be made under Facility 6 or the principal amount outstanding for the time being of that loan.

“Facility 7” means the Dollar denominated term loan facility made available under the Credit Agreement in respect of Aircraft 7 as described in Section 2.1 (The Facilities) of the Credit Agreement.

“Facility 7 Loan” means the loan made or to be made under Facility 7 or the principal amount outstanding for the time being of that loan.

“Facility 8” means the Dollar denominated term loan facility made available under the Credit Agreement in respect of Aircraft 8 as described in Section 2.1 (The Facilities) of the Credit Agreement.

“Facility 8 Loan” means the loan made or to be made under Facility 8 or the principal amount outstanding for the time being of that loan.

“Facility 9” means the Dollar denominated term loan facility made available under the Credit Agreement in respect of Aircraft 9 as described in Section 2.1 (The Facilities) of the Credit Agreement.

“Facility 9 Loan” means the loan made or to be made under Facility 9 or the principal amount outstanding for the time being of that loan.

“Facility 10” means the Dollar denominated term loan facility made available under the Credit Agreement in respect of Aircraft 10 as described in Section 2.1 (The Facilities) of the Credit Agreement.

“Facility 10 Loan” means the loan made or to be made under Facility 10 or the principal amount outstanding for the time being of that loan.

“Facility 11” means the Dollar denominated term loan facility made available under the Credit Agreement in respect of Aircraft 11 as described in Section 2.1 (The Facilities) of the Credit Agreement.

“Facility 11 Loan” means the loan made or to be made under Facility 11 or the principal amount outstanding for the time being of that loan.

“Facility 12” means the Dollar denominated term loan facility made available under the Credit Agreement in respect of Aircraft 12 as described in Section 2.1 (The Facilities) of the Credit Agreement.

“Facility 12 Loan” means the loan made or to be made under Facility 12 or the principal amount outstanding for the time being of that loan.

“Facility 13” means the Dollar denominated term loan facility made available under the Credit Agreement in respect of Aircraft 13 as described in Section 2.1 (The Facilities) of the Credit Agreement.

“Facility 13 Loan” means the loan made or to be made under Facility 13 or the principal amount outstanding for the time being of that loan.

“Facility 14” means the Dollar denominated term loan facility made available under the Credit Agreement in respect of Aircraft 14 as described in Section 2.1 (The Facilities) of the Credit Agreement.

“Facility 14 Loan” means the loan made or to be made under Facility 14 or the principal amount outstanding for the time being of that loan.

“Facility 15” means the Dollar denominated term loan facility made available under the Credit Agreement in respect of Aircraft 15 as described in Section 2.1 (The Facilities) of the Credit Agreement.

“Facility 15 Loan” means the loan made or to be made under Facility 15 or the principal amount outstanding for the time being of that loan.

“Facility 16” means the Dollar denominated term loan facility made available under the Credit Agreement in respect of Aircraft 16 as described in Section 2.1 (The Facilities) of the Credit Agreement.

“Facility 16 Loan” means the loan made or to be made under Facility 16 or the principal amount outstanding for the time being of that loan.

“Facility 17” means the Dollar denominated term loan facility made available under the Credit Agreement in respect of Aircraft 17 as described in Section 2.1 (The Facilities) of the Credit Agreement.

“Facility 17 Loan” means the loan made or to be made under Facility 17 or the principal amount outstanding for the time being of that loan.

“Facility 18” means the Dollar denominated term loan facility made available under the Credit Agreement in respect of Aircraft 18 as described in Section 2.1 (The Facilities) of the Credit Agreement.

“Facility 18 Loan” means the loan made or to be made under Facility 18 or the principal amount outstanding for the time being of that loan.

“Facility 19” means the Dollar denominated term loan facility made available under the Credit Agreement in respect of Aircraft 19 as described in Section 2.1 (The Facilities) of the Credit Agreement.

“Facility 19 Loan” means the loan made or to be made under Facility 19 or the principal amount outstanding for the time being of that loan.

“Facility 20” means the Dollar denominated term loan facility made available under the Credit Agreement in respect of Aircraft 20 as described in Section 2.1 (The Facilities) of the Credit Agreement.

“Facility 20 Loan” means the loan made or to be made under Facility 20 or the principal amount outstanding for the time being of that loan.

“Facility 21” means the Dollar denominated term loan facility made available under the Credit Agreement in respect of Aircraft 21 as described in Section 2.1 (The Facilities) of the Credit Agreement.

“Facility 21 Loan” means the loan made or to be made under Facility 21 or the principal amount outstanding for the time being of that loan.

“Facility 22” means the Dollar denominated term loan facility made available under the Credit Agreement in respect of Aircraft 22 as described in Section 2.1 (The Facilities) of the Credit Agreement.

“Facility 22 Loan” means the loan made or to be made under Facility 22 or the principal amount outstanding for the time being of that loan.

“Facility 23” means the Dollar denominated term loan facility made available under the Credit Agreement in respect of Aircraft 23 as described in Section 2.1 (The Facilities) of the Credit Agreement.

“Facility 23 Loan” means the loan made or to be made under Facility 23 or the principal amount outstanding for the time being of that loan.

“Facility 24” means the Dollar denominated term loan facility made available under the Credit Agreement in respect of Aircraft 24 as described in Section 2.1 (The Facilities) of the Credit Agreement.

“Facility 24 Loan” means the loan made or to be made under Facility 24 or the principal amount outstanding for the time being of that loan.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)	any treaty, law, fiscal or regulatory regulations, rules, guidance, notes, practices adopted or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), January 1, 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, January 1, 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of the Credit Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Loan Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means each letter between any Finance Party, on the one hand, and the Borrower or the Guarantor, on the other hand, which is expressed by the terms thereof to be a “Fee Letter” for the purposes of the Loan Documents.

“Final Disposition” means, with respect to an Aircraft, either:

(a)	the completion of a sale by the Borrower (or any nominee of the Borrower) or the Security Trustee, against payment in full in cash, of all its right, title and interest in and to such Aircraft; or

(b)	the entering into by the Borrower (or any nominee of the Borrower) or the Security Trustee of any finance lease (or other arrangement) (each a “finance lease”) in respect of such Aircraft pursuant to which, upon payment in full in cash of the amounts provided for therein by the lessee or bailee, the Borrower (or the nominee of the Borrower) or the Security Trustee shall be obliged to transfer title to such Aircraft to such lessee or bailee (but excluding for the avoidance of doubt any arrangement whereby any lessor has an option to transfer title to such Aircraft but has no obligation to do so).

“Final Repayment Date” means, in respect of a Loan, the date falling seventy (70) months from the Borrowing Date of such Loan.

“Finance Parties” means the Agent, the Security Trustee and each Lender.

“Finance Party Liens” shall mean any Liens on any Aircraft arising (a) as a result of any losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of counsel) against any Finance Party or any Affiliate of any Finance Party for which the Borrower is not obligated to indemnify such Finance Party pursuant to Section 6.5

(Indemnification) of the Credit Agreement (provided that this clause (a) shall not include Liens on any Aircraft arising as a result of costs or expenses from Persons with whom any Obligor or any Affiliate thereof have contracted), (b) by, through, or under, or as a result of any act of, any Finance Party, any Affiliate of any Finance Party, any Person with whom such Finance Party or such Affiliate contracts, or any of their respective employees, agents, principals, directors, or managers that is not related to the transactions contemplated by the Loan Documents, or is in violation of any of the obligations of the Finance Parties under the Loan Documents, (c) as a result of Excluded Taxes, or (d) as a result of any losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of counsel) for diminution in value of any Aircraft that results from the existence of the foregoing Liens on such Aircraft.

“Financial Indebtedness” of any Person means, without duplication:

(a)	obligations of such Person for borrowed money;

(b)	obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)	obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on terms customary in the trade) that are treated as debt in accordance with GAAP;

(d)	obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person;

(e)	all obligations for borrowed money of such Person treated as debt in accordance with GAAP which are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP);

(f)	all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit;

(g)	guarantees of such Person of the type of Financial Indebtedness described in clauses (a) through (f) above;

(h)	Financial Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Financial Indebtedness has been assumed by such Person;

(i)	any capital stock of such Person that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by such Person at the option of the holder thereof for Financial Indebtedness or cash, in whole or in part or (iii) is convertible or exchangeable at the option of the holder thereof for Financial Indebtedness, on or prior to, in the case of clause (i), (ii) or (iii), the date that is 91 days after the latest Final Repayment Date with respect to any Loans outstanding;

(j)	of such Person liabilities in respect of (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any Operating Lease (which liabilities, as of any date, shall equal the PV of Operating Leases), (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person; and

(k)	any and all net obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, and (ii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“First Repayment Date” means, in respect of a Loan, the date falling seven (7) months after the Borrowing Date in respect of such Loan.

“Fiscal Quarter” shall mean, with respect to any Person, any fiscal quarter of such Person.

“Fiscal Year” shall mean, with respect to any Person, any fiscal year of such Person.

“Fixed Rate” means, in respect of a Loan which accrues interest at a fixed rate of interest, the fixed rate of interest applicable to such Loan established in accordance with Section 5.2 (Establishment of Fixed Rate) of the Credit Agreement and specified in the Loan Supplement for such Loan.

“Fixed Rate Loan” means a Loan which accrues interest at the Fixed Rate in accordance with the Credit Agreement (and “Fixed Rate Loans” shall be construed accordingly).

“Flight Charges” means en-route navigation charges, navigation service charges and all charges payable for the use of or for services provided at any airport.

“Flight Hour” means, in respect of an Aircraft and any Engine installed thereon, each hour or part thereof elapsing from the moment the wheels of such Aircraft leave the ground on take off until the wheels of such Aircraft next touch the ground on landing,

“Floating Rate” means, in respect of an Interest Period, the percentage rate per annum which is the sum of (i) LIBOR; and (ii) the Applicable Margin.

“Floating Rate Loan” means a Loan which accrues interest at the Floating Rate in accordance with the Credit Agreement (and “Floating Rate Loans” shall be construed accordingly).

“GAAP” shall mean generally accepted accounting principles in the United States, applied on a consistent basis and subject to the terms of clause 5 of Part B of this Appendix A.

“GE Engines” means any or all, as the context may require, of each Engine, each MAG Engine and each Other MAG Engine which is a General Electric engine (excluding any MAG Engine and any Other MAG Engine which is associated with an EC225 Airframe).

“Governmental Authority” shall mean the government of any nation or any political subdivision thereof, whether state or local, and any agency, authority (including, without limitation, any Aviation Authority), instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” shall mean Bristow Group Inc.

“Guarantor Change in Control” shall mean the occurrence of one or more of the following events:

(a)	any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Guarantor and its Subsidiaries, taken as a whole, to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof);

(b)	the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 50% or more of the outstanding shares of the voting stock of the Guarantor; or

(c)	occupation of a majority of the seats (other than vacant seats) on the board of directors of the Guarantor by Persons who were neither (x) members of the board of directors on the Effective Date, (y) nominated, appointed or approved by the board of directors nor (z) appointed by directors so nominated, appointed or approved;

provided, however, that, with respect to clause (b) above a transaction in which the Guarantor becomes a Subsidiary of another Person (other than a Person that is an individual) shall not constitute a Guarantor Change in Control if:

(i)	the stockholders of the Guarantor immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding voting stock of the Guarantor immediately following the consummation of such transaction; and

(ii)	immediately following the consummation of such transaction, no “Person” (as such term is defined above), other than such other Person (but including the holders of the equity interests of such other Person), “beneficially owns” (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding voting stock of the Guarantor.

“H175 Airframe” means any or all, as the context may require, of each Airframe, each MAG Airframe and each Other MAG Airframe which is an Airbus Helicopters model H175 airframe.

“Hedging Transaction” of any Person shall mean any interest rate or foreign currency transaction (including an agreement with respect thereto) now existing or hereafter entered into by such Person that is a rate swap, basis swap, forward rate transaction, commodity swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collateral transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“IDERA” means, in respect of an Aircraft, the irrevocable deregistration and export request authorisation executed or, as the context may require, to be executed by the Borrower (or, in the case of an operator registry, the relevant Operator) in favor of the Security Trustee.

“Impositions” shall have the meaning given to such term in Section 8.21 (Taxes) of the Credit Agreement.

“Increased Costs” means:

(a)	a reduction in the rate of return from any Loan or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost which is not otherwise contemplated or provided for under the Loan Documents and which does not constitute ordinary and usual overhead expenses of the relevant Finance Party; or

(c)	a reduction of any amount due and payable under any Loan Document (other than by means of any payment or prepayment of the Loans by the Borrower),

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Loan Document, provided that “Increased Costs” shall not include Taxes (which shall be governed by Section 6.4 (Taxes) of the Credit Agreement).

“Indemnified Taxes” shall mean (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document, and (b) to the extent not included in (a), Other Taxes.

“Indemnitee” means each of the Agent, the Security Trustee, the MAG Agent, the Lenders, each MAG Party and each Related Party of any of the foregoing Persons.

“Insurance Brokers” means the insurance brokers with which the Insurances are maintained from time to time.

“Insurance Proceeds” means, in respect of an Aircraft, any and all amounts payable in consequence of a claim under any of the Insurances in respect of such Aircraft, other than amounts payable in consequence of a claim under the liability insurances, and all other amounts payable to the relevant Person under, or in respect of, the Insurances in respect of such Aircraft, including damages for breach and return of premium.

“Insurance Proceeds Property” means, in respect of an Aircraft, all of the right, title and interest (present and future, actual and contingent) of the Borrower in and to the Insurance Proceeds in respect of such Aircraft.

“Insurances” means any and all policies and contracts of insurance taken out or in existence from time to time in respect of, or which relate to, any Aircraft, any Engine, any Rotor Blade, any Rotor Component or any Part.

“Insurer” means any insurer in respect of any of the Insurances.

“Intercreditor Agreement” means the Intercreditor Agreement entered into, or to be entered into, as the context may require, among the Borrower, the Borrower Parent and each of the Secured Parties.

“Intercreditor Parties” means, collectively, the Persons from time to time party to the Intercreditor Agreement.

“Interest Payment Date” means, with respect to a Loan, each date on which interest is payable with respect to such Loan under the Credit Agreement.

“Interest Period” means:

(a)	in relation to each Loan, each period determined in accordance with Section 5.5 (Length of Interest Periods) of the Credit Agreement; and

(b)	in relation to an Unpaid Sum, each period determined in accordance with Section 5.3 (Default Interest) of the Credit Agreement.

“International Interest” means an “international interest” as defined in the Cape Town Convention and the Aircraft Protocol adopted on November 16, 2001, at Cape Town, South Africa and shall include prospective international interests (as applicable to the Engines).

“International Registry” means the International Registry of Mobile Assets maintained under the Cape Town Convention and the Aircraft Protocol adopted on November 16, 2001, at Cape Town, South Africa or their successors for the recordation of interests therein.

“Interpolated Screen Rate” means, in relation to each Floating Rate Loan or Unpaid Sum, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period for that Floating Rate Loan or Unpaid Sum; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Floating Rate Loan or Unpaid Sum,

each as of 11:00 a.m., London time, on the relevant Quotation Day for the currency of that Floating Rate Loan or Unpaid Sum.

“ITAR” shall have the meaning given to such term in Section 11.17 (ITAR Aircraft) of the Credit Agreement.

“ITAR Aircraft” means any or all, as the case may require, of (i) as of the Effective Date, Aircraft 2 and Aircraft 10 and (ii) any other Aircraft which, in accordance with the Credit Agreement, is designated an “ITAR Aircraft” from time to time.

“Jurisdictional Requirements” shall mean, at any time, the aggregate pool of Aircraft financed under the Credit Agreement shall be subject to the following jurisdictional concentration limits based on each Aircraft’s jurisdiction of registration, with reference to the table at the end of this definition:

(a)	the aggregate principal amount of Loans associated with Aircraft registered in Tier A jurisdictions must not fall below 50% of the aggregate principal amount of all Loans outstanding at such time;

(b)	the aggregate principal amount of Loans associated with Aircraft registered in Tier B jurisdictions must not exceed 50% of the aggregate principal amount of all Loans outstanding at such time;

(c)	the aggregate principal amount of Loans associated with Aircraft registered in Tier C jurisdictions (excluding Nigeria) must not exceed 25% of the aggregate principal amount of all Loans outstanding at such time; and

(d)	the aggregate principal amount of Loans associated with Aircraft registered in Nigeria must not exceed 35% of the aggregate principal amount of all Loans outstanding at such time.

Tier	Jurisdictions

A	United Kingdom, United States, Canada, Australia, New Zealand, Norway, Denmark, The Netherlands and Ireland.

B	Brazil, South Africa, Mexico, Malaysia, Trinidad and Tobago and Guyana.

C	Jurisdictions within Africa, Asia and South America, in each case, other than those listed as Tier A or B.

“Jurisdictional Review” means a legal memorandum prepared by local counsel in the proposed State of Registration, responding to a questionnaire prepared and submitted by the Agent or the Security Trustee, acting reasonably, addressing customary legal issues in such jurisdiction relating to the relevant Aircraft and Liens in connection thereto.

“Lease Agreement” means, with respect to an Aircraft, the lease agreement in respect of such Aircraft entered into or to be entered into, as the context may require, between the Borrower and the Lessee.

“Lease Agreement Property” means, in respect of an Aircraft, all of the right, title and interest, present and future, of the Borrower under the Lease Agreement in respect of such Aircraft, including, without limitation, all of its right, title and interest in and to (i) rent and other amounts payable under such Lease Agreement, (ii) claims for damages arising out of a breach of or default under such Lease Agreement and (iii) compel performance and otherwise exercise any and all rights and remedies under such Lease Agreement.

“Lease Documents” means, with respect to an Aircraft, the Lease Agreement in respect of such Aircraft, the Lessee Security Agreement (as supplemented pursuant to the Lessee Security Agreement Supplement in respect of such Aircraft), the Subordination Agreement in respect of the Lease Agreement for such Aircraft and each other “Lease Document”, “Transaction Document”, “Operative Document” or other similar term as defined in the Lease Agreement in respect of such Aircraft.

“Lease Event of Default” means the occurrence of any “Event of Default” or similar circumstance (howsoever described) under any Lease Agreement.

“Leasing Conditions” shall mean, with respect to any Lease Agreement, Sublease Agreement, Sub-Sublease Agreement or Sub-Sub-Sublease Agreement:

(a)	any such Lease Agreement, Sublease Agreement, Sub-Sublease Agreement or Sub-Sub-Sublease Agreement shall be either (i) substantially in the form of the Lease Agreement, Sublease Agreement, Sub-Sublease Agreement or Sub-Sub-Sublease Agreement (as applicable) approved by the Agent in connection with the Lenders’ making of the relevant Loan or (ii) in form and substance reasonably satisfactory to the Agent;

(b)	any such Lease Agreement, Sublease Agreement, Sub-Sublease Agreement or Sub-Sub-Sublease Agreement and the rights of the parties thereunder shall be and remain at all times expressly subject and subordinate to the Liens created pursuant to the Security Documents in and with respect to the Collateral and each Secured Party’s rights and remedies under the Loan Documents and the MAG Lease Restructuring Documents and the Borrower shall procure that the relevant parties thereto shall enter into and deliver to the Agent a Subordination Agreement in connection with such subordination;

(c)	any such Lease Agreement, Sublease Agreement, Sub-Sublease Agreement or Sub-Sub-Sublease Agreement and the relevant Lessee’s, Sublessee’s, Sub-Sublessee’s or Sub-Sub-Sublessee’s, as the case may be, rights thereunder shall be assigned as security via a chain of assignments up the leasing chain so that ultimately the Security Trustee receives a security interest from the Borrower in the Borrower’s rights with respect thereto (for the avoidance of doubt, no Sublease Agreement, Sub-Sublease Agreement or Sub-Sub-Sublease Agreement and the relevant Sublessee’s, Sub-Sublessee’s or Sub-Sub-Sublessee’s, as the case may be, rights thereunder shall assigned directly to the Security Trustee but shall be collaterally assigned via a chain of collateral assignments up the leasing chain), and the Borrower shall procure that such supplements, notices and other documents as the Security Trustee may reasonably require are delivered to the Security Trustee in connection thereto (including, without limitation, legal opinions (addressed to each of the Secured Parties) from counsel reasonably accepted to the Security Trustee in respect of the security granted thereby and the grantors thereunder);

(d)	the relevant Aircraft shall remain insured in accordance with the insurance provisions of the Credit Agreement and the leasing, subleasing, sub-subleasing and/or sub-sub-subleasing of the relevant Aircraft pursuant to such Lease Agreement, Sublease Agreement, Sub-Sublease Agreement or Sub-Sub-Sublease Agreement, as the case may be, shall not result in, or be reasonably likely to result in, the cancellation of such coverage;

(e)	the terms of any such Lease Agreement, Sublease Agreement, Sub-Sublease Agreement or Sub-Sub-Sublease Agreement, as the case may be, shall not conflict with the representations, warranties or agreements of the Obligors under the Loan Documents or the MAG Lease Restructuring Documents or cause any Obligor to breach any of its representations, warranties or agreements under the Loan Documents or the MAG Lease Restructuring Documents;

(f)	save for the filings expressly permitted by the Loan Documents (which shall include International Interest filings on the International Registry with respect to such Lease Agreement, Sublease Agreement, Sub-Sublease Agreement and Sub-Sub-Sublease Agreement, as applicable) or as consented to by the Agent, none of the Borrower, the Lessee, any Sublessee, any Sub-Sublessee or any Sub-Sub-Sublesseee shall make any filing or registration with respect to such Lease Agreement, Sublease Agreement, Sub-Sublease Agreement or Sub-Sub-Sublease Agreement;

(g)	save as expressly permitted by the Loan Documents or as consented to by the Agent, the leasing, subleasing, sub-subleasing and/or sub-sub-subleasing of the relevant Aircraft thereunder shall not result in any change in the State of Registration of such Aircraft;

(h)	all registrations and filings relating to the protection of the Security Trustee’s interests in respect of the relevant Aircraft shall have been made on or prior to the delivery of the relevant Aircraft thereunder (provided that if in accordance with applicable law such registrations and/or filings can only be done on a post closing basis, such registrations and/or filings shall be completed promptly following delivery), including, without limitation, all relevant filings with the relevant Aviation Authority and all applicable International Interest filings (if applicable) and the Security Trustee shall have received an opinion (addressed to each of the Secured Parties) from counsel reasonably accepted to the Security Trustee to that effect;

(i)	on or prior to the delivery of the relevant Aircraft thereunder, the Security Trustee shall have received legal opinions (addressed to each of the Secured Parties) from counsel reasonably acceptable to the Security Trustee in respect of the relevant State of Registration, the Lessee and, in the case of a Sublease Agreement, Sub-Sublease Agreement or Sub-Sub-Sublease Agreement, the relevant Sublessee, Sub-Sublessee and/or Sub-Sub-Sublessee, as the case may be, each in form and substance reasonably satisfactory to the Security Trustee;

(j)	on or prior to the delivery of the relevant Aircraft thereunder, the Security Trustee shall have received copies of each of the conditions precedent thereunder, which conditions precedent shall, in each case, be in form and substance reasonably satisfactory to the Security Trustee; and

(k)	at the time of (A) execution of the relevant Lease Agreement, Sublease Agreement, Sub-Sublease Agreement or Sub-Sub-Sublease Agreement and (B) delivery of the relevant Aircraft thereunder, no Loan Default or Loan Event of Default shall have occurred and be continuing.

“Lender” means, in relation to the Credit Agreement:

(a)	any Original Lender; and

(b)	any Approved Assignee or other Person which has become a “Lender” in accordance with Section 11.4 (Successors and Assigns) of the Credit Agreement,

which, in each case, has not ceased to be a “Lender” under the Credit Agreement in accordance with the terms of the Credit Agreement.

“Lessee” means BriLog Leasing Ltd.

“Lessee Assigned Property” means, in respect of an Aircraft, the Sublease Agreement Property and any Sublessee Security Agreement Property in respect of such Aircraft.

“Lessee Security Agreement” means the lessee security agreement entered into or to be entered into, as the context requires, between the Lessee and the Borrower, as supplemented from time to time pursuant to each Lessee Security Agreement Supplement.

“Lessee Security Agreement Property” means, in respect of an Aircraft, all of the right, title and interest, present and future, of the Borrower in and to the Lessee Security Agreement, to the extent relating to such Aircraft.

“Lessee Security Agreement Supplement” means, in respect of an Aircraft, lessee security agreement supplement entered into or to be entered into, as the context requires, between the Lessee and the Borrower in respect of such Aircraft in substantially the form set forth in the schedule to the Lessee Security Agreement.

“LIBOR” means, for any Interest Period for any Floating Rate Loan or Unpaid Sum, the applicable Screen Rate as of 11:00 a.m., London time, on the relevant Quotation Day for the offering of deposits in Dollars in an amount and for a period comparable to the relevant Interest Period, but if that rate is less than zero, LIBOR shall be deemed to be zero.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing and including any “security interest” as defined in sections 12 of the PPSA) intended to assure or support payment or performance of any obligation.

“Loan” means a Facility 1 Loan, a Facility 2 Loan, a Facility 3 Loan, a Facility 4 Loan, a Facility 5 Loan, a Facility 6 Loan, a Facility 7 Loan, a Facility 8 Loan, a Facility 9 Loan, a Facility 10 Loan, a Facility 11 Loan, a Facility 12 Loan, a Facility 13 Loan, a Facility 14 Loan, a Facility 15 Loan, a Facility 16 Loan, a Facility 17 Loan, a Facility 18 Loan, a Facility 19 Loan, a Facility 20 Loan, a Facility 21 Loan, a Facility 22 Loan, a Facility 23 Loan, a Facility 24 Loan or any other “Loan” from time to time under the Credit Agreement, as the context may require (and “Loans” shall be construed accordingly).

“Loan Default” means any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Credit Agreement or any combination of any of the foregoing) be a Loan Event of Default.

“Loan Documents” shall mean, collectively (i) the Credit Agreement, each promissory note issued to any Lender in accordance with the terms of the Credit Agreement, the Intercreditor Agreement, the Cost of Funds Side Letter, each Fee Letter, each Notice of Borrowing, each Loan Supplement, each Assignment and Assumption Agreement, each Security Document, the Bristow Guarantee, each Subordination Agreement and each PBH Tripartite Agreement related to any Airframe or Engine or any airframe or engine in relation to any Additional Collateral Aircraft, the PBH Rate Side Letter, (ii) any and all other instruments, and agreements executed pursuant to or in connection with any of the foregoing (including, without limitation, in connection with an Aircraft Substitution) and (iii) any other document, instrument or agreement which is agreed in writing by the Borrower and the Security Trustee to be a “Loan Document”, and “Loan Document” means any of them.

“Loan Event of Default” means any event or circumstance specified as such in Section 9.1 (Loan Events of Default) of the Credit Agreement.

“Loan Maximum” means, in respect of a Loan, an amount equal to the product of the Loan Maximum Percentage and the Total Commitments.

“Loan Maximum Percentage” means (i) in respect of the Facility 1 Loan, 2.87%, (ii) in respect of the Facility 2 Loan, 7.24%, (iii) in respect of the Facility 3 Loan, 2.91%, (iv) in respect of the Facility 4 Loan, 2.97%, (v) in respect of the Facility 5 Loan, 6.36%, (vi) in respect of the Facility 6 Loan, 6.04%, (vii) in respect of the Facility 7 Loan, 4.84%, (viii) in respect of the Facility 8 Loan, 4.55%, (ix) in respect of the Facility 9 Loan, 4.55%, (x) in respect of the Facility 10 Loan, 6.98%, (xi) in respect of the Facility 11 Loan, 2.55%, (xii) in respect of the Facility 12 Loan, 4.84%, (xiii) in respect of the Facility 13 Loan, 2.89%, (xiv) in respect of the Facility 14 Loan, 5.13%, (xv) in respect of the Facility 15 Loan, 4.84%, (xvi) in respect of the Facility 16 Loan, 4.00%, (xvii) in respect of the Facility 17 Loan, 3.73%, (xviii) in respect of the Facility 18 Loan, 3.73%, (xix) in respect of the Facility 19 Loan, 4.84%, (xx) in respect of the Facility 20 Loan, 2.99%, (xxi) in respect of the Facility 21 Loan, 2.99%, (xxii) in respect of the Facility 22 Loan, 2.72%, (xxiii) in respect of the Facility 23 Loan, 2.72% and (xxiv) in respect of the Facility 24 Loan, 2.72%.

“Loan Supplement” means, in respect of a Loan, each loan supplement entered into or to be entered into, as the context may require, between the Borrower, the Guarantor and the Agent (for itself and as agent for the Lenders) from time to time in respect of such Loan, substantially in the form set out in Exhibit B (Form of Loan Supplement) to the Credit Agreement.

“Local Law Mortgage” means, in relation to an Aircraft, any mortgage over such Aircraft governed by the laws of the State of Registration granted by the Borrower in favour of the Security Trustee (and, if applicable, the other Secured Parties).

“Lombard 2016 Term Loan Facility” means, collectively, (i) the term loan credit agreement, dated as of November 11, 2016, among Bristow Aircraft Leasing Limited, the lenders from time to time party thereto, Lombard North Central PLC, as administrative agent, and Lombard North Central PLC, as security trustee; and (ii) the term loan credit agreement, dated as of November 11, 2016, among Bristow U.S. Leasing LLC, the lenders from time to time party thereto, Lombard North Central PLC, as administrative agent, and Lombard North Central PLC, as security trustee.

“London Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

“Losses” means any losses (including Taxes), costs, charges, documented and properly incurred expenses, interest (including default interest), fees (including, without limitation, legal fees and fees and expenses of any insurance adviser, appraiser or tax adviser and VAT thereon), payments, demands, liabilities, claims, actions, proceedings, penalties, damages, adverse judgments, orders or other sanctions (and “Loss” shall be construed accordingly).

“Macquarie 2017 Term Loan Facility” means the term loan credit agreement dated as of February 1, 2017 among Bristow U.S. LLC, the lenders from time to time party thereto and Macquarie Bank Limited, as administrative agent and security agent.

“MAG” means The Milestone Aviation Group Limited.

“MAG Agency Agreement” means the security agency agreement between MAG and/or certain Affiliates of MAG and the MAG Agent.

“MAG Agent” means PK AirFinance S.à r.l.

“MAG Airframe” means each airframe subject to a MAG Lease.

“MAG Engine “means each engine subject to a MAG Lease.

“MAG Lease” means (i) any lease agreement entered into on or prior to the date of the Credit Agreement in relation to any present or future leasing of aircraft and/or engines provided by or on behalf of MAG or any Affiliate thereof (including any owner trust of which MAG or any Affiliate of MAG is the beneficiary), for or for the benefit of the Lessee and (ii) any other lease agreement which MAG and the Lessee may agree from time to time in writing is a “MAG Lease” for the purposes of the Loan Documents, the MAG Lease Documents and the MAG Lease Restructuring Documents.

“MAG Lease Amendment Agreements” means, collectively, each amendment agreement (if any) in respect of a MAG Lease provided under the terms of the MAG Lease Restructuring Agreement.

“MAG Lease Documents” means the Borrower Guarantee and Indemnity, the Security Documents, the Intercreditor Agreement, the MAG Agency Agreement, each MAG Lease, any MAG Lease Amendment Agreement(s), the MAG Lease Restructuring Agreement and each PBH Tripartite Agreement related to any MAG Airframe or MAG Engine.

“MAG Lease Obligations” means any and all moneys, liabilities and obligations (whether actual or contingent, whether now existing or hereafter arising, whether or not for the payment of money and including, without limitation, any obligation or liability to pay damages) from time to time owing to any MAG Party pursuant to any MAG Lease, the MAG Lease Restructuring Agreement or any other MAG Lease Document, provided that the MAG Lease Obligations shall not exceed the Borrower Guarantee and Indemnity Cap, provided further that, so long as the amount (in aggregate) recovered pursuant to the Borrower Guarantee and Indemnity and the Security Documents in respect of the MAG Lease Obligations does not exceed the Borrower Guarantee and Indemnity Cap, the MAG Agent (acting on the instructions of the MAG Parties in accordance with the MAG Agency Agreement) shall have absolute discretion with respect to which MAG Lease Obligations are claimed thereunder.

“MAG Lease Payment Default” means any default by any MAG Lessee in its payment obligations under any MAG Lease, the MAG Lease Restructuring Agreement, any other MAG Lease Document or any Other MAG Lease.

“MAG Lease Restructuring Agreement” means a restructuring agreement between MAG and/or or any Affiliate thereof (including any owner trust of which MAG or any Affiliate of MAG is the beneficiary) and the Lessee and/or or any Affiliate thereof (including any owner trust of which the Lessee or any Affiliate of the Lessee is the beneficiary) in relation to the amendment of certain of the MAG Leases.

“MAG Lease Restructuring Documents” means the Borrower Guarantee and Indemnity, the MAG Agency Agreement, the MAG Lease Restructuring Agreement, any MAG Lease Amendment Agreement(s), each Security Document, the Intercreditor Agreement and each PBH Tripartite Agreement related to any MAG Airframe, MAG Engine, Other MAG Airframe or Other MAG Engine.

“MAG Lessee” means each lessee (howsoever described) under each MAG Lease and each Other MAG Lease.

“MAG Parties” means, collectively, the MAG Agent, MAG and any Affiliate of MAG (including any owner trust of which MAG or any Affiliate of MAG is the beneficiary) which is a party to any MAG Lease.

“Maintenance Program” shall mean, as it relates to any particular Aircraft, the manufacturer’s airframe maintenance program to the extent it provides coverage for any existing applicable warranty, and thereafter, either the manufacturer’s service program or an agreement which provides for the maintenance and/or overhaul of the airframe and engines consistent with the maintenance programs that cover helicopters of similar model type in the Guarantor’s helicopter fleet from time to time, provided, however, that if the entire fleet of the Guarantor’s aircraft engaged in oil and gas operations of the same make and model are not covered by a manufacturer’s or other third party’s maintenance program, then the Maintenance Program shall mean the Lessee’s or any relevant Operator’s approved maintenance program administered by itself or its Affiliate with respect to such Aircraft.

“Mandatory Prepayment Event” is defined in Section 4.7 (Mandatory Prepayments) of the Credit Agreement.

“Manuals and Technical Records” means, in respect of an Aircraft, any and all logs, manuals, certificates and data and inspection, modification, maintenance, engineering, technical and overhaul records (including all computerized data, records and materials of any kind whatsoever) with respect to such Aircraft, including all records required to be maintained by the relevant Aviation Authority or any other Governmental Authority having jurisdiction with respect to such Aircraft or required to be maintained by the relevant Manufacturer or any relevant supplier of such Aircraft (or any part thereof) pursuant to a service bulletin or with respect to the continued effectiveness of their warranties or enforcement of warranties or otherwise.

“Manufacturer” means:

(a)	in respect of each AW139 Airframe, Leonardo S.p.a. (including its predecessors and Affiliates;

(b)	in respect of each AW189 Airframe, Leonardo S.p.a. (including its predecessors and Affiliates;

(c)	in respect of each S92 Airframe, Sikorsky Aircraft Corporation (including its Affiliates); and

(d)	in respect of each S76 Airframe, Sikorsky Aircraft Corporation (including its Affiliates).

“Manufacturer’s Maintenance Planning Document” means, in respect of an Aircraft, the maintenance planning document issued by the Manufacturer for such Aircraft setting out the maintenance tasks for such Aircraft and its parts and components and the thresholds and/or intervals for which such tasks should be performed.

“Market Disruption Event” means the occurrence of any of the events or circumstances specified in Section 5.6 (Unavailability of Screen Rate) or Section 5.7 (Market Disruption) of the Credit Agreement which results in the application of Section 5.8 (Cost of Funds) of the Credit Agreement.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, (i) a material adverse change to, or a material adverse effect on, the business, assets, liabilities (actual or contingent), operations, property or condition (financial or otherwise) of any

Obligor (in the case of the Guarantor, determined by reference to the Guarantor and its Subsidiaries, taken as a whole), (ii) a material impairment on the ability of any Obligor to perform any of its obligations under the Loan Documents or the MAG Lease Restructuring Documents or consummate the transactions described therein, (iii) solely in respect of Sections 7.6, 8.2(d), 8.2(e) and 8.6 of the Credit Agreement, a material adverse change to, or a material adverse effect on, the condition of the Aircraft, taken as a whole, or (iv) a material adverse effect on the validity or enforceability of the Loan Documents or the MAG Lease Restructuring Documents, or the effectiveness or ranking of any Lien granted or purporting to be granted pursuant to any of, the Loan Documents or the MAG Lease Restructuring Documents or the rights or remedies of any Secured Party under any of the Loan Documents or the MAG Lease Restructuring Documents.

“Maximum Rate” shall have the meaning given to such term in Section 11.12 (Interest Rate Limitation) of the Credit Agreement.

“Month” or “month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Non-Ordinary Course Liabilities” means liabilities that do not constitute Financial Indebtedness and that result from activities other than ordinary course activities of the Borrower that are permitted under the provisions of the Credit Agreement.

“Notice of Borrowing” shall mean, in respect of a Borrowing, the notice in respect of such Borrowing substantially in the form set forth in Exhibit A of the Credit Agreement.

“Notice of Default” has the meaning given to such term in Section 4 (Notice of Default) of the Intercreditor Agreement.

“Notional Swap” means, for a Loan, a notional interest rate swap which a Lender shall be deemed to have entered into in respect of such Loan, governed by the Swap Form the provisions of which provide, or would provide, among other things, for the exchange on each Repayment Date for such Loan of:

(a)	LIBOR plus the Applicable Margin, calculated on an actual over 360-day basis, from and including the Borrowing Date for such Loan and each following Interest Payment Date for such Loan to but excluding the following Interest Payment Date for such Loan up to and including the Final Repayment Date for such Loan, in each case, in respect of a notional amount equal to the principal amount of that Loan scheduled to be outstanding on each such Interest Payment Date (which amount would be paid by the swap counterparty thereunder had an interest rate swap actually been entered into); with

(b)	a fixed rate of interest (inclusive of the Applicable Margin) calculated on the basis of twelve 30 day months in respect of such notional amount (which amount would be paid by such Lender had an interest rate swap actually been entered into).

“Obligors” means, collectively, the Borrower, the Borrower Parent and the Guarantor, each an “Obligor”.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Leases” shall mean each lease that is treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification 840, as amended through the date hereof, including, for the avoidance of doubt, any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person.

“Operator” means, in respect of an Aircraft:

(a)	as of the date of the Credit Agreement:

(i)	in respect of Aircraft 1, Aircraft 3, Aircraft 4 and Aircraft 5, Bristow Helicopters (Australia) Pty Ltd.;

(ii)	in respect of Aircraft 7, Aircraft 8, Aircraft 9, Aircraft 11 and Aircraft 13, Bristow Helicopters Limited;

(iii)	in respect of Aircraft 2, Aircraft 6, Aircraft 10, Aircraft 12, Aircraft 16, Aircraft 17 and Aircraft 18, Bristow Norway AS; and

(iv)	in respect of Aircraft 14, Aircraft 15, Aircraft 19, Aircraft 20, Aircraft 21, Aircraft 22, Aircraft 23 and Aircraft 24, Bristow Helicopters (Nigeria) Limited; or

(b)	any Person which from time to time is operating such Aircraft under a Sublease Agreement, Sub-Sublease Agreement or Sub-Sub-Sublease Agreement, as the case may be, in accordance with the terms of the Loan Documents and the relevant Lease Agreement.

“Original Lenders” means each of the Persons named in Schedule I (The Original Lenders) of the Credit Agreement (each, an “Original Lender”).

“Other Connection Taxes” means, with respect to the Secured Party or other recipient of any payment to be made by or on account of any obligation of any Obligor under any Loan Document or MAG Lease Restructuring Document, Taxes imposed as a result of a present or former connection between such Finance Party or other recipient and the jurisdiction imposing such Tax (other than connections arising from the execution, delivery, becoming a party to, performing its obligations under, receiving payments under, receiving or perfecting a security interest under, or engaging in any other transaction pursuant to or enforcing any Loan Document).

“Other MAG Airframe” means each airframe subject to an Other MAG Lease.

“Other MAG Engine” means each engine subject to an Other MAG Lease.

“Other MAG Lease” means any lease agreement entered into in relation to any present or future leasing of aircraft and/or engines provided by or on behalf of MAG or any Affiliate thereof (including any owner trust of which MAG or any Affiliate of MAG is the beneficiary), for or for the benefit of any Obligor or any Affiliate thereof (including any owner trust of which any Obligor or any Affiliate of any Obligor is the beneficiary), provided that no agreement or arrangement that constitutes a “MAG Lease” shall constitute an “Other MAG Lease”.

“Other PK Agreement” means any lease agreement, conditional sale agreement, credit agreement, facility agreement, loan agreement or other similar agreements entered into in relation to any direct or indirect, present or future leasing, sale or financing (whether by way of loan, lease or guarantee) of aircraft and/or engines (including, without limitation, pre-delivery financing) provided by or on behalf of (but only for so long as the same is held by) the Original Lender, the Security Trustee or any Affiliate thereof, for or for the benefit of any Obligor or any Affiliate thereof, including any owner trust of which any Obligor or any Affiliate of any Obligor is the beneficiary, provided that no agreement or arrangement that constitutes a “MAG Lease” or an “Other MAG Lease” shall constitute an “Other PK Agreement”.

“Other Taxes” shall mean any and all present or future stamp, court or documentary intangible, recording, filing or similar Taxes or any other excise or property Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made as the request of an Obligor or as a result of any mitigation pursuant to Section 10 (Mitigation) of the Intercreditor Agreement.

“Part” means, in respect of an Aircraft, all appliances, avionics, software, components, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than any Company Additions or any relevant Engines, Rotor Blades and Rotor Components) that may from time to time be incorporated or installed in or attached to the relevant Airframe, Rotor Blades, Rotor Components or any relevant Engine.

“Participant” shall have the meaning given to such term in Section 11.4(e) of the Credit Agreement.

“Participant Register” shall have the meaning given to such term in Section 11.4(f) of the Credit Agreement.

“Party” means, in the context of any Loan Document, the Persons who are signatories to such Loan Document (or who have otherwise become party to such Loan Document by, succession, transfer, assignment, novation or similar in accordance with such Loan Document).

“Patriot Act” shall have the meaning given to such term in Section 11.14 (Patriot Act) of the Credit Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“PBH Agreement” means, with respect an Airframe, an airframe in respect of an Additional Collateral Aircraft, a MAG Airframe, an Other MAG Airframe, an Engine, an engine in respect of an Additional Collateral Aircraft, a MAG Engine or an Other MAG Engine, the maintenance agreement entered or to be entered into, as the context requires, for such equipment type between an Affiliate of the Borrower and the relevant Manufacturer or Engine Manufacturer (as applicable).

“PBH Agreement Failure” is defined in Section 3.3 (PBH Agreements) of the Credit Agreement.

“PBH Extension Date” shall mean the date falling one hundred and twenty (120) days after the initial Borrowing Date, provided that if on the date falling one hundred and twenty (120) days after the initial Borrowing Date the Agent is reasonably satisfied that the Borrower is using commercially reasonable efforts to obtain the outstanding PBH Agreements and PBH Tripartite Agreements, the Agent shall extend the grace period for the provision of these documents to the date falling one hundred and eighty (180) days after the initial Borrowing Date.

“PBH Rate Side Letter” means the side letter entered into or to be entered into, as the context requires, among the Borrower, the Agent and the Security Trustee, which shall set forth the applicable maintenance reserve rates for the purposes of Section 8.33(a)(ii) of the Credit Agreement.

“PBH Tripartite Agreement” means, with respect to a PBH Agreement, the tripartite agreement entered into or to be entered into, as the context requires, among (i) in the case of an Airframe or an airframe in respect of an Additional Collateral Aircraft, the Borrower, any Affiliate of the Borrower that is the customer contract party with respect to the relevant PBH Agreement, the Security Trustee and the relevant Manufacturer, (ii) in the case of an Engine or an engine in respect of an Additional Collateral Aircraft, the Borrower, any Affiliate of the Borrower that is the customer contract party with respect to the relevant PBH Agreement, the Security Trustee and the relevant Engine Manufacturer, (iii) in the case of a MAG Airframe or an Other MAG Airframe, the relevant MAG Lessee, any Affiliate of the relevant MAG Lessee that is the customer contract party with respect to the relevant PBH Agreement, the relevant MAG Parties and the relevant Manufacturer and (iv) in the case of a MAG Engine or an Other MAG Engine, the relevant MAG Lessee, any Affiliate of the relevant MAG Lessee that is the customer contract party with respect to the relevant PBH Agreement, the relevant MAG Parties and the relevant Engine Manufacturer.

the Security Trustee, the Borrower and the relevant Manufacturer or Engine Manufacturer (as applicable).

“Permitted Borrower Jurisdiction” means (i) the United Kingdom (ii) Ireland and (iii) subject to the Netherlands ratifying the Cape Town Convention in a manner reasonably satisfactory to the Finance Parties and the Cape Town Convention entering into full force and effect in the Netherlands in a manner reasonably satisfactory to the Finance Parties, the Netherlands.

“Permitted Jurisdiction” means each of those jurisdictions which is designated as a Tier A, Tier B or Tier C jurisdiction in the definition of Jurisdictional Requirements, provided that an Aircraft would otherwise not be prohibited from operating in such jurisdiction under the terms of the Credit Agreement and the other Loan Documents.

“Permitted Liens” means:

(a)	the respective rights of the Secured Parties and the Borrower under the Loan Documents;

(b)	any Lien in favor of a Secured Party created by the Loan Documents;

(c)	any Finance Party Liens;

(d)	each Lease Agreement;

(e)	each Sublease Agreement, Sub-Sublease Agreement and/or Sub-Sub-Sublease Agreement;

(f)	Liens arising out of judgments or awards against the Borrower, the Lessee, any Sublessee, any Sub-Sublessee and/or any Sub-Sub-Sublessee with respect to which at the time there shall have been secured a stay of execution;

(g)	Liens of warehousemen, mechanics, materialmen, workmen, repairmen, employees, airports, navigation authorities and other like Liens in respect of obligations not overdue, or otherwise contested in good faith, provided that (i) adequate reserves have been set aside by Borrower in accordance with GAAP with respect to such Liens and (ii) neither such Lien nor such contest could reasonably be expected to have a Material Adverse Effect;

(h)	Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings so long as (i) adequate reserves are maintained in accordance with GAAP with respect to such taxes and (ii) neither such Lien nor such contest could reasonably be expected to have a Material Adverse Effect;

(i)

(i) Liens (other than Liens described in clause (ii) below) created under the Maintenance Programs or any applicable PBH Agreement in favor of maintenance contract providers and (ii) Liens consisting of the Maintenance Programs or any applicable PBH Agreement insofar as such contracts involve the interchange of Engines, Rotor Blades, Rotor Components and Parts and the arrangements thereunder to the extent such arrangements are deemed to constitute contracts of sale with respect to Engines, Rotor Blades, Rotor Components and Parts, provided that (x) each such Maintenance Program or any applicable PBH Agreement provides for title to any replacement Engines, Rotor Blades, Rotor Components or Parts to be conveyed to and vest in Borrower, an Affiliate of the Borrower, the Lessee or any relevant Sublessee, Sub-Sublessee and/or Sub-Sub-Sublessee, (y) such title is in fact conveyed to and vested in such Person and (z) where title is conveyed to and vested in an Affiliate of the Borrower, the Lessee or any relevant Sublessee, Sub-Sublessee and/or Sub-Sub-Sublessee, then such title is automatically, and without further action, immediately re-conveyed to and re-vested in Borrower and, provided further, that any such replacement Engines, Rotor Blades, Rotor Components or Parts comply with the requirements of the Loan Documents; and

(j)	Liens to secure the performance of statutory obligations, surety or appeal bonds, bid or performance bonds, insurance obligations or other obligations of a like nature incurred in the ordinary course of business.

provided, however, that in relation to (f) through (i) above, any such proceedings or the continued existence of such Lien do not involve any material risk of the sale, forfeiture or loss of any Aircraft, any Collateral or any interest therein.

“Permitted Maintenance Jurisdiction” shall mean the United States of America, Canada, Norway, Switzerland, the United Kingdom, Brazil, Trinidad and Tobago and any member state of the European Union.

“Permitted Short Term Jurisdiction” means a Permitted Jurisdiction, other than the relevant State of Registration, in which an Aircraft is based, predominantly used, operated and/or located, so long as the following requirements are met:

(a)	the length of any Aircraft’s relocation to a Permitted Short Term Jurisdiction is no longer than twelve (12) months and there is no change in the relevant State of Registration;

(b)	the use and operation of the relevant Aircraft complies with all requirements of the Credit Agreement applicable to such Aircraft as if the relevant Permitted Short Term Jurisdiction were the relevant State of Registration;

(c)	subject to the Borrower’s compliance with the other requirements set forth in this definition, the Borrower shall have provided the Agent not less than thirty (30) days (or such shorter period of time as the Agent may agree, in its reasonable discretion) prior written notice of such Aircraft’s relocation to a Permitted Short Term Jurisdiction;

(d)	no Loan Event of Default shall have occurred and be continuing;

(e)	on or prior to the effective date of such relocation of such Aircraft, the Borrower, the Lessee or the relevant Operator (as applicable) shall provide to the Agent evidence reasonably satisfactory to the Agent confirming that such Aircraft will continue to be insured in accordance with the Loan Documents;

(f)	the Borrower, the Lessee or the relevant Operator (as applicable) shall promptly make any filings, recordings and registrations in the relevant Permitted Short Term Jurisdiction which are necessary or desirable in order to protect the rights, title and interests of the Secured Parties in the relevant Aircraft, the Loan Documents and the MAG Lease Restructuring Documents and to ensure the validity, enforcement, perfection or priority the rights, title and interests of the Secured Parties in the Aircraft, the Loan Documents and the MAG Lease Restructuring Documents at all times such Aircraft is based, predominantly used, operated and/or located in the relevant Permitted Short Term Jurisdiction;

(g)	the Borrower, the Lessee or the relevant Operator (as applicable) shall supply to the Security Trustee, on or prior to the relevant Aircraft being based, predominantly used, operated and/or located in the relevant Permitted Short Term Jurisdiction, a legal opinion addressed to the Secured Parties from counsel in the Permitted Short Term Jurisdiction in form and content reasonably satisfactory to the Security Trustee but subject to generally accepted local counsel opinion reservations and qualifications, and to be provided subject to the co-operation of the Security Trustee in respect of such Aircraft in supplying any documents necessary to be supplied by them to enable such opinion to be given. Such opinion shall confirm (subject to the Security Trustee’s ability to waive, in its sole discretion) that:

(A)	the Lien of the Security Trustee over the relevant Aircraft and the other Collateral pursuant to the Security Documents will not be adversely affected by such Aircraft’s relocation to a Permitted Short Term Jurisdiction;

(B)	the mortgage pursuant to the Borrower Security Agreement (as supplemented pursuant to the relevant Borrower Security Agreement Supplement) and the Security Trustee’s right to repossess the Aircraft are valid, binding and enforceable under the laws of such country; and

(C)	all filings, recordings and other action necessary or desirable in order to establish, perfect (to the extent perfection is a relevant concept in such country) and protect the Security Trustee’s right, title and interest in and to and Liens on the Aircraft and the other relevant Collateral in the relevant Permitted Short Term Jurisdiction either have been accomplished prior to the relevant Aircraft being relocated to such Permitted Short Term Jurisdiction or, if such opinion cannot under applicable law be given at the time of registration, are specified in such opinion and the Borrower undertakes to accomplish such filing, recording or other action as soon as practicable after giving effect to the relocation of the relevant Aircraft to such Permitted Short Term Jurisdiction (in which case a further opinion shall be received by the Security Trustee promptly thereafter to the effect that all such recording, filing and other actions have been accomplished); and

(h)	in the case of a Permitted Jurisdiction listed in Tier B or Tier C of the definition thereof, Security Trustee shall have obtained, at the Borrower’s cost, a Jurisdictional Review in form and substance satisfactory to Security Trustee (acting reasonably).

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean (i) any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, and “Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA, and (ii) the defined benefit plan of a United Kingdom Subsidiary.

“PPS Law” means:

(a)	the PPSA; and

(b)	any regulations in force at any time under the PPSA, including the PPSA Regulations.

“PPS Register” has the meaning given to the term ‘register’ in the PPSA.

“PPSA” means the Australian Personal Property Securities Act 2009 (Cth).

“PPSA Regulations” means the Australian Personal Property Securities Regulations 2010 (Cth).

“Prepayment Fee” is defined in Section 4.10 (Prepayment Fee) of the Credit Agreement.

“Proceeds” means all moneys, property or other assets paid or transferred to or vested in the Security Trustee or received or recovered by the Security Trustee pursuant to, or in connection with, any of the Loan Documents (including, without limitation, any Aircraft Proceeds, Insurance Proceeds and Requisition Proceeds).

“Pro Rata Share” shall mean, with respect to any Lender and any Loan at any time, a percentage, the numerator of which shall be the principal amount of such Loan owing to the relevant Lender, and the denominator of which shall be the principal amount of such Loan outstanding at such time, provided, however, that in respect of each Lender’s obligation to fund a Borrowing of a Loan under the Credit Agreement, the term shall mean, with respect to any Lender prior to the Borrowing of such Loan, a percentage, the numerator of which shall be such Lender’s Available Commitments, and the denominator of which shall be the aggregate Available Commitments.

“Protocol” means the official English language text of the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, adopted on 16 November 2001 at a diplomatic conference held in Cape Town, South Africa, as the same may be amended or modified from time to time.

“PV of Operating Leases” shall mean the present value of the obligation of the lessee for net rental payments during the remaining term of all Operating Leases calculated using a discount rate imputed from the Guarantor’s total interest expense for the most recently completed Fiscal Year, as set forth in the consolidated statement of income contained in the annual audit report of the Guarantor for such Fiscal Year, less the effect of interest income and adding back capitalized interest, and the Average Debt of the Guarantor as of such date.

“PWC Engines” means any or all, as the context may require, of each Engine, each MAG Engine and each Other Engine which is a Pratt & Whitney Canada engine (excluding any MAG Engine and any Other MAG Engine which is associated with an EC225 Airframe).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two (2) London Business Days before the first day of that period unless market practice differs in the London interbank market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

“Receiver” means a receiver or receiver and manager of the whole or any part of the Collateral and that term will include any appointee made under a joint and several appointment.

“Redomestication” shall mean with respect to the Borrower or the Lessee:

(a)	any amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization, conversion, consolidation or similar action of the Borrower or the Lessee with or into any other Person, or of any other Person with or into the Borrower or the Lessee, as applicable, or the direct or indirect sale, distribution or other disposition (other than by lease) of all or substantially all of the assets of the Borrower or the Lessee, as applicable, to any other Person; or

(b)	any continuation, discontinuation, domestication, redomestication, amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization, consolidation or similar action of the Borrower or the Lessee, as applicable, pursuant to the law of the jurisdiction of its organization and of any other jurisdiction, provided that (i) the entity that is the surviving, resulting or continuing Person in such amalgamation, merger, plan, scheme of arrangement, exchange offer, business combination, reincorporation, reorganization, conversion, consolidation or similar action, or the transferee in such sale, distribution or other disposition is a corporation or other entity, validly incorporated or formed and existing in good standing (to the extent the concept of good standing is applicable) under the laws of a Permitted Borrower Jurisdiction, (ii) the equity interests in such entity are pledged to the Security Trustee, (iii) at the relevant time no Relevant Default is continuing and (iv) after consummation of the relevant Redomestication, the relevant surviving, resulting or continuing Person shall be in compliance with all of the covenants applicable to such Person under the Transaction Documents.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by at least three (3) Reference Banks as the rate at which the relevant Reference Bank could fund itself in the currency of the relevant Floating Rate Loan or Unpaid Sum for the relevant period with reference to the unsecured wholesale funding market.

“Reference Banks” means the principal London offices of Barclays Bank PLC, Crédit Agricole C.I.B. and Citibank, N.A. or such other banks as may be appointed by the Agent in consultation with the Borrower and the Lenders (each a “Reference Bank”).

“Register” shall have the meaning given to such term in Section 11.4(d) of the Credit Agreement.

“Registerable Interests” shall mean all existing and prospective international interests and other interests, rights and/or notices, sales and prospective sales, assignments and subordinations, in each case, susceptible to being registered at the International Registry pursuant to the Cape Town Convention.

“Registration Certificate” means, with respect to any Aircraft, a currently effective Certificate of Registration of Aircraft, or any other certificate issued to Borrower (or the Lessee or the relevant Operator, as applicable) evidencing the currently effective registration of the Aircraft in its name, in connection with the operation of such Aircraft in the applicable State of Registration pursuant to the Registration Requirements, or any other document as may then be required to be maintained within such Aircraft by such Registration Requirements, either together with or in lieu of such certificate.

“Registration Documents” means, with respect to any Aircraft, the appropriate documents necessary in the reasonable opinion of the Agent to cause the applicable Aviation Authority to register such Aircraft in such State of Registration.

“Registration Requirements” means, with respect to any Aircraft, the requirements for (i) registering aircraft with its Aircraft Registry under applicable laws as then in effect, any successor laws, rules or regulations pertaining to applicants for and holders of a Registration Certificate, the registration number for such Aircraft, in each case as and to the extent pertaining to the registration of the Lessee’s or the relevant Operator’s use and operation of such Aircraft (or the use and operation of such Aircraft by the Borrower, the Lessee or the relevant Operator, as applicable) or the Borrower’s ownership of such Aircraft, as applicable, with such Aircraft Registry, including any renewal of such registration, or replacement of any such Registration Certificate and (ii) recording the Lien in favor of the Security Trustee under the the Borrower Security Agreement (as supplemented pursuant to the relevant Borrower Security Agreement Supplement) and, if applicable, the relevant Local Law Mortgage as a first priority (subject to Permitted Liens) perfected security interest over the Aircraft.

“Regulation U” shall have the meaning given to such term in Section 7.8 (Margin Regulations) of the Credit Agreement.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective successors, assigns, trustees, directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Default” shall mean (i) a Loan Event of Default, (ii) a Default by the Borrower or any other Obligor in respect of any payment obligation under the Credit Agreement, any other Loan Document or the Borrower Guarantee and Indemnity or (iii) a voluntary petition has been filed or a voluntary case or other proceeding shall have been commenced or an involuntary petition has been filed or an involuntary case or other proceeding shall have been commenced seeking (A) liquidation, reorganization or other relief in respect of any Obligor or any Obligor’s debts, or any substantial part of any Obligor’s assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (B) the appointment of a custodian, trustee, receiver, liquidator or other similar official for any Obligor or for a substantial part of any Obligor’s assets.

“Repayment Date” means, in respect of a Loan, the First Repayment Date in respect of such Loan and the same day numerically in each calendar month thereafter until (and including) the Final Repayment Date in respect of such Loan.

“Replacement Aircraft” is defined in Section 4.12 (Aircraft Substitution) of the Credit Agreement.

“Replacement Aircraft Reallocation” is defined in Section 4.12 (Aircraft Substitution) of the Credit Agreement.

“Replacement Lender” is defined in Section 2.9 (Defaulting Lender) of the Credit Agreement.

“Representatives” means each of the Agent and the Security Trustee.

“Required Insurance Value” is defined in Schedule IV (Insurance Requirements) of the Credit Agreement.

“Required Coverages” means, with respect to any Aircraft, any of the insurance coverages required under the Loan Documents, whether being provided by the Borrower, the Lessee or any Operator.

“Required Lenders” means:

(a)	if no Loan is then outstanding, a Lender or Lenders whose Commitments under the Credit Agreement aggregate more than 50% of the Total Commitments under the Credit Agreement (or, if the Total Commitments have been reduced to zero, aggregated more than 50% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose (i) Pro Rata Share of the Loans then outstanding and (ii) portion of the Available Commitments then outstanding, in aggregate, aggregates more than 50% of the aggregate principal amount of the Loans and Available Commitments then outstanding, provided that no Commitment or Pro Rata Share of any Loan of any Lender that is a Defaulting Lender shall be included for the purposes of determining the Required Lenders.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisition Proceeds” means any monies or other compensation receivable by the Borrower from any Governmental Authority in relation to any Aircraft, any Airframe, any Engine, any Rotor Blade, any Rotor Component or any Part in the event of its requisition for title, confiscation, restraint, detention, forfeiture or compulsory acquisition or seizure or requisition for hire by or under the order of any such Governmental Authority.

“Requisition Proceeds Property” means, in respect of an Aircraft, all of the right, title and interest (present and future, actual and contingent) of the Borrower in and to any Requisition Proceeds in respect of such Aircraft.

“Responsible Officer” shall mean any of the manager, managing member, president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer, the controller or a vice president or any other officer or legal personnel of any Obligor, the Lessee or any Sublessee, Sub-Sublessee or Sub-Sub-Sublessee or such other representative of such any Obligor, the Lessee or any Sublessee, Sub-Sublessee or Sub-Sub-Sublessee as may be designated in writing by any one of the foregoing with the consent of the Agent.

“Restructuring Event” has the meaning given to it in Section 10.2 (Restructuring Event) of the Intercreditor Agreement.

“Return Date” is defined in Section 2.8 (Delayed Borrowings) of the Credit Agreement.

“Rotor Blade” means, in respect of an Aircraft:

(a)	each of the rotor blades described and listed by manufacturer’s type and model in the Borrower Security Agreement Supplement in respect of such Aircraft; and

(b)	any rotor blade that may from time to time be substituted, pursuant to the applicable terms of the relevant Lease Agreement or any relevant PBH Agreement, for a Rotor Blade,

together with, in each case, any and all Rotor Components and Parts incorporated in or installed on or attached to such Rotor Blade or rotor blade or any and all Rotor Components and Parts removed therefrom so long as title thereto shall remain vested in the Borrower in accordance with the applicable terms of the relevant Lease Agreement and any relevant PBH Agreement after removal from such Rotor Blade.

“Rotor Components” means, in respect of an Aircraft:

(a)	each of the main rotor gear boxes, tail rotor gear boxes, combining gearboxes, transmissions, servos, main and tail rotor head components and other rotor components originally installed on the Airframe in respect of such Aircraft, whether or not thereafter installed on such Airframe or any other airframe from time to time; and

(b)	any rotor component that may from time to time be substituted, pursuant to the applicable terms of the applicable Lease Agreement, for a Rotor Component,

together, in each case, with any and all Parts incorporated in or installed on or attached to such Rotor Component or rotor component or any and all Parts removed therefrom so long as title thereto shall remain vested in the Borrower in accordance with the applicable terms of the relevant Lease Agreement after removal from such Rotor Component.

“S76 Airframe” means any or all, as the context may require, of each Airframe, each MAG Airframe and each Other MAG Airframe which is a Sikorsky model S-76D airframe.

“S92 Airframe” means any or all, as the context may require, of each Airframe, each MAG Airframe and each Other MAG Airframe which is a Sikorsky model S-92A airframe.

“Sanctioned Country” means, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanction that broadly prohibits trade or investment with that country, region or territory.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the Sanctioned Entities List maintained by the U.S. Department of State available at http://www.state.gov, or as otherwise published from time to time, (c) a Person named on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (d) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (e) a Person named on the lists maintained by Her Majesty’s Treasury of the United Kingdom available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, (f) any Person physically located, organized or resident in a Sanctioned Country or (g) any Person controlled by any such Person, to the extent that applicable Sanctions prohibit transactions with such controlled Person.

“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted, or enforced by: (i) the United States government, including but not limited to, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act), the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the U.S. United Nations Participation Act, the U.S. Syria Accountability and Lebanese Sovereignty Act, the Foreign Narcotics Kingpin Designation Act (21 U.S.C. §§ 1901-1908, 8 U.S.C. § 1182), the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 (PL 111-195), the Iran Sanctions Act (50 U.S.C. § 1701 note), Section 1245 of the National Defense Authorization Act of 2012, The Iran Freedom and Counter-Proliferation Act of 2012, the Iran Threat Reduction and Syria Human Rights Act of 2012 (PL 112-158), all as amended, or the regulations, rules, and executive orders administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) (including but not limited to 31 C.F.R., Subtitle B, Chapter V, as amended

(the “OFAC Regulations”)); (ii) the United Kingdom; (iii) the European Union; (iv) the United Nations; or (v) the respective governmental institutions and agencies of any of the foregoing, including without limitation, OFAC, the United States Department of State, the United Nations Security Council (“UNSC”), or other relevant sanctions authority (collectively, the “Sanctions Authorities”).

“Sanctions Authority” shall have the meaning provided in the definition of “Sanctions”.

“Sanctions List” means the Specially Designated Nationals and Blocked Persons List (“SDN List”) maintained by OFAC, the Denied Persons List, Entity List, and Unverified List maintained by the U.S. Department of Commerce Bureau of Industry and Security, the Debarred List or Nonproliferation Sanctions List maintained by the U.S. Department of State, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

“Screen Rate” means, as of the relevant Quotation Day and in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of that rate) for the relevant currency and the period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Secured Obligations” means (i) any and all moneys, liabilities and obligations (whether actual or contingent, whether now existing or hereafter arising, whether or not for the payment of money and including, without limitation, any obligation or liability to pay damages) from time to time owing to any of the Finance Parties by any Obligor pursuant to or in connection with any Loan Document, including, without limitation, all principal and interest in respect of each Loan (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Obligor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Agent, the Security Trustee and any Lender) incurred pursuant to any Loan Document, together with all renewals, extensions, modifications or refinancings of any of the foregoing and (ii) to the extent of the Borrower Guarantee and Indemnity Cap, the MAG Lease Obligations, provided that such MAG Lease Obligations shall only constitute Secured Obligations until such time as the Secured Obligations Discharge Date occurs (regardless of whether MAG Leases remain in existence at such time).

“Secured Obligations Discharge Date” means the date on which the Bristow Guarantee, the Borrower Guarantee and Indemnity and the Liens constituted by the Security Documents are required to be released, discharged and/or re-assigned in full pursuant to Section 6.3 (Release of Collateral) of the Intercreditor Agreement.

“Secured Parties” means each of the Agent, the Security Trustee, the MAG Agent, the MAG Parties and each Lender.

“Security Documents” means (i) the Borrower Share Charge, the Borrower Security Agreement, each Borrower Security Agreement Supplement, each Local Law Mortgage, the Borrower Account Pledge and the Borrower Account Control Agreement; (ii) any other document, instrument or agreement which is agreed in writing by the Borrower and the Security Trustee to be a “Security Document” and (iii) each and every notice, acknowledgement, certificate or document delivered or required to be delivered under any of the foregoing (and “Security Document” means any of them).

“Security Period” means the period commencing on the Effective Date and expiring on the Secured Obligations Discharge Date.

“Security Trust” means the trust constituted over the Collateral as referred to in Section 11 (The Security Trustee) of the Intercreditor Agreement.

“Security Trustee” shall mean PK AirFinance S.à r.l.

“SPV” shall mean any Person that is designated by the Guarantor as a “SPV” in accordance with the terms of the Bristow 2010 Senior Secured Facility.

“Standard & Poors” means S&P Global Ratings, a division of S&P Global Inc. or any successor to the rating agency business thereof.

“State of Registration” means, in respect of an Aircraft:

(a)	as of the date of the Credit Agreement:

(i)	in respect of Aircraft 1, Aircraft 3, Aircraft 4 and Aircraft 5, Australia;

(ii)	in respect of Aircraft 7, Aircraft 8, Aircraft 9, Aircraft 11 and Aircraft 13, the United Kingdom;

(iii)	in respect of Aircraft 2, Aircraft 6, Aircraft 10, Aircraft 12, Aircraft 16, Aircraft 17 and Aircraft 18, Norway; and

(iv)	in respect of Aircraft 14, Aircraft 15, Aircraft 19, Aircraft 20, Aircraft 21, Aircraft 22, Aircraft 23 and Aircraft 24, Nigeria; or

(b)	any other state of registration in which such Aircraft is registered from time to time in accordance with the terms of the Loan Documents, the relevant Lease Agreement and any relevant Sublease Agreement, Sub-Sublease Agreement and/or Sub-Sub-Sublease Agreement.

“Sublease Agreement” means, in respect of an Aircraft, any sublease agreement between the Lessee and any relevant Sublessee in respect of such Aircraft.

“Sublease Agreement Property” means, in respect of an Aircraft, all of the right, title and interest, present and future, of the Lessee (as sublessor) under any Sublease Agreement in respect of such Aircraft, including, without limitation (i) all of its right, title and interest in and to (A) rent and other amounts payable under such Sublease Agreement, (B) claims for damages arising out of a breach of or default under such Sublease Agreement and (ii) all of its rights to compel performance and otherwise exercise any and all rights and remedies under such Sublease Agreement.

“Sublease Documents” means, in respect of an Aircraft, any relevant Sublease Agreement, any Subordination Agreement in respect of such Sublease Agreement, any relevant Sublessee Security Agreement (as supplemented by any relevant Sublessee Security Agreement Supplement for such Aircraft) and each other “Sublease Document”, “Transaction Document”, “Operative Document” or other similar term as defined under any relevant Sublease Agreement.

“Sublessee” means, in respect of an Aircraft, any Person to whom the Lessee may from time to time sublease such Aircraft pursuant to a Sublease Agreement in accordance with the terms of the Loan Documents and the relevant Lease Agreement.

“Sublessee Assigned Property” means, in respect of an Aircraft, any Sub-Sublease Agreement Property and any Sub-Sublessee Security Agreement Property in respect of such Aircraft.

“Sublessee Security Agreement” means, in respect of a Sublessee, the sublessee security agreement entered into or to be entered into, as the context requires, between such Sublessee and the Lessee, as supplemented from time to time pursuant to each relevant Sublessee Security Agreement Supplement.

“Sublessee Security Agreement Property” means, in respect of an Aircraft, all of the right, title and interest, present and future, of the Lessee in and to any security agreement between the Lessee and any relevant Sublessee pursuant to which such Sublessee (as sub-sublessor) assigned all of its right title and interest, present and future, in and to any Sub-Sublease Agreement in respect of such Aircraft between such Sublessee and any relevant Sub-Sublessee.

“Sublessee Security Agreement Supplement” means, in respect of a Sublessee and an Aircraft, the sublessee security agreement supplement entered into or to be entered into, as the context requires, between such Sublessee and the Lessee in respect of such Aircraft in substantially the form set forth in the schedule to the relevant Sublessee Security Agreement.

“Sub-Sublease Agreement” means, in respect of an Aircraft, any sub-sublease agreement between any relevant Sublessee and any relevant Sub-Sublessee in respect of such Aircraft.

“Sub-Sublease Agreement Property” means, in respect of an Aircraft, all of the right, title and interest, present and future, of any relevant Sublessee (as sub-sublessor) under any Sub-Sublease Agreement in respect of such Aircraft, including, without limitation (i) all of its right, title and interest in and to (A) rent and other amounts payable under such Sub-Sublease Agreement, (B) claims for damages arising out of a breach of or default under such Sub-Sublease Agreement and (ii) all of its rights to compel performance and otherwise exercise any and all rights and remedies under such Sub-Sublease Agreement.

“Sub-Sublease Documents” means, in respect of an Aircraft, any relevant Sub-Sublease Agreement, any Subordination Agreement in respect of such Sub-Sublease Agreement, any relevant Sub-Sublessee Security Agreement (as supplemented by any relevant Sub-Sublessee Security Agreement Supplement for such Aircraft) and each other “Sub-Sublease Document”, “Transaction Document”, “Operative Document” or other similar term as defined under any relevant Sub-Sublease Agreement.

“Sub-Sublessee” means, in respect of an Aircraft, any Person to whom any relevant Sublessee may from time to time sub-sublease such Aircraft pursuant to a Sub-Sublease Agreement in accordance with the terms of the Loan Documents, the relevant Lease Agreement and the relevant Sublease Agreement.

“Sub-Sublessee Assigned Property” means, in respect of an Aircraft, any Sub-Sub-Sublease Agreement Property in respect of such Aircraft.

“Sub-Sublessee Security Agreement” means, in respect of a Sub-Sublessee, the sub-sublessee security agreement entered into or to be entered into, as the context requires, between such Sub-Sublessee and the relevant Sublessee, as supplemented from time to time pursuant to each relevant Sub-Sublessee Security Agreement Supplement.

“Sub-Sublessee Security Agreement Property” means, in respect of an Aircraft, all of the right, title and interest, present and future, of any relevant Sublessee in and to any security agreement between such Sublessee and any relevant Sub-Sublessee pursuant to which such Sub-Sublessee (as sub-sub-sublessor) assigned all of its right title and interest, present and future, in and to any Sub-Sub-Sublease Agreement in respect of such Aircraft between such Sub-Sublessee and any relevant Sub-Sub-Sublessee.

“Sub-Sublessee Security Agreement Supplement” means, in respect of a Sub-Sublessee and an Aircraft, the sub-sublessee security agreement supplement entered into or to be entered into, as the context requires, between such Sub-Sublessee and the relevant Sub-Sublessee in respect of such Aircraft in substantially the form set forth in the schedule to the relevant Sub-Sublessee Security Agreement.

“Sub-Sub-Sublease Agreement” means, in respect of an Aircraft, any sub-sub-sublease agreement between any relevant Sub-Sublessee and any relevant Sub-Sub-Sublessee in respect of such Aircraft.

“Sub-Sub-Sublease Agreement Property” means, in respect of an Aircraft, all of the right, title and interest, present and future, of any relevant Sub-Sublessee (as sub-sub-sublessor) under any Sub-Sub-Sublease Agreement in respect of such Aircraft, including, without limitation (i) all of its right, title and interest in and to (A) rent and other amounts payable under such Sub-Sub-Sublease Agreement, (B) claims for damages arising out of a breach of or default under such Sub-Sub-Sublease Agreement and (ii) all of its rights to compel performance and otherwise exercise any and all rights and remedies under such Sub-Sub-Sublease Agreement.

“Sub-Sub-Sublease Documents” means, in respect of an Aircraft, any relevant Sub-Sub-Sublease Agreement, any relevant Subordination Agreement in respect of such Sub-Sub-Sublease Agreement and each other “Sub-Sub-Sublease Document”, “Transaction Document”,

“Operative Document” or other similar term as defined under any relevant Sub-Sub-Sublease Agreement.

“Sub-Sub-Sublessee” means, in respect of an Aircraft, any Person to whom any relevant Sub-Sublessee may from time to time sub-sub-sublease such Aircraft pursuant to a Sub-Sub-Sublease Agreement in accordance with the terms of the Loan Documents, the relevant Lease Agreement, the relevant Sublease Agreement and the relevant Sub-Sublease Agreement.

“Subordination Agreement” shall mean, in respect of an Aircraft, an agreement in form and substance reasonably acceptable to the Security Trustee pursuant to which the Lessee’s, the Sublessee’s, the Sub-Sublessee’s or the Sub-Sub-Sublessee’s, as the case may be, rights and interests under the relevant Lease Agreement, Sublease Agreement, Sub-Sublease Agreement or Sub-Sub-Sublease Agreement, as the case may be, are made expressly subject and subordinate to the Liens created pursuant to the Security Documents in and with respect to the Collateral and the Secured Parties’ rights and remedies under the Security Documents, the other Loan Documents and the MAG Lease Restructuring Documents.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, trust, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent, together with any other corporation, partnership, joint venture, limited liability company, trust, association or other entity, the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.

“Swap Breakage Loss” means the relevant Swap Break Amount if such Swap Break Amount is a positive number.

“Swap Break Amount” means, with respect to any termination or partial termination of a Notional Swap (whether actual or deemed) and as of any date of determination thereof, an amount calculated in relation to that Notional Swap then in effect or deemed to be in effect in accordance with the Close-out Amount (as defined in the Swap Form and calculated on the basis specified therein). If the Agent is deemed to have entered into a Notional Swap, the Agent will be the Determining Party (as defined in the Swap Form).

“Swap Form” means an interest rate exchange agreement denominated in Dollars, in the form of the ISDA Master Agreement published in 2002 (as it may from time to time be amended, supplemented or substituted) by, and incorporating by reference therein the definitions and provisions contained in the 2000 ISDA Definitions (as the same may from time to time be amended, supplemented or substituted) of, the International Swap and Derivatives Association, Inc., together with any swap confirmations delivered in connection with any such agreement. The Swap Form shall be governed by, or deemed to be governed by, English law. In the event of any inconsistency, the Loan Documents shall prevail over the terms of the Swap Form.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property as is customary in synthetic leases.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties and similar deductions, charges or withholdings in the nature of a tax imposed by any Governmental Authority, including any interest, additions to Tax or penalties applicable thereto.

“Total Commitments” means the aggregate of the Commitments.

“Total Loss” means, with respect to an Aircraft, any Airframe or any Engine, any of the following events:

(a)	loss of such Aircraft, Airframe or Engine or the use thereof due to theft, disappearance, destruction, damage beyond economic repair or the rendition of such Aircraft, Airframe or Engine permanently unfit for normal use for any reason whatsoever;

(b)	any damage to such Aircraft, Airframe or Engine that results in an insurance settlement with respect to such property on the basis of a total loss or constructive, agreed, compromised or arranged total loss;

(c)	the condemnation, confiscation or seizure of, or requisition of title to or use of, such Aircraft, Airframe or Engine by the act of any government (foreign or domestic) or of any state or local authority or any instrumentality or agency of the foregoing (in the case of a requisition of use of such Aircraft, Airframe or Engine, “Requisition of Use”) which, in the case of a Requisition of Use, extends for a period of twelve (12) consecutive months, provided that if the Lessee fails to pay rent when due under the relevant Lease Agreement during such 12-month period, such Requisition of Use shall constitute an immediate Total Loss; or

(d)

as a result of any rule, regulation, order or other action by any Governmental Authority (foreign or domestic, including the relevant Aviation Authority or any similar foreign governmental body) having jurisdiction, the use of such Aircraft, Airframe or Engine shall have been prohibited (other than in the case of a grounding of the entire model type), or such Aircraft, Airframe or Engine shall have been declared unfit for use (other than in the case of a grounding of the entire model type), for a period of six (6) consecutive months, unless the Lessee or the relevant Operator, prior to the expiration of six-month period, shall have undertaken and, in the reasonable opinion of the Security Trustee, shall be diligently carrying forward all steps that are necessary or reasonably desirable to permit the normal use of such Aircraft, Airframe or Engine by Lessee or the relevant

Operator, as the case may be, or, in any event, if use shall have been prohibited, or such Aircraft, Airframe or Engine shall have been declared unfit for use, for a period of twelve (12) consecutive months.

A Total Loss with respect to an Aircraft shall be deemed to have occurred if a Total Loss occurs with respect to the relevant Airframe.

“Total Loss Date” means, in respect of a Total Loss, the date of the relevant theft, disappearance, destruction, damage, Requisition of Use, prohibition or unfitness for use for the stated period.

“Transaction Documents” means the Loan Documents and the MAG Lease Documents.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unpaid Sum” means any sum due and payable to any Finance Party under the Loan Documents but unpaid by any Obligor.

“VAT” means value added tax imposed in compliance with council directive EC Directive 2006/112 and any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax, or elsewhere.

“Warranty Property” means, in respect of an Aircraft, to the extent not previously assigned by any Affiliate of the Borrower to any maintenance provider and to the extent not subsumed by any relevant PBH Agreement, all of the right, title and interest, present and future, of the Borrower in, to and under all warranties relating to such Aircraft (including each Engine, Rotor Blade, Rotor Component and Part in respect of such Aircraft), in existence from time to time, including any warranties or undertakings in respect of the maintenance performed on such Aircraft or any part thereof.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-down and Conversion Powers” in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.

PART B

INTERPRETATION

1.	Unless a contrary indication appears any reference to:

(a)	the “Agent”, the “Borrower”, the “Borrower Parent”, the “Guarantor”, the “Lessee”, any “Sublessee”, any “Sub-Sublessee”, any “Sub-Sub-Sublessee”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party” any “Secured Party” or the “Security Trustee” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)	“assets” includes present and future properties, revenues and rights of every description;

(c)	a “Loan Document” or “Security Document” or any other agreement or instrument is a reference to that Loan Document, Security Document or other agreement or instrument as amended, supplemented, restated or novated (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents);

(d)	a “law” or “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory authority or organisation;

(e)	a provision of law is a reference to that provision as amended or re-enacted;

(f)	a time of day is a reference to New York time;

(g)	a “class of creditors” is a reference to a generic class of creditor by type (e.g. secured, unsecured or trade creditors) and not an individual syndicate of lenders; and

(h)	the words “including” and similar words and terms shall not be construed as limited and shall mean “including without limitation”;

(i)	the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(j)	in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly specified the word “from” means “from and including” and the word “to” means “to but excluding”; and

(k)	a reference to “first priority” Liens means Liens that are senior in priority to all Liens other than Permitted Liens.

2.	Section, Clause, Part and Schedule headings contained in any Loan Document are for ease of reference only.

3.	Words importing the plural shall also include the singular and vice versa.

4.	A Loan Default, a Loan Event of Default, a Lease Default, a Lease Event of Default, a Mandatory Prepayment Event or an Enforcement Event is “continuing” if it has not been remedied or permanently waived in writing.

5.	Unless otherwise defined or specified in any Loan Document, all accounting terms used in each Loan Document shall be interpreted, all accounting determinations under each Loan Document shall be made, and all financial statements required to be delivered under each Loan Document shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Guarantor delivered pursuant to the Credit Agreement, and if (i) any change in accounting principles from those used in the preparation of the financial statements of the Guarantor referred to in the Credit Agreement is hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and such change materially affects the calculation of any component of any financial covenant, standard or term found in any Loan Document, or (ii) there is a material change in federal, state or foreign tax laws which materially affects any Obligor’s ability to comply with the covenants, standards or terms found in the Loan Documents, the Borrower and the Lenders shall enter into negotiations in order to amend such provisions (with the agreement of the Required Lenders or, if required by the Credit Agreement, all of the Lenders) so as to equitably reflect such changes with the desired result that the criteria for evaluating any Obligor’s financial condition shall be the same after such changes as if such changes had not been made, but pending such agreement, any calculation described in clause (i) shall be made as if such change in accounting principles had not occurred.